As filed with the Securities and Exchange Commission on February 10, 2012.
Registration No. 33-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	33-0224167
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10815 Rancho Bernardo Road, Suite 310,
San Diego, CA 92127
(858) 673-8600
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

S. James Miller, Jr.
President and Chief Executive Officer
10815 Rancho Bernardo Road, Suite 310,
San Diego, CA 92127
(858) 673-8600
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Daniel W. Rumsey, Esq.
The Disclosure Law Group
501 West Broadway, Suite 800
San Diego, CA 92101
(619) 795-1134

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” or “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if a smaller reporting company )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	58,985,584(1)	$0.50	$29,492,792	$ 3,379.88

(1)
Consists of up to (i) 20,090,000 shares of common stock issued in a private placement transaction consummated on December 20, 2011 (the “Private Placement”); (ii) 12,252,500 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placement; (iii) 6,195,682 shares of common stock issued upon conversion of the Registrant’s Series C 8% Convertible Preferred Stock upon consummation of the Private Placement; (iv) 5,572,843 shares of common stock issued upon conversion of the Registrant’s Series D 8% Convertible Preferred Stock upon consummation of the Private Placement; (v) 9,774,559 shares of common stock issued to a significant investor in exchange for certain outstanding convertible promissory notes, and related accrued but unpaid interest thereon; (vi) 600,000 shares of common stock owned by BET Funding, LLC (BET Funding”); and (vi) 4,500,000 shares of common stock issuable upon exercise of certain warrants owned by BET Funding.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”).

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (g) under the Securities Act based on the average of the high and low prices of the common stock on February 8, 2012, as reported on the Pink Sheets.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(Subject to Completion)

Dated ____________, 2012

58,985,584 Shares of Common Stock

IMAGEWARE SYSTEMS, INC.

We are registering 58,985,584 shares of our common stock, $0.001 per share, of ImageWare Systems, Inc. (“we,” “us,” or the “Company”), by selling stockholders listed beginning on page 58 of this prospectus (“Selling Stockholders”).  All of the shares being offered, when sold, will be sold by the Selling Stockholders.  The shares of Common Stock registered for resale under this registration statement include:

•	up to 20,090,000 shares of common stock issued in a private placement transaction consummated on December 20, 2011 (the “Private Placement”);

•	up to 12,252,500 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placement;

•	up to 6,195,682 shares of common stock issued upon conversion of our Series C 8% Convertible Preferred Stock upon consummation of the Private Placement;

•	up to 5,572,843 shares of common stock issued upon conversion of our Series D 8% Convertible Preferred Stock upon consummation of the Private Placement;

•	up to 9,774,559 shares of common stock issued to a significant investor in exchange for certain outstanding convertible promissory notes, and related accrued but unpaid interest thereon;

•	up to 600,000 shares of common stock owned by BET Funding, LLC (BET Funding”); and

•	up to 4,500,000 shares of common stock issuable upon exercise of certain warrants owned by BET Funding.

We will not receive any proceeds from the sale of the shares by the Selling Stockholders; however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the Selling Stockholders. See “Selling Stockholders” beginning on page 58 of this prospectus for a list of the Selling Stockholders.

-i-

The shares of common stock are being registered to permit the Selling Stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Stockholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page __ of this prospectus.

Our common stock is quoted on the Pink Sheets under the symbol “IWSY.” The last reported sale price of our common stock on February 8, 2012 at $1.00 per share.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February _______, 2012.

-ii-

IMAGEWARE SYSTEMS, INC.

-iii-

FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products and services, changes in the level of operating expenses, our ability to execute our business and operating plan, changes in general economic conditions that impact government spending, regulatory issues, dependence on third party suppliers, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 4, before deciding whether to purchase shares of our common stock.

Unless the context otherwise requires, we use the terms “ImageWare Systems,” the “Company,” “we,” “us” and “our” in this prospectus to refer to ImageWare Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

ImageWare Systems, Inc. is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Recent Developments

New Software as a Service Business Model.

With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, the Company believes that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  The Company therefore intends to leverage the strength of its existing government clients who have deployed the Company’s products for large populations, as well as its foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of its marketing plan, the Company will offer new versions of its product suite on a Software as a Service (“SaaS”) model during 2012.  This new business model, which is intended to supplement the Company’s existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Additional Intellectual Property.

The Company is a pioneer in inventing the technology of using multi-biometrics on a seamless and integrated platform, in addition to “fusing” multiple biometrics into a common or fused score for greater reliability in authenticating identity. The Company believes it has the foundational patents on the use of multiple biometrics and fusing on such a platform and continues to be an IP leader in the space. It is the Company’s belief that this intellectual property leadership will create a sustainable competitive advantage.  In addition to its eight issued U.S. and foreign patents, the Company recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is the Company’s belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

Consummation of Financing.

On December 20, 2011, the Company consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, the Company issued 20,000,000 shares of its common stock (the “Shares”), and warrants to purchase 12,207,500 shares of its common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing.  The Warrants expire five years from the date of grant.   In connection with the Qualified Financing, the Company also issued 90,000 shares of common stock and a Warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.

As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock.  In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of the Company's existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

The net proceeds from the Qualified Financing, approximately $9.2 million, will be used for (i) the customization of identity management products for enterprise and consumer applications; (ii) further development of intellectual property; (iii) development of SaaS capabilities for existing products; (iv) the payment of $1.5 million principal amount of convertible promissory notes; and (v) for working capital and general corporate purposes.

THE OFFERING

Securities Offered by the Selling Stockholders	58,985,584 shares of common stock.

Common Stock Outstanding as of February 10, 2012	67,898,916 shares.

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of securities issued by us.

Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4.

Trading Symbol	IWSY

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any prospectus or prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

We have a history of significant recurring losses totaling approximately $103.2 million at December 31, 2010, and these losses may continue in the future.

As of December 31, 2010, we had an accumulated deficit of $103.2 million, and these losses may continue in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability, and we may never achieve profitability.

Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future.

Our operating results have fluctuated in the past.  These fluctuations in operating results are the consequence of:

•	varying demand for and market acceptance of our technology and products;

•	changes in our product or customer mix;

•	the gain or loss of one or more key customers or their key customers, or significant changes in the financial condition of one or more of our key customers or their key customers;

•	our ability to introduce, certify and deliver new products and technologies on a timely basis;

•	the announcement or introduction of products and technologies by our competitors;

•	competitive pressures on selling prices;

•	costs associated with acquisitions and the integration of acquired companies, products and technologies;

•	our ability to successfully integrate acquired companies, products and technologies;

•	our accounting and legal expenses; and

•	general economic conditions.

These factors, some of which are not within our control, will likely continue in the future. To respond to these and other factors, we may need to make business decisions that could result in failure to meet financial expectations. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Most of our expenses, such as employee compensation, inventory and debt repayment obligations, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our revenue for a particular period were below our expectations, we would not be able to proportionately reduce our operating expenses for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

We have experienced significant delays, and may continue to experience delays in the filing of our periodic reports with the SEC, which could have a material adverse effect on us.

We experienced significant delays in filing our restated financial statements for the quarters ended March 31 and June 30, 2009 and our financial statements for subsequent fiscal periods to date, including the filing of our Annual Report for the fiscal years ended December 31, 2009 and 2010, and on Quarterly Reports on Form 10-Q for each of the interim periods of fiscal 2011.  The delay in filing periodic reports with the SEC has been a factor in our ability to attract financing, and therefore execute our business plan.  Continued delays in the filing of our periodic reports with the SEC could adversely affect our business, results of operations, financial condition and cash flows.

We depend upon a small number of large system sales ranging from $100,000 to in excess of $2,000,000 and we may fail to achieve one or more large system sales in the future.

Historically, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $100,000 to $2,000,000. If we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale.

When considering the purchase of a large computerized identity management system, potential customers of ours may take as long as eighteen months to evaluate different systems and obtain approval for the purchase. Under these circumstances, if we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, customers consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products, we may incur substantial selling costs and expend significant management resources in an effort to accomplish potential sales that may never occur. In times of economic recession, our potential customers may be unwilling or unable to commit resources to the purchase of new and costly systems.

A significant number of our customers and potential customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements, which may affect our ability to obtain new and retain current government customers.

A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend from quarter-to-quarter or year-to-year. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments from these agencies may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices, any of which may limit our ability to enter into new contracts or maintain our current contracts.

 We occasionally rely on systems integrators to manage our large projects, and if these companies do not perform adequately, we may lose business.

We occasionally act as a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products or may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business, financial condition and results of operations may suffer.

If the patents we own or license, or our other intellectual property rights, do not adequately protect our products and technologies, we may lose market share to our competitors and our business, financial condition and results of operations would be adversely affected.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We rely on patent protection, trade secrets, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our current and future pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office (“PTO”) may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the claims included in our patents.

Our issued and licensed patents and those that may be issued or licensed in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Additionally, upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. Although we have taken steps to protect our intellectual property and technology, there is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees. However, such agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Our common law trademarks provide less protection than our registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

 If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not as yet a matter of public knowledge, or claimed trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

•	increase the cost of our products;

•	be expensive and time consuming to defend;

•	result in us being required to pay significant damages to third parties;

•	force us to cease making or selling products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer or rebrand our products;

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, the terms of which may not be acceptable to us;

•	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification to such parties for intellectual property infringement claims;

•	divert the attention of our management; and

•	result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.

We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

We have significant foreign operations. As a result, we are exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, collection of receivables abroad and rates and methods of taxation.

We depend on key personnel, the loss of any of whom could materially adversely affect future operations.

Our success will depend to a significant extent upon the efforts and abilities of our executive officers and other key personnel. The loss of the services of one or more of these key employees and any negative market or industry perception arising from the loss of such services could have a material adverse effect on us and the trading price of our common stock.  Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated and we cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

 We face competition from companies with greater financial, technical, sales, marketing and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline and our business could be harmed.

We face competition from other established companies. A number of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing and other resources than we do.  As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can.  Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production.  In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

Risks Related to Our Securities

Our common stock is no longer listed on the AMEX or the Over-the-Counter Bulletin Board and is now traded on the OTC Pink Sheets.

     In May of 2008 the AMEX removed the Company’s common stock from being listed on their exchange as we failed to comply with AMEX’s continued listing standards.  In December of 2008 our common stock was removed from being quoted on the Over-the-Counter Bulletin Board as we failed to timely file required reports with the SEC.  As of the end of the third quarter of 2008 we were faced with limited funds for operations and were compelled to suspend SEC filings and the associated costs until such time as we had sufficient resources to cover ongoing operations and the expenses of maintaining compliance with SEC filing requirements.   There is no assurance that we will be able to attain compliance with SEC filing requirements in the future, and if we are able to attain compliance, there is no assurance we will be able to maintain compliance.  If we are not able to attain and maintain compliance with SEC reporting requirements for the minimum required periods, we will not be eligible for re-listing on the OTC markets or other exchanges.

The holders of our preferred stock have certain rights and privileges that are senior to our common stock, and we may issue additional shares of preferred stock without stockholder approval that could have a material adverse effect on the market value of the common stock.

Our Board of Directors (“Board”) has the authority to issue a total of up to four million shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders, without any further vote or action by the common stockholders. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock. As of February 10, 2012, we had one series of preferred stock outstanding, Series B Preferred Stock (“Series B Preferred”).  The provisions of our Series B Preferred prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of the Series B Preferred will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.

Certain large shareholders may have certain personal interests that may affect the Company.

As a result of the shares issued to Goldman Capital Management and related entities (together, “Goldman”) in connection with the Qualified Financing, Goldman beneficially owns, in the aggregate, approximately 41.5% of the Company’s outstanding voting securities.  As a result, Goldman has the potential ability to exert influence over both the actions of the Board of Directors and the outcome of issues requiring approval by the Company’s shareholders.  This concentration of ownership may have effects such as delaying or preventing a change in control of the Company that may be favored by other shareholders or preventing transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	substantial sales of common stock underlying warrants and preferred stock;

•	concern as to the efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of common stock by us or members of our management team; and
•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Our future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute shareholders’ investments and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes preferred stock, which carries special rights, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series B Preferred directly limit our ability to pay cash dividends on our common stock.

USE OF PROCEEDS

    We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of certain securities issued by us. The funds that may be received by us upon consummation of the warrants, estimated to be approximately $5.8 million if all warrants are exercised, will be used for general working capital purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our expected future financial performance;

•	our expectations regarding our operating expenses;

•	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

•	our ability to expand into other sectors of the storage market, beyond protection storage;

•	our expectations regarding market acceptance of our products;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to protect our confidential information and intellectual property rights;

•	our ability to successfully identify and manage any potential acquisitions;

•	our ability to manage expansion into international markets;

•	our ability to remediate the material weakness in our internal controls identified by our independent registered public accounting firm;

•	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

•	our ability to recruit and retain qualified sales, technical and other key personnel;

•	our ability to obtain additional financing; and

•	our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

BUSINESS

Overview

The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

            Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Industry Background

Biometrics and Secure Credential Markets

We believe the biometric identity management market will continue to grow as the role of biometrics becomes more widely adopted for enhancing security and complying with government regulations and initiatives and as biometric capture devices become increasingly mobile, robust and cost effective. Our biometric and secure credentialing solutions are meeting the requirements and standards for true multi-modal biometric identity management systems, as well as providing scalability to support evolving functionality.

As a result of HSPD-12, government organizations are required to adopt new processes for verifying the identity of employees and contractors as well as controlling access to secure facilities and information systems. In response to the strict requirements set forth by the Federal government, ImageWare enhanced its IWS Biometric Engine and secure credentialing product suite by adding card management and card printing modules which enable the offering of end-to-end support for PIV-I and PIV-II business processes, technical requirements, as well as the ability to partner with leading physical and logical access control vendors for logistics and deployment considerations.  We believe that the HSPD-12 standards as well as the product enhancements created to meet those standards will, in large part, be adopted by the commercial market and that the Company’s products will transition into those market spaces without significant customization.

  Organizations concerned with security can use our technology to create secure “smart” identification cards that can be instantly checked against a database of applicable biometrics to prevent unauthorized access to secure facilities or computer networks. We believe potential customers in these markets include, among others, large corporations, border crossings (land, air and sea), airports, hospitals, universities and government agencies.

Identification systems have historically been sold based upon the cost-savings digital systems offer over traditional non-digital systems. We believe that the ability to easily capture images and data in a digital database and to enable immediate and widespread access to that database for remote identification/verification will be a functionality that both public and private sector customers will require in the future and that such functionality will be one of the primary drivers for future growth within this market. We are able to provide field-proven identification products with high quality reference accounts across the board in terms of size and complexity of systems and user requirements. When combined with our proven biometric and Web capabilities, we believe we can provide a leading product offering into the biometrically enabled secure credential market.

Law Enforcement and Public Safety Markets

The United States law enforcement and public safety markets are composed of federal, state and local law enforcement agencies.  Our target customers include local police and sheriff’s departments, primary state law enforcement agencies, prisons, special police agencies, county constable offices, and federal agencies such as the Department of Homeland Security, FBI , DEA and ICE.  In addition, police agencies in foreign countries have shown interest in using the full range of IWS Law Enforcement products to meet the growing need for a flexible yet robust booking/investigative solution that includes the routine use of IWS Facial Recognition as well as the ability to use other biometrics. We continue to target agencies in foreign countries for our biometric and law enforcement solutions.

Law enforcement customers require demanding end-to-end solutions that incorporate robust features and functionalities such as biometric and secure credentialing capabilities, as well as instant access to centrally maintained records for real time verification of identity and privileges. Law enforcement has long used the multiple biometrics of fingerprint and face in establishing an individual’s identity record. More recently, law enforcement is seeking capability to utilize additional biometrics such as iris and DNA.  The Company’s multi-biometric platform product, the IWS Biometric Engine, allows company customers to use as many and different biometrics as desired all on a single, integrated platform.

Agencies are also moving toward a more shared experience where specific pieces of suspect/arrest data may be viewed by outside agencies allowing a suspect’s identity to be quickly defined with the end goal being the swift apprehension of the subject.

Our identity management solutions are primarily focused around biometrics and secure credentials providing complete, cross-functional and interoperable systems. Our biometric and secure credentialing products provide complete and interoperable solutions with features and functions required throughout the entire identity management life cycle, enabling users the flexibility to make use of any desired options, such as identity proofing and enrollment, card issuance, maintenance and access control. Our solutions offer a significant benefit that one vendor’s solution is used throughout the various stages, from establishing an applicant’s verified identity, to issuance of smart card based credentials, to the usage and integration to physical and logical access control systems.

These solutions improve global communication, the integrity and authenticity of access control to facilities and information systems, as well as enhance security, increase efficiency, reduce identity fraud, and protect personal privacy.

We categorize our identity management products and services into three basic markets: (1) Biometrics, (2) Secure Credential, and (3) Law Enforcement and Public Safety.  We offer a series of modular products that can be seamlessly integrated into an end-to-end solution or licensed as individual components.

Biometrics

Our biometric product line consists of the following:

IWS Biometric Engine.  This is a biometric identity management platform for multi-biometric enrollment, management and authentication, managing population databases of unlimited sizes without regard to hardware or algorithm.  Searches can be 1:1 (verification), 1:N (identification), X:N (investigative) and N:N (database integrity). IWS Biometric Engine is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, hand geometry, palm, signature, DNA, voice, 3D face and retina. IWS Biometric Engine is a second-generation solution from the Company that is based on field-proven ImageWare technology solutions that have been used to manage millions of biometric records since 1997 and is ideal for a variety of applications including: criminal booking, background checks (civil and criminal), watch list, visa/passport and border control (air, land and sea), physical and logical access control, and other highly-secure identity management environments.  The Company believes that this product will be very attractive to the emerging commercial and consumer markets as they deploy biometric identity management systems.

Our IWS Biometric Engine is scalable, and biometric images and templates can be enrolled either live or offline.   Because it stores the enrolled images, a new algorithm can be quickly converted to support new or alternate algorithms and capture devices. The IWS Biometric Engine is built to be hardware “agnostic”, and currently supports over 100 hardware capture devices and over 70 biometric algorithms.

The IWS Biometric Engine is available as a Software Development Kit (SDK), as well as a platform for custom configurations to meet specific customer requirements. The added suite of products provides government, law enforcement, border management and enterprise businesses, a wide variety of application-specific solutions that address specific government mandates and technology standards. It also provides the ability to integrate into existing legacy systems and expand based upon specific customer requirements. This enables users to integrate a complete solution or components as needed. The application suite of products includes packaged solutions for:

•	HSPD-12 Personal Identity Verification (PIV)

•	Border Management

•	ePassport & eVisa

•	Applicant Identity Vetting

•	Mobile Acquisition

•	Physical Access Control

•	Single-Sign-On and Logical Access Control

IWS PIV Management Application.  The Company provides a set of Enterprise Server products within our complete PIV solution, and these software products supply server-based features and functions, while the use case for PIV requires client-based presentation of PIV data and workflow.  The IWS PIV Management Application supplies the web-based graphical user interface that presents the user or client interface to the various server functions.  Since the server-based applications perform specific functions for specific phases of the PIV life cycle, these server-based applications need to be bound together with additional workflow processes.  The IWS PIV Management Application meets this need with software modules that interface and interconnect the server-based applications.

IWS PIV Middleware.  The IWS PIV Middleware product, which is NIST certified and listed on the GSA approved product list, is a library of functions that connect a card reader & PIV card on the hardware side with a software application. The library implements the specified PIV Middleware API functions that support interoperability of PIV Cards.  This  software has been developed in conformance with the FIPS-201 specification, and the software has been certified by the NIST Personal Identification Verification Program (NPIVP) Validation Authority as being compliant.

IWS Background Server.  The IWS Background Server is a software application designed specifically for government and law enforcement organizations to support the first stage of biometric identity management functions such as identity proofing and vetting.  IWS Background Check Server automatically processes the submission of an applicant’s demographic and biographic data to investigative bureaus for background checks prior to issuing a credential.

IWS Desktop Security.  IWS Desktop Security is a highly flexible, scalable and modular authentication management platform that is optimized to enhance network security and usability. This architecture provides an additional layer of security to workstations, networks and systems through advanced encryption and authentication technologies. Biometric technologies (face, fingerprint, iris, voice or signature), can be seamlessly coupled with TPM chips to further enhance corporate security. USB tokens, smart cards and RFID technologies can also be readily integrated. Additional features include:

•
Support for multiple authentication tools including Public Key Infrastructure (PKI) within a uniformed platform and privilege Management Infrastructure (PMI) technology to provide more advanced access control services and assure authentication and data integrity;

•	Integration with IWS Biometric Engine for searching and match capabilities (1:1, 1:N and X:N);

•	Integration with IWS EPI Builder for the production and management of secure credentials;

•	Support for both BioAPI and BAPI standards;

•	Supports a single sign-on feature that securely manages Internet Explorer and Windows application ID and password information;

•	Supports file and folder encryption features; and

•	Supports various operating systems, including Microsoft Windows 2000, Windows XP, and Windows Server 2003.

IWS Biometric Quality Assessment & Enhancement (IWS Biometric IQA&E). The IWS Biometric IQA&E is a biometric image enhancement and assessment solution that assists government organizations with the ability to evaluate and enrich millions of biometric images automatically, saving time and costs associated with biometric enrollment while maintaining image and database integrity.

The IWS Biometric IQA&E improves the accuracy and effectiveness of biometric template enrollments. The software may be used stand-alone or in conjunction with the IWS Biometric Engine. IWS Biometric IQA&E provides automated image quality assessment with respect to relevant image quality standards from organizations such as International Civil Aviation Organization (ICAO) National Institute of Standards and Technology (NIST), International Organization for Standards (ISO) and American Association of Motor Vehicle Association (AAMVA). IWS Biometric IQA&E also enables organizations to conduct multi-dimensional facial recognition, which further enhances accuracy for numerous applications including driver licenses, passports and watch lists.

IWS Biometric IQA&E automatically provides real-time biometric image quality analysis and feedback to improve the overall effectiveness of biometric images thus increasing the biometric verification performance, and maintaining database and image data integrity. IWS Biometric IQA&E provides a complete platform that includes an image enhancement library for biometric types including face, finger and iris.

Secure Credential

Our secure credential products consist of the following:

IWS Card Management.  The IWS Card Management System (CMS) is a comprehensive solution to support and manage the issuance of smart cards complete with the following capabilities:

•	Biometric enrollment and identity proofing with Smart Card encoding of biometrics;

•	Flexible models of central or distributed issuance of credentials;

•	Customizable card life-cycle workflow managed by the CMS; and

•	Integration of the CMS data with other enterprise solutions, such as physical access control and logical access control (i.e. Single-Sign-On – SSO).

IWS EPI Suite.  This is an ID software solution for producing, issuing, and managing secure credentials and personal identification cards. Users can efficiently manage large amounts of data, images and card designs, as well as track and issue multiple cards per person, automatically populate multiple cards and eliminate redundant data entry. IWS EPI Suite was designed to integrate with our customers’ existing security and computing infrastructure. We believe that this compatibility may be an appealing feature to corporations, government agencies, transportation departments, school boards, and other public institutions.

IWS EPI Builder.  This is a software developer’s kit (SDK) and a leading secure credential component of identity management and security solutions, providing all aspects of ID functionality from image and biometric capture to the enrollment, issuance and management of secure documents. It contains components which developers or systems integrators can use to support and produce secure credentials including national IDs, passports, International Civil Aviation Office (ICAO)-compliant travel documents, smart cards and driver licenses. IWS EPI Builder enables organizations to develop custom identification solutions or incorporate sophisticated identification capabilities into existing applications including the ability to capture images, biometric and demographic data; enable biometric identification and verification (1:1 and 1:X) as well as support numerous biometric hardware and software vendors. It also enables users to add electronic identification functionality for other applications, including access control, tracking of time and attendance, point of sale transactions, human resource systems, school photography systems, asset management, inventory control, warehouse management, facilities management and card production systems.

IWS EPI PrintFarm.  While it is the last stage of PIV Card Issuance, the PIV smart card printing process is by no means the least important stage.  Production printing of tens of thousands of PIV cards requires a significant investment and a well-engineered system.  The IWS EPI PrintFarm software offers a cost-effective yet high-performance method for high-volume card printing.

IWS PIV Encoder.  PIV smart cards must be programmed with specific mandatory data, digital signatures and programs in order to maintain the interoperability as well as the security features specified for the cards. The IWS PIV Encoder could be considered to be a complex device driver that properly programs the PIV smart cards.  The Encoder interacts with the Card Management System for data payload elements. It interacts with the Certificate Authority to encrypt or sign the PIV smart card data with trusted certificates. Finally, it acts as the application-level device driver to make the specific PIV smart card encoding system properly program the smart card, regardless if the system is a standalone encoding system or one integrated into a card printer.

Law Enforcement and Public Safety

We believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking and mug shot systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including one or more full-color facial images, finger and palm prints, biographic text information and images of other distinctive physical features such as scars, marks and tattoos (SMT’s). This database can be quickly searched using text queries, or biometric technology that can compare biometric characteristics of an unknown suspect with those in the database.

Our investigative software products can be used to create, edit and distribute both mug photo and SMT photo lineups of any size.  In addition, electronic mug books display hundreds of images for a witness to review and from which electronic selections are made. The Witness View software component records the viewing of a lineup (mug photo or SMT) detailing the images provided for viewing along with the image or images selected. In addition to a printed report, the Witness View module provides a non-editable executable file (.exe) that may be played on any computer for court exhibit viewing purposes.

Our IWS Law Enforcement solution consists of software modules, which may also be purchased individually. The IWS Law Enforcement Capture and Investigative module make up our booking system and database. Our add-on modules include LiveScan, Facial Recognition, Law Enforcement Web and Witness View as well as the IWS Biometric Engine.

IWS Law Enforcement.  IWS Law Enforcement is a digital booking, identification and investigative solution that enables users to digitally capture, store, search and retrieve images and demographic data including mug shots, fingerprints and scars, marks and tattoos (SMTs). Law enforcement may choose between submitting fingerprint data directly to the State AFIS, FBI criminal repository, or other agencies as required. Additional features and functionality include real-time access to images and data, creating of photo lineups and electronic mug books, and production of identification cards and credentials.  IWS Law Enforcement also uses off-the-shelf hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer to a wide area network. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a records/jail management system (RMS/JMS) or an automated fingerprint identification system.

Capture.  This software module allows users to capture and store a variety of images (facial, SMT and others such as evidence photos) as well as biographical text information. Each record includes images and text information in an easy-to-view format made up of fields designed and defined by the individual agency. Current customers of this module range from agencies that capture a few thousand mug shots per year to those that capture hundreds of thousands of mug shots each year.

LiveScan.  This software module is FBI certified which complies with the FBI Integrated Automated Fingerprint Identification System (IAFIS) Image Quality Specifications (IQS) while utilizing FBI certified LiveScan devices from most major vendors. LiveScan allows users to capture single to ten prints and palm data, providing an integrated biometric management solution for both civil and law enforcement use. By adding LiveScan capabilities, law enforcement organizations further enhance the investigative process by providing additional identifiers to identify suspects involved in a crime.  In addition, officers no longer need to travel to multiple booking stations to capture fingerprints and mug shots.  All booking information including images may be located at a central designation and from there routed to the State AFIS or FBI criminal history record repository.

Investigative.  This software module allows users to search the database created with IWS Law Enforcement. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features, and other information such as gang membership and criminal history. The Investigative module creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mug shots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect.

Facial Recognition.  This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, the application can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of facial images that may or may not be similar to the description of the suspect. The Facial Recognition module then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. The application incorporates search engine technology, which we license from various facial recognition algorithm providers.

LE Web.  This software module enables authorized personnel to access and search agency booking records stored in IWS Law Enforcement through a standard Web browser from within the agency’s intranet. This module allows remote access to the IWS Law Enforcement database without requiring the user to be physically connected to the customer’s network. This application requires only that the user have access to the Internet and authorization to access the law enforcement agency’s intranet.

EPI Designer for Law Enforcement.  The EPI Designer for LE software is a design solution created for the IWS Law Enforcement databases based on the IWS EPI Suite program.  This program is integrated with the various IWS databases an agency is utilizing and allows for unique booking/inmate reports, wristbands, photo ID cards, Wanted or BOLO fliers, etc. to be created from the fields of information stored in booking records. Designs can be created in minutes and quickly added to the IWS Law Enforcement system allowing all users with appropriate permissions immediate access to the newly added form.

Maintenance and Customer Support

We offer software and hardware support to our customers. Customers can contract with us for technical support that enables them to use a toll-free number to speak with our technical support center for software support and general assistance 24 hours a day, seven days a week. As many of our government customers operate around the clock and perceive our systems as critical to their day-to-day operations, a very high percentage contract for technical support. Customer support services typically provide us with annual revenue of 12% to 18% of the initial sales price of the hardware and software purchased by our customers.  For the years ended December 31, 2010 and 2009, maintenance revenues accounted for approximately 45% and 43% of our total revenues, respectively.

Software Customization and Fulfillment

We directly employ computer programmers and also retain independent programmers to develop our software and perform quality control. We provide customers with software that we specifically customize to operate on their existing computer system. We work directly with purchasers of our system to ensure that the system they purchase will meet their unique needs. We configure and test the system either at our facilities or on-site and conduct any customized programming necessary to connect the system with any legacy systems already in place.  We can also provide customers with a complete computer hardware system with our software already installed and configured. In either case, the customer is provided with a complete turnkey solution, which can be used immediately. When we provide our customers with a complete solution including hardware, we use off-the-shelf computers, cameras and other components purchased from other companies such as Dell or Hewlett Packard. Systems are assembled and configured either at our facilities or at the customer’s location.

Our Strategy

Our strategy is to provide patented open-architected identity management solutions including multi-biometric, secure credential and law enforcement technologies that are stand alone, integrated and/or bundled with key partners including channel relationships and large systems integrators such as, United Technology Security, SAIC, GCR, Unisys, HP, IBM and Safran, among others. Key elements of our strategy for growth include the following:

Fully Exploit the Biometrics, Access Control and Identification Markets

The establishment of the Department of Homeland Security coupled with the movement by governments around the world to authenticate the identity of their citizens, employees and contractors has accelerated the adoption of biometric identification systems that can provide secure credentials and instant access to centrally maintained records for real-time verification of identity and access (physical and logical) privileges. Using our products, an organization can create secure credentials that correspond to records including images and biographic data in a digital database. A border guard or customs agent can stop an individual to quickly and accurately verify his identity against a database of authorized persons, and either allow or deny access as required. Our technology is also standards based and applied to facilitate activities such as federal identification mandates while complying with personal identification verification standards (HSPD-12), International Civil Aviation Organization (ICAO) standards, American Association of Motor Vehicle Administrators (AAMVA) driver licenses, voter registration, immigration control and welfare fraud identification.  We believe that these or very similar standards are applicable in markets throughout the world.

With the identity management market growing at a rapid pace, biometric identifiers are becoming recognized and accepted as integral components to the identification process in the public and private sectors.  As biometric technologies (facial recognition, fingerprint, iris, etc.) are adopted, identification systems must be updated to enable their use in the field.  We have built our solutions to enable the incorporation of one or multiple biometrics, which can be associated with a record and stored both in a database and on a card for later retrieval and verification without regard to the specific hardware employed.  We believe the increasing demand for biometric technology will drive demand for our solutions.  Our identity management products are built to accommodate the use of biometrics and meet the demanding requirements across the entire identity life cycle.

Expand Law Enforcement and Public Safety Markets

We intend to use our successful installations with customers such as the Arizona Department of Public Safety, New South Wales Police, and the San Bernardino County Sheriff’s Department as reference accounts and to market IWS Law Enforcement as a superior technological solution. Our recent addition of the LiveScan module and support for local AFIS to our IWS Law Enforcement will enhance its functionality and value to the law enforcement customer as well as increase the potential revenue the Company can generate from a system sale.  We primarily sell directly to the law enforcement community. Our sales strategy is to increase sales to new and existing customers including renewing supporting maintenance agreements. We have also established relationships with large systems integrators such as Sagem Morpho to OEM our law enforcement solution utilizing their worldwide sales force. We will focus our sales efforts in the near term to establish IWS Law Enforcement as the integrated mug shot and LiveScan system adopted in as many countries, states, large counties and municipalities as possible. Once we have a system installed in a region, we intend to then sell additional systems or retrieval seats to other agencies within the primary customer’s region and in neighboring regions. In addition, we plan to market our integrated investigative modules to the customer, including Facial Recognition, Web and WitnessView. As customer databases of digital mug shots grow, we expect that the perceived value of our investigative modules, and corresponding revenues from sales of those modules, will also grow.

New Software as a Service Business Model

With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, the Company believes that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  The Company therefore intends to leverage the strength of its existing government clients who have deployed the Company’s products for large populations, as well as its foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of its marketing plan, the Company will offer new versions of its product suite on a Software as a Service (“SaaS”) model during 2012.  This new business model, which is intended to supplement the Company’s existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Competition

The Law Enforcement and Public Safety Markets

Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each IWS Law Enforcement module. We believe the principal bases on which we compete with respect to all of our products are:

•	the unique ability to integrate our modular products into a complete biometric, LiveScan, imaging and investigative system;

•	our reputation as a reliable systems supplier;

•	the usability and functionality of our products; and

•	the responsiveness, availability and reliability of our customer support.

Our law enforcement product line faces competition from other companies such as DataWorks Plus and Cogent Systems, Inc.  Internationally, there are often a number of local companies offering solutions in most countries.

Secure Credential Market

Due to the breadth of our software offering in the secure credential market space, we face differing degrees of competition in certain market segments. The strength of our competitive position is based upon:

•	our strong brand reputation with a customer base which includes small and medium-sized businesses, Fortune 500 corporations and large government agencies;

•	the ease of integrating our technology into other complex applications; and

•	the leveraged strength that comes from offering customers software tools, packaged solutions and Web-based service applications that support a wide range of hardware peripherals.

Our software faces competition from Datacard Corporation, a privately held manufacturer of hardware, software and consumables for the ID market as well as small, regionally based companies.

Biometric Market

The market to provide biometric systems to the identity management market is evolving and we face competition from a number of sources. We believe that the strength of our competitive position is based on:

•	our ability to provide a system which enables the enrollment, management and authentication of multiple biometrics managing population databases of unlimited sizes;

•	searches can be 1:1 (verification), 1:N (identification) and X:N (investigative); and N:N (database integrity);

•
the system is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, hand geometry, palm, DNA, signature, voice, and 3D face and retina; and

•
we hold five patents covering our core multi-modal biometric and fusion  technology, which we believe will give us a competitive advantage over our direct competitors who have little or no patent protection.

Our multi-biometric product faces competition from French-based Safran, Irish-based Daon, 3M and Aware Inc. none of which have offerings with the scope and flexibility of our IWS Biometric Engine and its companion suite of products or relevant patent protection.

Employees

We had a total of 50 full-time employees as of February 10, 2012.  Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Environmental Regulation

Our business does not require us to comply with any particular environmental regulations.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in San Diego, California where we occupy approximately 5,134 square feet of office space. This facility is leased for a thirty-six month term at a cost of approximately $4,492 per month, rising to $9,254 per month in January of 2012.   We occupy 6,768 square feet in Ottawa, Province of Ontario, Canada. These premises are leased until September 2013, at a cost of approximately $6,768 CAD per month. As of February 10, 2012, we also occupied 6,024 square feet of office space in Portland, Oregon at a cost of approximately $11,375 per month and continues through October 2012, and as of December 31, 2011 we occupy approximately 190 square feet of office space in Mexico City, Mexico.  Our lease for this facility is for an indefinite term at a cost of approximately $1,300 per month.

LEGAL PROCEEDINGS

We are periodically engaged in litigation in the ordinary course of business and do not believe that any of such litigation is material to our ongoing operations.

Reports to Security Holders

The Company is required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act. The Company is required to file annual, quarterly and other reports with the SEC and, accordingly, must furnish an annual report with audited financial statements to its stockholders.  Copies of this registration statement and all subsequent filings the Company makes with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.iwsinc.com.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our common stock. Our common stock is quoted under the symbol “IWSY” on the Pink Sheets. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	$1.70	$0.78
Second Quarter	$1.45	$0.91
Third Quarter	$1.25	$0.56
Fourth Quarter	$0.80	$0.50
Fiscal Year Ended December 31, 2010
First Quarter	$0.99	$0.65
Second Quarter	$0.92	$0.46
Third Quarter	$0.60	$0.27
Fourth Quarter	$0.98	$0.27
Fiscal Year Ended December 31, 2009
First Quarter	$0.30	$0.14
Second Quarter	$0.75	$0.20
Third Quarter	$0.95	$0.45
Fourth Quarter	$0.90	$0.55

Holders

As of February 10, 2012, we had approximately 214 holders of record of our common stock. A significant number of our shares were held in street name and, as such, we believe that the actual number of beneficial owners is significantly higher.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

As of February 10, 2012, 2,742,713 shares of our common stock were issuable upon the exercise of options granted under our 2001 Equity Incentive Plan, of which 1,138,345 are currently vested.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The selected consolidated balance sheet data as of December 31, 2010 and 2009 and the selected consolidated statement of operations data for the years ended December 31, 2010 and 2009 have been derived from our consolidated financial statements audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, included elsewhere herein.   The selected consolidated balance sheet data as of September 30, 2010 and 2011 and the selected consolidated statement of operations data for the nine months ended September 30, 2010 and 2011 have been derived from our unaudited consolidated financial statements included herein.   Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,		Nine Months Ended September 30,
Statement of Operations Data:	2009	2010	2010	2011
(in thousands, except share and per share data)			(unaudited)	(unaudited)
Net sales	$6,029	$5,811	$4,601	$4,480
Cost of sales	1,979	1,997	1,620	1,045
Gross margin (loss)	4,050	3,814	2,981	3,435
Operating expenses:
General and administrative	2,433	2,546	1,888	1,610
Sales and marketing	1,705	1,528	1,158	1,076
Research and development	2,367	2,531	1,939	1,995
Depreciation and amortization	98	50	39	21
Total operating expenses	6,603	6,655	5,024	4,702
Loss from operations	(2,553)	(2,841)	(2,043)	(1,267)
Total other (expense) income	(10,083)	(2,082)	3,314	2,332
Income (loss) before income taxes	(12,636)	(4,923)	1,271	1,065
Income tax expense	-	126	201	6
Net (loss) income	$(12,636)	$(5,049)	$1,070	$1,059
Net (loss) income per share – basic	$(0.67)	$(0.24)	$0.03	$0.03
Net (loss) income per share – diluted	$(0.67)	$(0.24)	$0.03	$0.02
Weighted average number of shares of common stock outstanding – basic	19,416,569	23,175,405	22,916,554	25,816,120
Weighted average number of shares of common stock outstanding – basic	19,416,569	23,175,405	37,824,505	58,993,965

	December 31,		September 30,
Balance Sheet Data:	2009	2010	2011
(in thousands)			(unaudited)
Cash and cash equivalents	$342	$103	$267
Total current assets	1,255	411	676
Property and equipment, net	41	19	18
Total assets	4,866	3,982	4,236
Current liabilities	7,546	4,407	4,769
Long-term obligations	12,023	17,481	15,232
Total liabilities	19,569	21,888	20,001
Total stockholders’ deficit	$(14,703)	$(17,906)	$(15,765)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the audited consolidated financial statements and related notes included in the Annual Report on Form 10-K filed January 17, 2012.

Overview

The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

            Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Revenue Recognition.  Our revenue recognition policy is significant because our revenue is a key component of our consolidated results of operations. We recognize revenue from the following major revenue sources:

           ●           Long-term fixed-price contracts involving significant customization

           ●           Fixed-price contracts involving minimal customization;

           ●           Software licensing;

           ●           Sales of computer hardware and identification media; and

           ●           Post contract customer support (PCS)

The Company’s revenue recognition policies are consistent with U.S. GAAP including ASC 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104, and ASC 605-25 “Revenue Recognition, Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

We recognize revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Revenue from contracts for which we cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. Determining when a contract should be accounted for using the percentage of completion method involves judgment. Critical items that are considered in this process are the degree of customization and related labor hours necessary to complete the required work as well as ongoing estimates of the future labor hours needed to complete the contract. We also generate non-recurring revenue from the licensing of our software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, fees are fixed and determinable, collectability is probable and when all other significant obligations have been fulfilled. We also generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. Our revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable.

Gross Profit.  Our gross profit has been and will continue to be affected by a variety of factors, including our product configuration mix, software having a higher gross margin, and our hardware products and IP licenses, which tend to have a lower gross margin. Our support and service revenue also tends to have lower gross margins.

Operating Expense.  Operating expense consists of sales and marketing, research and development, general and administrative expenses and amortization of intangible assets. Personnel-related costs, which include stock-based compensation expense, are the most significant component of each of these expense categories. We had 50 full-time employees as of December 31, 2011 and December 31, 2010. We expect to continue to hire significant numbers of new employees in order to support our growth. In any particular period, the timing of additional hires could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue. We anticipate that our operating expenses will significantly increase in absolute dollar amounts.

Sales and Marketing.  Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force.  We expect future sales and marketing costs to continue to increase as we pursue large project solution opportunities.

Research and Development.  Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work.  Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

General and Administrative.  General and administrative expense consists primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel.  General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expenses.  We are continuing to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure.  We believe these efforts will allow us to gradually decrease our level of general and administrative expenses expressed as a percentage of total revenues.

Critical Accounting Policies and Estimates

The discussion and analysis of our consolidated financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these consolidated financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company’s financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application.

Significant estimates include the allowance for doubtful accounts receivable, calculation of the Company’s tax provision, inventory obsolescence reserve, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities and revenue and cost of revenues recognized under the percentage of completion method.

The following are our critical accounting policies because we believe they are both important to the portrayal of our financial condition and results of operations and require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Revenue Recognition.  Our revenue recognition policy is significant because our revenue is a key component of our consolidated results of operations. We recognize revenue from the following major revenue sources:

•	Long-term fixed-price contracts involving significant customization

•	Fixed-price contracts involving minimal customization;

•	Software licensing;

•	Sales of computer hardware and identification media; and

•	Post contract customer support (PCS)

The Company’s revenue recognition policies are consistent with U.S. GAAP including ASC 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104, and ASC 605-25 “Revenue Recognition, Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

We recognize revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Revenue from contracts for which we cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. Determining when a contract should be accounted for using the percentage of completion method involves judgment. Critical items that are considered in this process are the degree of customization and related labor hours necessary to complete the required work as well as ongoing estimates of the future labor hours needed to complete the contract. We also generate non-recurring revenue from the licensing of our software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, fees are fixed and determinable, collectability is probable and when all other significant obligations have been fulfilled. We also generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. Our revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable.

For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page F-9.

Allowance for Doubtful Accounts.  We provide an allowance for our accounts receivable for estimated losses that may result from our customers’ inability to pay.  We determine the amount of allowance by analyzing historical losses, customer concentrations, customer creditworthiness, current economic trends, the age of the accounts receivable balances, and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance was $239,000, net of allowance for doubtful accounts of $5,000 at December 31, 2010.  Our accounts receivable balance was $627,000, net of allowance for doubtful accounts of $15,000 at December 31, 2009. Our accounts receivable balance was $305,000, net of allowance for doubtful accounts of $5,000 at September 30, 2011.

Valuation of Goodwill, Other Intangible and Long-Lived Assets.  The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 and intangible assets with an indefinite life are analyzed for impairment under ASC 360. In accordance with ASC 350, goodwill, or the excess of cost over fair value of net assets acquired, is no longer amortized but is tested for impairment using a fair value approach at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company’s reporting unit is at the entity level. The Company recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The Company uses fair value methodologies to establish fair values.

We assess impairment of goodwill and identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	Significant underperformance relative to historical or expected future operating results;

•	Significant changes in the manner of our use of the acquired assets or the strategy of our overall business; and

•	Significant negative industry or economic trends.

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. These tests were conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting units to the carrying value of the reporting unit. In 2006, the Company determined that its only reporting unit is Identity Management. Based on the results of these impairment tests, the Company determined that its goodwill assets were not impaired as of December 31, 2010 and 2009, and there have been no indications of impairment during the nine months ended September 30, 2011.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

There are many management assumptions and estimates underlying the determination of an impairment loss, and estimates using different, but reasonable, assumptions could produce significantly different results. Significant assumptions include estimates of future levels of revenues and operating expenses. Therefore, the timing and recognition of impairment losses by us in the future, if any, may be highly dependent upon our estimates and assumptions. There can be no assurance that goodwill impairment will not occur in the future.

Goodwill and other net intangible assets amounted to approximately $3,494,000 and $3,483,000 at December 31, 2010 and September 30, 2011, respectively.

Stock-Based Compensation.  At December 31, 2010, and at September 30, 2011, the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC No. 718, Compensation – Stock Compensation. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in selling, general and expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital.  Stock-based compensation expense related to equity options was approximately $243,000 and $246,000 for the twelve month ended December 31, 2010 and 2009, respectively. Stock-based compensation expense related to equity options was approximately $70,000 for the three months ended September 30, 2010, and $210,000 for the nine months ended September 30, 2011.

 ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. For the years ended December 31, 2010 and 2009, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations range from 64% to 119%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110.  The expected term used by the Company as computed by this method range from 5.5 years to 6.1 years. The difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U. S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations range from 4.1% to 4.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of approximately 10% for corporate officers, 4% for members of the Board of Directors and 6% for all other employees.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Income Taxes. The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, (ASC 740). Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

We recognize and measure uncertain tax positions in accordance with U.S.GAAP, pursuant to which we only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. U.S. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the quarter of such change. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

We file annual income tax returns in multiple taxing jurisdictions around the world. A number of years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our analysis of income tax reserves reflects the most likely outcome. We adjust these reserves, if any, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash.

In June 2010, the Company was notified that the Canada Revenue Agency (“CRA”) has proposed certain significant adjustments to the Company’s transfer pricing tax position for the years 2001 through 2008.  Management evaluated those proposed adjustments and in July 2010 filed a formal notice of appeal.  In 2011, the Company was notified that certain significant portions of the Company’s appeal had been accepted by the CRA.  As a result of appeal, the Company has recorded a tax provision of approximately $126,000 and $0 for the years ended 2010 and 2009, respectively.

Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals.  The Company adjusts these items in light of changing facts and circumstances.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

Fair-Value Measurements. The Company accounts for fair value measurements in accordance with ASC Topic No. 820, Fair Value Measurements and Disclosures, (ASC 820) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of ASC 820 were adopted on January 1, 2008. In February 2008, ASC 820-10 delayed the effective date of fair value measurement and disclosure for  nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of ASC 820-10 were effective for the Company’s fiscal year beginning January 1, 2009.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Assessing the significance of a particular input to the fair value measurement requires judgment, considering factors specific to the asset or liability.  Determining whether a fair value measurement is based on Level 1, Level 2, or Level 3 inputs is important because certain disclosures are applicable only to those fair value measurements that use Level 3 inputs.  The use of Level 3 inputs may include information derived through extrapolation or interpolation which involves management assumptions.

Derivative Financial Instruments

 The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments.  In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Results of Operations

Comparison of Results for Fiscal Years Ended December 31, 2010 and December 31, 2009

Product Revenue

	Years Ended December 31,
Net Product Revenue	2010	2009	$ Change	% Change
(dollars in thousands)

Software and royalties	$1,882	$2,307	$(425)	(18)%
Percentage of total net product revenue	59%	67%
Hardware and consumables	$381	$230	$151	66%
Percentage of total net product revenue	12%	7%
Services	$929	$893	$36	4%
Percentage of total net product revenue	29%	26%
Total net product revenue	$3,192	$3,430	$(238)	(7)%

Software and royalty revenue decreased 18% or $425,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009.  The decrease is due primarily to lower sales of our boxed identity management software sold through our distribution channel of approximately $270,000 combined with lower law enforcement project-oriented revenues of approximately $166,000.

Revenues from the sale of hardware and consumables increased 66% or $151,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009.  The increase reflects higher levels of hardware and consumables generated from project solutions.

Services revenue is comprised primarily of software integration services, system installation services and customer training.  Such revenues increased approximately $36,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009 due to higher service revenues being generated from software integration of our Biometric Engine and PIV products into project solutions.   We expect service revenue to continue to be a significant component of our revenues through our implementation of large-scale high-end installations.

We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing.  Based on management’s current visibility into the timing of potential government procurements, and while no assurances can be given, we believe that we will see a significant increase in government procurement and implementations with respect to identity management initiatives; however, we cannot predict the timing of such initiatives.

Maintenance Revenue

	Years Ended December 31,
Net Maintenance Revenue	2010	2009	$ Change	% Change
(dollars in thousands)
Maintenance Revenues	$2,619	$2,599	$20	1%

The increase in maintenance revenue reflects higher maintenance revenue from of our Identification Products of approximately $58,000 during the year ended December 31, 2010 as compared to the comparable period of 2009, offset by a decrease in law enforcement maintenance revenue of approximately $38,000.  The increase in maintenance revenue from our Identification products is due to our expanding installed base of this product suite. The decrease in maintenance revenue from our law enforcement products reflects the expiration of certain maintenance contracts.  While no assurances can be given, we expect maintenance revenue to increase in 2011 due to the expansion of our installed base resulting from the completion of significant project-oriented work during the 2011 fiscal year.

We anticipate the growth of our maintenance revenue through the retention of existing customers combined with the expansion of installed base combined resulting from the completion of project-oriented work, however, we cannot predict the timing of this anticipated growth.

Cost of Product Revenue

	Years Ended December 31,
Cost of Product Revenue	2010	2009	$ Change	% Change
(dollars in thousands)

Software and royalties	$266	$310	$(44)	(14)%
Percentage of software and royalty product revenue	14%	13%
Hardware and consumables	$289	$228	$61	27%
Percentage of hardware and consumables product revenue	76%	99%
Services	$504	$627	$(123)	(20)%
Percentage of services product revenue	54%	70%
Total cost of product revenues	$1,059	$1,165	$(106)	(9)%
Percentage of total product revenue	33%	34%

The cost of software and royalty product revenue decreased 14% or $44,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009.  This decrease is reflective of lower software and royalty product revenue of approximately $425,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009. Costs of products can vary as a percentage of product revenue from period to period depending upon the level of software customization and third party software license content included in product sales during a given period.

The increase in the cost of product revenue for our hardware and consumable sales of $61,000 for the year ended December 31, 2010 as compared to the corresponding period in 2009 reflects the increase in hardware and consumable revenue of approximately $151,000 for the year ended December 31, 2010 as compared to the comparable period in 2009.

Costs of service revenue decreased $123,000 for the year ended December 31, 2010 as compared to the corresponding period in 2009.  This decrease is due primarily to the year ended December 31, 2009 containing integration costs of our identity management products into project solutions in excess of revenues generated on certain contracts.

Cost of Maintenance Revenue

	Years Ended December 31,
Cost of Maintenance Revenue	2010	2009	$ Change	% Change
(dollars in thousands)
Total maintenance cost of revenue	$938	$814	$124	15%
Percentage of total maintenance revenue	36%	31%

Costs of maintenance revenue as a percentage of maintenance revenue increased to 36% during the year ended December 31, 2010 from 31% for the corresponding period in 2009.  This increase is due primarily to higher identification labor costs incurred to perform maintenance requirements on completed large-scale identity management projects.

Product Gross Profit

	Years Ended December 31,
Product Gross Profit	2010	2009	$ Change	% Change
(dollars in thousands)
Software and royalties	$1,616	$1,997	$(381)	(19)%
Percentage of software and royalty product revenue	86%	87%
Hardware and consumables	$92	$2	$90	4,500%
Percentage of hardware and consumables product revenue	24%	1%
Services	$425	$266	$159	60%
Percentage of services product revenue	46%	30%
Total product gross profit	$2,133	$2,265	$(132)	(6)%
Percentage of total product revenue	67%	66%

Software and royalty gross profit decreased by 19% or approximately $381,000 for the year ended December 31, 2010 from the corresponding period in 2009.  The decrease is principally due to lower software and royalty product revenue of approximately $425,000 in the 2010 period.  Costs of software products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and third party software licenses included in software solutions.

Hardware and consumable gross profit increased approximately $90,000 due primarily to higher hardware and consumable revenue of $151,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009.

The increase in services gross profit is comprised of higher service revenue of approximately $36,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009, combined with lower cost of service revenue of approximately $123,000 during the year ended December 31, 2010 as compared to the corresponding period in 2009.  The decrease in the cost of service revenue of $123,000 is due primarily to the 2009-year containing integration costs of our identity management products into project solutions in excess of revenues generated on certain contracts.

Maintenance Gross Profit

	Years Ended December 31,
Maintenance Gross Profit	2010	2009	$ Change	% Change
(dollars in thousands)

Total maintenance gross profit	$1,681	$1,785	$(104)	(6)%
Percentage of total maintenance revenue	64%	69%

Gross margins related to maintenance revenue decreased despite higher maintenance revenue of approximately $20,000 due to higher maintenance cost of revenue of approximately $124,000.  This increase in costs is due primarily to higher labor costs incurred to perform maintenance requirements on completed large-scale identity management projects.

Operating Expense

	Years Ended December 31,
Operating Expense	2010	2009	$ Change	% Change
(dollars in thousands)

General and administrative	$2,546	$2,433	$113	5%
Percentage of total net revenue	44%	40%
Sales and marketing	$1,528	$1,705	$(177)	(10)%
Percentage of total net revenue	26%	28%
Research and development	$2,531	$2,367	$164	7%
Percentage of total net revenue	44%	39%
Depreciation and amortization	$50	$98	$(48)	(49)%
Percentage of total net revenue	1%	2%

General and Administrative Expense

General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense.  The increase of $113,000 is comprised of the following major components:

•	Increase in stock-based compensation expense of approximately $14,000 due to an increase in the issuance of stock options and restricted stock grants in 2010.

•	Increase in professional services of approximately $317,000.

•	Decrease in occupancy and insurance related expenses of approximately $61,000.

•	Decrease in compensation and related fringe benefits of approximately $197,000 due to lower headcounts and the implementation of mandatory furlough days to reduce costs.

•
Increase in licenses, dues, miscellaneous financing charges and travel of approximately $40,000.We are continuing to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to gradually decrease our level of general and administrative expenses expressed as a percentage of total revenues.

Sales and Marketing Expense

Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales force.   Selling and marketing expense decreased in 2010 by approximately $ 177,000.  Major components of this change are:

•	Decrease in salaries and personnel cost of approximately $48,000 due to reductions in headcount and the implementation of mandatory furlough days to reduce costs.

•	Decrease in stock-based compensation expense of approximately $20,000.

•	Increase in costs of $48,000 related to our Mexico City sales office.

•	Decrease in professional services of approximately $157,000.

We anticipate that the level of expense incurred for sales and marketing during the year ended December 31, 2011 will increase as we pursue large project solution opportunities.

Research and Development Expense

Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work.

Research and development expense was approximately $2,531,000 and $2,367,000 during the years ended December 31, 2010 and 2009, respectively.  Such expense increased 7% or approximately $164,000 for the year ended December 31, 2010 as compared to the corresponding period in 2009.  The increase reflects personnel increases in the United States partially offset by personnel decreases in Canada resulting in a net increase in salaries and employee benefit expense of approximately $235,000.  Stock compensation expense increased by approximately $3,000.  These increases were offset by decreases in facilities related expenses of $47,000.  Travel expenditures decreased by $16,000 and contractor expenses decreased by $11,000.

 Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

Depreciation and Amortization

During the year ended December 31, 2010, depreciation and amortization expense decreased 49% or $48,000 as compared to the corresponding period in 2009. This decrease reflects the limitations placed on acquiring new equipment in 2010 and 2009.

Interest Expense, Net

For the year ended December 31, 2010, we recognized interest income of $0 and interest expense of $1,123,000. For the year ended December 31, 2009, we recognized interest income of $0 and interest expense of $743,000.

Interest expense for the year ended December 31, 2010 is comprised of the following components:

•	Coupon interest on secured notes payable and convertible notes payable of approximately $370,000.

•	Accretion of note discount and debt issuance costs to interest expense of approximately $674,000.

•	Other interest expense of approximately $79,000.

Interest expense for the year ended December 31, 2009 is comprised of the following components:

•	Coupon interest on secured notes payable and convertible notes payable of approximately $115,000.

•	Accretion of note discount and debt issuance costs to interest expense of approximately $363,000.

•	Amortization of deferred financing fees to interest expense of approximately $26,000.

•	Interest expense of approximately $175,000 related to liquidated damages accrued pursuant to a registration payment arrangement.

•	Fair value of warrants issued to related party convertible note holders in consideration for wavier of default of approximately $51,000.

•	Other interest expense of approximately $12,000

Financing Expense

For the year ended December 31, 2010, we recognized financing expense of $0 as compared to $1,373,000 for the corresponding period in 2009. In July 2009 and ending in early August 2009, we undertook a series warrant financing whereby we received cash proceeds of approximately $1,370,000 from the exercise of 2,401,075 warrants.  The warrants were originally issued in various previous private placement financings.  In conjunction with this financing, we issued to such warrant holders a total of 2,401,075 additional warrants: 2,135,795 five year warrants with an exercise price of $0.50 and 265,280 five year warrants with an exercise price of $1.00 to incentivize the warrants holders to exercise their warrants.  Additionally, we agreed to reprice 200,000 warrants from an existing exercise price of $1.67 to $0.50 to incentivize this warrant holder to exercise. We recorded the issuance of the additional warrants as a financing expense equal to the fair value of the warrants issued using the Black-Scholes option-pricing model.  We recorded the repricing of the warrants as a modification equal to the difference in fair value immediately before and after the modification using the Black Scholes option-pricing model.  The issuance of the additional warrants and the repricing of the warrants resulted in financing expense of approximately $1,373,000 during the year ended December 31, 2009.

Change in Fair Value of Derivative Liabilities

For the year ended December 31, 2010, we recognized a non-cash expense of $738,000 compared to $6,327,000 for the corresponding period in 2009 due to implementation of ASC 815 effective January 1, 2009.  Such expense is related to the change in fair value of the Company’s Derivative Liabilities. The Derivative Liabilities were revalued using available market information and commonly accepted fair value methodologies.

Change in Fair Value of Financing Obligation

For the year ended 2010, we recognized non-cash income of $551,000 compared to non-cash expense of $1,335,000 for the corresponding period of 2009 related to the change in fair value of the Company’s financing obligation. For the year ended 2010, such income is related to the change in fair value of the Company’s variable component of the financing obligation of approximately $695,000 offset by the accretion of the fixed component of the financing obligation of approximately $144,000. For the year December 31, 2009, such expense is related to the change in fair value of the Company’s variable component of the financing obligation of approximately $1,079,000 and the accretion of the fixed component of the financing obligation of approximately $256,000. The variable component of the financing obligation was revalued using available market information and commonly accepted valuation methodologies.

Other Expense (Income), Net

For the year ended December 31, 2010, we recognized other income of $330,000 and other expense of $2,000.  For the year ended December 31, 2009, we recognized other income of $473,000 and other expense of $28,000.  Other income for the year ended December 31, 2010 is comprised of approximately $280,000 from the reduction of previously accrued liquidated damages due to the expiration of the statue of limitations; $10,000 for the application of forfeiture account balances of the Company’s 401(k) plan against the accrued employer match; $5,000 from the reduction of the allowance for doubtful accounts; $10,000 from the write-off of certain long-outstanding trade accounts payable; and $25,000 in income on previously derecognized accounts receivables offset by $2,000 in losses on the disposal of certain fixed assets. Other income for the year ended December 31, 2009 is comprised of approximately $454,000 from the negotiated settlement of certain trade accounts payable at amounts less than their carrying value, $13,000 in reductions to the allowance for doubtful accounts, $6,000 in insurance reimbursements offset by other expense of $28,000 related to adjustments to previously established exit activity reserved related to the closure of our German sales office.

Income Tax Expense

During the year ended December 31, 2010, we recorded a provision for income taxes of $126,000 as compared to $0 during the year ended December 31, 2009.

   During the year ended December 31, 2010, our provision for income taxes of $126,000 related to taxes on income generated in certain foreign jurisdictions.

   We have incurred consolidated pre-tax losses during the years ended December 31, 2010 and 2009, and have incurred operating losses in all periods prior to 2009. Management has determined that it is more likely than not that a tax benefit from such losses will not be realized. Accordingly, we did not record a benefit for income taxes for these periods.

Comparison of Results for the Nine Months Ended September 30, 2010 and September 30, 2011

Product Revenue
	Nine Months Ended September 30,
Net Product Revenue	2011	2010	$ Change	% Change
(dollars in thousands)

Software and royalties	$1,925	$1,516	$409	27%
Percentage of total net product revenue	81%	57%
Hardware and consumables	$183	$343	$(160)	(47)%
Percentage of total net product revenue	8%	13%
Services	$259	$781	$(522)	(67)%
Percentage of total net product revenue	11%	30%
Total net product revenue	$2,367	$2,640	$(273)	(10)%

Software and royalty revenue increased 27% or $409,000 during the nine months ended September 30, 2011 as compared to the corresponding period in 2010. The increase is due primarily to higher sales of our biometric engine of approximately $536,000 offset by lower Law Enforcement project-oriented revenue of approximately $54,000, lower identification software royalties and license revenues of approximately $53,000 and lower sales of our boxed identity management software through our distribution channel of approximately $20,000.

Revenue from the sale of hardware and consumables decreased 47% or $160,000 during the nine months ended September 30, 2011 as compared to the corresponding period in 2010. The decrease reflects lower revenue from project solutions containing hardware and consumable components.

Services revenue is comprised primarily of software integration services, system installation services and customer training. Such revenue decreased approximately $522,000 during the nine months ended September 30, 2011 as compared to the corresponding period in 2010 due to a higher percentage of overall revenues being generated from software only sales and projects not requiring customization, integration or installation services.

We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing. Based on management’s current visibility into the timing of potential government procurements, we believe that we will see a significant increase in government procurement and implementations with respect to identity management initiatives; however we cannot predict the timing of such initiatives.

Maintenance Revenue
	Nine Months Ended September 30,
Maintenance Revenue	2011	2010	$ Change	% Change
(dollars in thousands)

Maintenance revenue	$2,113	$1,961	$152	8%

Maintenance revenue was $2,113,000 for the nine months ended September 30, 2011 as compared to $1,961,000 for the corresponding period in 2010. The increase of $152,000 is primarily due to the increase in identity management software project solutions revenue discussed above. Law enforcement maintenance revenue did not change significantly year over year.

We anticipate growth of our maintenance revenue through the retention of existing customers combined with the expansion of our installed base resulting from the completion of project-oriented work, however we cannot predict the timing of this anticipated growth.

Cost of Product Revenue
	Nine Months Ended September 30,
Cost of Product Revenue:	2011	2010	$ Change	% Change
(dollars in thousands)

Software and royalties	$101	$257	$(156)	(61)%
Percentage of software and royalty product revenue	5%	17%
Hardware and consumables	$112	$267	$(155)	(58)%
Percentage of hardware and consumables product revenue	61%	78%
Services	$158	$397	$(239)	(60)%
Percentage of services product revenue	61%	51%
Total cost of product revenue	$371	$921	$(550)	(60)%
Percentage of total product revenue	16%	35%

The cost of software and royalty product revenue decreased 61% or $156,000 during the nine months ended September 30, 2011 as compared to the corresponding period in 2010. This decrease relates to an uncharacteristically large percentage of software revenue for the nine months ended September 30, 2011 being generated from software only project solutions not requiring significant amounts of customization, integration or installation as compared to the corresponding period in 2010.

The decrease in the cost of product revenue for our hardware and consumable sales of $155,000 for the nine months ended September 30, 2011 as compared to the corresponding period in 2010 reflects a nearly identical decrease in hardware and consumable revenue for the nine months ended September 30, 2011 as compared to the comparable period in 2010.

Cost of service revenue decreased $239,000 or 60% during the nine months ended September 30, 2011 as compared to the corresponding period in 2010. That decrease in costs is primarily driven by the corresponding decrease in service revenue of 67% shown above.

Cost of Maintenance Revenue
	Nine Months Ended September 30,
Cost of Maintenance Revenue	2011	2010	$ Change	% Change
(dollars in thousands)

Total maintenance cost of revenue	$674	$699	$(25)	(4)%
Percentage of total maintenance revenue	32%	36%

Cost of maintenance revenue decreased $25,000 during the nine months ended September 30, 2011 as compared to the corresponding period in 2010. That decrease is not significant as a percentage of total maintenance revenues.

Product Gross Profit
	Nine Months Ended September 30,
Product gross profit	2011	2010	$ Change	% Change
(dollars in thousands)

Software and royalties	$1,824	$1,259	$565	45%
Percentage of software and royalty product revenue	95%	83%
Hardware and consumables	$71	$76	$(5)	(7)%
Percentage of hardware and consumables product revenue	39%	22%
Services	$101	$384	$(283)	(74)%
Percentage of services product revenue	39%	49%
Total product gross profit	$1,996	$1,719	$277	16%
Percentage of total product revenue	84%	65%

Software and royalty gross profit increased by 45% or approximately $565,000 for the nine months ended September 30, 2011 from the corresponding period in 2010 due to the combination of higher software and royalty product revenues of approximately $409,000 and lower cost of software and royalty revenues of $156,000. Costs of software products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and third party software licenses included in software solutions.

Services gross profit decreased $283,000 due to lower services revenue of approximately $522,000 for the nine month period ending September 30, 2011 as compared to the corresponding period in 2010 due to the completion of the service element in certain contracts. Offsetting this decrease were lower cost of service revenues of approximately $239,000 for the nine months ended September 30, 2011 as compared the corresponding period of 2010 due to the incurrence of direct labor costs in excess of revenues generated on certain contracts during this period.

Maintenance Gross Profit
	Nine Months Ended September 30,
Maintenance gross profit	2011	2010	$ Change	% Change
(dollars in thousands)

Total maintenance gross profit	$1,439	$1,262	$177	14%
Percentage of total maintenance revenue	68%	64%

Gross margins related to maintenance revenue increased due to higher maintenance revenue of approximately $152,000 combined with lower maintenance cost of revenue of $25,000. The reduction in maintenance cost of revenue decrease is reflective of lower personnel costs and contract services expenditures incurred during the nine months ended September 30, 2011 period as compared to the corresponding period of 2010.

Operating Expense
	Nine Months Ended September 30,
Operating expense	2011	2010	$ Change	% Change
(dollars in thousands)

General and administrative	$1,610	$1,888	$(278)	(15)%
Percentage of total net revenue	36%	41%
Sales and marketing	$1,076	$1,158	$(82)	(7)%
Percentage of total net revenue	24%	25%
Research and development	$1,995	$1,939	$56	3%
Percentage of total net revenue	45%	42%
Depreciation and amortization	$21	$39	$(18)	(46)%
Percentage of total net revenue	0%	1%

General and Administrative

General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense.  The dollar decrease of $278,000 is comprised of the following major components:

•	Decrease in contract services expense of $143,000 due primarily to the more significant audit related fees incurred in the first quarter of 2010 when compared to 2011

•	Decrease in personnel related expense of approximately $123,000

•	Decrease in Canadian operating expense of $51,000

•	Decrease in rent and office related costs of approximately $21,000

•	Increase in financing fees of approximately $25,000

•	Increase in stock based compensation of approximately $16,000

•	Increase in contract and other costs of approximately $19,000

Sales and Marketing

Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales, marketing, business development and product management functions.  The dollar decrease of $82,000 during the nine months ended September 30, 2011 as compared to the corresponding period in 2010 is comprised of the following major components:

•	Decrease in personnel related expense of approximately $95,000 due to reductions in headcount and the consolidation of certain positions

•	Increase in stock-based compensation of approximately $13,000

Research and Development

Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work. Such expense increased only moderately by $56,000 for the nine months ended September 30, 2011 as compared to the corresponding period in 2010.  The increase is comprised of the following major components:

•	Increase in personnel expenditures of approximately $46,000

•	Increase in contract services of $11,000

•	Decrease in rent and office related costs of approximately $37,000

•	Increase in stock-based compensation of approximately $26,000

•	Increase in trade and trade show costs of approximately $10,000

Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

Depreciation and Amortization

During the nine months ended September 30, 2011, depreciation and amortization expense decreased $18,000 as compared to the corresponding period in 2010.  The decrease in depreciation and amortization expense reflects a decrease in the carrying value of property and equipment from $41,000 as of December 31, 2010 to $19,000 as of September 30, 2011.  The Company’s amortization expense consisted solely of amortization expense incurred on the Company’s EPI trademark and trade name intangible asset.

Interest Expense (Income), Net

For the nine months ended September 30, 2011, we recognized interest income of $0 and interest expense of $1,955,000. For the nine months ended September 30, 2010, we recognized interest income of $0 and interest expense of $636,000.  Interest expense for the nine months ended September 30, 2011 contains the following components:

•	Coupon interest of approximately $261,000 related to our 6% secured convertible notes and 7% convertible notes

•	Accretion of note discount and beneficial conversion feature classified as interest expense of approximately $1,252,000 and $424,000, respectively

•	Other interest expense of approximately $18,000

Interest expense for the nine months September 30, 2010 contains the following components:

•	Coupon interest of approximately $176,000 related to our 7% convertible notes and 9% secured notes payable

•	Accretion of note discount classified as interest expense of approximately $431,000

•	Other interest expense of approximately $29,000

Change in Fair Value of Additional Financing Obligation

The change in fair value of financing obligation during the nine months ended September 30, 2010 resulted in non-cash income of $553,000.  As that financing obligation was settled in fiscal 2010 there is no corresponding impact for the nine months ended September 30, 2011.

Change in Fair Value of Derivative Liabilities

For the nine months ended September 30, 2011, we recognized a non-cash income of $4,268,000 compared to non-cash income of $4,183,000 for the corresponding period of 2010.  This income is related to the change in fair value of the Company’s Derivative Liabilities associated with the embedded conversion feature in our Series C and Series D Preferred Stock and the anti-dilution provisions in certain warrants to purchase shares of our common stock. The Derivative Liabilities were revalued using available market information and commonly accepted valuation methodologies.

Other Expense (Income), Net

For the nine months ended September 30, 2011, we recognized other income of $19,000 and other expense of $0.  For the nine months ended September 30, 2010, we recognized other income of $313,000 and other expense of $0.  Other income for the nine months ended September 30, 2011 is comprised of approximately $16,000 from miscellaneous receipts at our German sales office and $3,000 from the negotiated settlement of certain trade accounts payable at amounts less than their carrying value. Other income for the nine months ended September 30, 2010 contains approximately $280,000 from the reduction of previously accrued liquidated damages due to the expiration of the statue of limitations, $10,000 for the application of forfeiture account balances of the Company’s 401(k) plan against the accrued employer match, $2,000 from the negotiated settlement of certain trade accounts payable at amounts less than their carrying value, and $21,000 in income on previously derecognized accounts receivables.

Income Tax Expense.

      Income tax expense was $6,000 for the nine months ended September 30, 2011 compared to $201,000 for the same period in 2010. The decrease of $195,000 is primarily due to an adjustment we recorded during the second quarter of 2010 related to our transfer pricing tax position with respect to our operations in Canada. That adjustment related to an examination conducted by the Canadian Revenue Agency for the tax years 2001 to 2008. The adjustment recorded in 2010 reflects the cumulative impact, including estimated interest and penalties.

Liquidity and Capital Resources

At December 31, 2010 and 2009, we had available cash of $103,000 and $342,000, respectively.  At September 30, 2011, our principal sources of liquidity consisted of cash and cash equivalents of $267,000 and accounts receivable, net of $305,000. As of September 30, 2011, we had negative working capital of $4,093,000 which included $1,473,000 of deferred revenue.

On December 20, 2011, the Company consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.   As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into shares of common stock.  In addition, in connection with the Qualified Financing, a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into shares of the Company’s common stock. The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.  The proceeds from the Qualified Financing were used for, among other purposes, payment of $1.5 million principal amount of convertible promissory notes.  In connection with, and promptly following consummation with the Qualified Financing, the Company reduced its total indebtedness by approximately $7.1 million, thereby substantially improving the Company’s working capital position.   As a result, the Company believes its existing cash and other resources, together with cash flow from operations, will be sufficient to provide for the Company’s working capital needs for the next twelve months.

Operating Activities

Net cash used in operating activities was $2,070,000 during the year ended December 31, 2010 as compared to  $2,874,000 for the corresponding period in 2009.  We used cash to fund net losses of $2,720,000, excluding non-cash expenses (depreciation, amortization, change in fair value of additional financing obligation and derivative liabilities, amortization of debt discount, stock-based compensation, loss on debt modification and financing expense incurred from the issuance of derivative instruments) of $2,329,000 for the year ended December 31, 2010.  We used cash to fund net losses of $1,830,000, excluding non-cash expenses (depreciation, amortization, change in fair value of additional financing obligation and derivative liabilities, amortization of debt discount, stock-based compensation, loss on debt modification and financing expense incurred from the issuance of derivative instruments) of $10,806,000 for the year ended December 31, 2009. For the year ended December 31, 2010 we generated cash of $617,000 through reductions in current assets and generated cash of $34,000 through increases in current liabilities (excluding debt). For the year ended December 31, 2009, we used cash of $222,000 from increases in current assets and used cash of $822,000 through decreases in current liabilities (excluding debt).

Net cash used in operating activities was $968,000 during the nine months ended September 30, 2011 as compared to net cash use of $1,045,000 during the same period in the prior year. During the nine months ended September 30, 2011, net cash used in operating activities primarily consisted of net income of $1.1 million and a net decrease in working capital and other assets and liabilities of $291,000.  Those amounts were offset by $2.3 million of non-cash costs including a $4.3 million unrealized gain related to the change in value of our derivative liabilities, $1.7 million in amortization of debt related costs and $240,000 is stock based compensation.  The decrease in working capital and other assets of $291,000 for the nine months ended September 30, 2011 was primarily driven by an increase of $399,000 in deferred revenue, a $261,000 increase in accrued expenses and a $241,000 decrease in billings in excess of costs and estimated earnings on uncompleted contracts.  Net working capital and other assets and liabilities decreased $865,000 during the nine months ended September 30, 2010.  That decrease was primarily driven by an increase in accrued expenses of $356,000, an increase in accounts payable of $214,000 and a decrease in accounts receivable, net of $247,000.

Investing Activities

For the years ended December 31, 2010 and 2009, we used cash of $13,000 and $16,000, respectively, to fund capital expenditures of computer equipment and software and furniture and fixtures. The level of equipment purchases resulted primarily from continued growth of the business and replacement of older equipment.

There was relatively no activity in our cash flows from investing activities at September 30, 2011.

Financing Activities

Net cash provided by financing activities was $1,820,000 for the year ended December 31, 2010. We generated cash of $5,750,000 from our issuance of convertible notes payable with warrants.  We also generated cash of $500,000 from our issuance of common stock pursuant to warrant exercises.  In 2010, we used cash of $4,430,000 for the repayment of our secured notes payable.  Net cash provided by financing activities was $3,191,000 for the year ended December 31, 2009. We generated cash of $2,325,000 from our issuance of secured notes payable.  We also generated cash of $1,370,000 from our issuance of common stock pursuant to warrant exercises.  In 2009, we used cash of $350,000 to repay notes a portion of our secured notes payable and incurred financing related expenses of $154,000.

We generated cash of $1.2 million from financing activities for the nine months ended September 30, 2011 compared to the generation of $750,000 for the same period in the prior year. The $1.2 million generated during the nine months ended September 30, 2011 was primarily driven from the $655,000 proceeds related to the exercise of 1,310,000 common stock warrants and $500,000 from the issuance of notes payable. For the nine months ended September 30, 2010, we generated cash of $500,000 from the exercise of 1,000,000 common stock warrants and generated cash of $250,000 from the issuance of secured notes payable.

Debt

At September 30, 2011, we had approximately $6.1 million in outstanding debt, exclusive of any debt discounts, and another $0.4 million in related accrued interest.

9% Secured Promissory Note

In February 2009, we entered into a secured promissory note (the "Note"), for $5,000,000 with a third-party lender (“the Lender”). The Note secures a credit facility for a total of up to $5,000,000. The initial advance under the Note was $1,000,000. Subsequent advances are subject to the discretion of the Lender. The note bears interest at 5.0% per annum on the outstanding principal and interest and are due on June 30, 2010. We will also pay the Lender additional financing fees (the “Additional Financing Obligation”) on the maturity date or such earlier date as may be required under the terms of the note equal to the greater of $400,000 or an amount equal to 2,000,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of such interest payment.

In conjunction with the issuance of the Note, we issued a warrant to purchase 4,500,000 shares of our common stock. The warrant has an exercise price $0.50 per share and may be exercised at any time from February 12, 2009 until February 12, 2014. Additionally, we entered into a Registration Rights Agreement requiring us to provide certain registration rights to the Lender relative to the 4,500,000 shares of our common stock issuable pursuant to the warrant.

We recorded the Note and Additional Financing Obligation net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender. The warrants issued in conjunction with the Note contained anti-dilution provisions, which require derivative liability classification. We estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in note discount from the issuance of the warrants of approximately $562,000. We recorded the Additional Financing Obligation equal to the fair values of the additional financing component using the Black-Scholes option-pricing model, which resulted in additional note discount of approximately $169,000. In addition, we accreted the $400,000 minimum payment to interest expense over the term of the agreement.

The Note is secured by all our assets. Under the terms of the Note, the entire outstanding balance together with all accrued interest shall be payable on (i) the maturity date (June 30, 2010), (ii) a change of control transaction, (iii) our receipt of proceeds from the sale of equity or equity linked securities in excess of $2,500,000, (iv) our receipt of proceeds from the issuance of any type of additional debt instruments, or (v) upon the occurrence of an event of default under the terms of the Note.

In June 2009, we and the Lender agreed to amend the Note (“Amendment No. 1”) whereby we received a waiver of default and extension of certain date sensitive covenants contained in the Note. As consideration for the waiver and extension, we issued to the Lender warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 per share. Such warrants may be exercised at any time from June 9, 2009 until June 9, 2014. In conjunction with the June 2009 waiver and extension, the interest rate on the Note was changed to 9% per annum, retroactive to February 2009.

We evaluated the waiver of default and interest rate change under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. We determined that, because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore we accounted for the modification as a debt extinguishment. Accordingly, we recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $750,000 during 2009. The loss on debt extinguishment of $750,000 includes approximately $132,000 of unamortized deferred financing fees written off due to the debt extinguishment. We recorded the new debt instruments net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender. We estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in a note discount from the issuance of the warrants of approximately $188,000. We are accreting the note discount and the Additional Financing Obligation discount using the effective interest rate method over the life of the Note.

In June 2009, we and the Lender further amended the Note (“Amendment No. 2”) whereby the Lender advanced us an additional $350,000 and amended certain terms of the Note. As consideration for the additional advance, we issued to the Lender warrants to purchase 700,000 shares of our common stock at an exercise price of $0.50 per share. Such warrants may be exercised at any time from June 22, 2009 until June 22, 2014.

We recorded Amendment No. 2 net of a discount equal to the fair value allocated to warrants. We estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in a note discount from the issuance of the warrants of approximately $238,000.

In October 2009, we and the Lender further amended the Note (“Amendment No. 3”) whereby the Lender agreed to make additional advances in an aggregate amount up to $1,000,000 (“Third Amendment Advance”) to only be used for the purpose of compromising certain of our outstanding vendor payables or for paying for the audit of our financial statements. The amendment calls for us to repay the lender in full the amount of any and all Third Amendment Advances, together with all accrued and unpaid interest thereon, on or before January 31, 2010. On October 5, 2009, the Lender made an advance of $300,000 to us pursuant to these provisions. As consideration for the additional advance, we issued to the Lender warrants to purchase 200,000 shares of our common stock at an exercise price of $0.60 per share. Such warrants may be exercised at any time from October 5, 2009 until October 5, 2014. As additional consideration, we assigned certain patents related to discontinued product lines to the Lender with the condition that we would participate in future proceeds generated from efforts by the Lender to monetize the patents.

We recorded the Amendment No. 3 borrowing net of a discount equal to the fair value allocated to warrants and the patent assignment. The warrants issued in conjunction with the Third Amendment Advance contained anti-dilution provisions, which require derivative liability classification. We estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in note discount from the issuance of the warrants of approximately $105,000. We estimated the fair value of the patent assignment to be $0 based on the unsuccessful attempt to monetize the patents.

On November 4, 2009, we and the Lender amended the Note (“Amendment No. 4”) whereby the Lender made an additional $350,000 advance (the “Additional Advance”) under the Note. As consideration for the Additional Advance, we executed an assignment of all accounts receivable (the “Assignment of Receivables”) whereby we assigned to the Lender all of our rights, title and interest in all accounts receivable as of the date of Amendment No. 4. In December 2009, we paid back the $350,000 advance plus accrued interest.

In December 2009, the Lender advanced an additional $325,000 under Amendment No. 3. In December 2009, the Lender added approximately $12,000 in legal fees to the principal balance of the note.

In February 2010, we and the Lender further amended the Note (“Amendment No. 5”) whereby the Lender extended the due date of amounts due on January 31, 2010 to March 15, 2010.

In March 2010, we and the Lender further amended the Note (“Amendment No. 6”) whereby the Lender made an additional advance of $250,000 under the Note. As consideration for the advance, we will pay the Lender additional interest on the maturity date or such earlier date as may be required under the terms of the Note in an amount equal to 200,000 multiplied by the average of the closing prices of our common stock for the ten trading day period immediately preceding the date of the payment of such interest payment. As additional consideration for making the advance, we assigned to the Lender its rights, title and interest in and to fifty percent of certain after-cost proceeds that may be received in connection with our prosecution of certain commercial tort claims (including, but not limited to, claims related to the infringement of our intellectual property). In conjunction with Amendment No. 6, the interest rate on the Note was changed to 10% per annum, retroactive to February 2009. Also in conjunction with Amendment No. 6, the Lender extended the due dates of amounts due on March 15, 2010 to June 30, 2010.

In conjunction with Amendments No. 5 and No. 6, the Lender added an aggregate of $15,000 to the note principal during 2010.

We recorded the borrowing under Amendment No. 6 net of a discount equal to the fair value of the change in the additional interest obligation of approximately $140,000. We estimated the fair value of the change in the additional interest obligation using the Black-Scholes option pricing model using the following assumptions: term of 0.3 years, a risk free interest rate of 0.20%, a dividend yield of 0%, and volatility of 107%.

Amendments Nos. 2 through 6 were evaluated under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. Based on such analysis, we determined that such amendments were not substantial.

In June 2010, we did not repay the outstanding note principal and interest due under the terms of the Note, which were due on June 30, 2010. In August 2010, we further amended the Note (“Amendment No. 7”) whereby the Lender extended the maturity date to September 15, 2010. The Note was further amended to allow us a 60 day grace period beyond September 15, 2010 if, prior to September 15, 2010, we can deliver a customer contract (or contracts) sufficient to generate aggregate revenue of not less than $25 million. In conjunction with the amendment, we agreed to pay a $50,000 amendment fee (such fee to be added to the principal balance of the Note as of the date of the amendment). We also agreed to amend the clause in the Note requiring us to pay additional interest on the Note equal to the greater of $400,000 or an amount equal to 2,200,000 times the average of the five highest closing prices for our common stock from February 12, 2009 to the maturity date of the Note. The additional interest will, however, not exceed $2,200,000. Prior to the amendment this payment was based upon the average of the 10 daily closing prices immediately preceding the date of payment and had no upper limit.

We evaluated the Amendment No. 7 modification under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. We determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore we accounted for the modification as a debt extinguishment. Accordingly, we recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $1,763,000 during 2010.

On October 6, 2010, we entered into a Settlement Agreement (the “Agreement”) with the Lender whereby we agreed to pay the Lender the sum of $4,703,465 (consisting of outstanding principal, interest, amounts due under the terms of the Additional Financing Obligation and legal fees) in three payments to be made in the amount of $1,567,821 due on or before October 8, 2010; $1,567,822 due on or before November 30, 2010; and a third and final payment of $1,567,822 due on or before December 30, 2010. Interest continued to accrue at a rate of 18% per annum on the outstanding indebtedness until the date of payment. The Lender retained a first priority security interest in our assets pursuant to the terms of the Note. The Company made the scheduled installment payments in accordance with the Agreement with the final payment being made on December 8, 2010.

6% Secured Convertible Promissory Notes

On October 5, 2010, we entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 1”) in the amount of $2,000,000 purchased by an existing shareholder. Convertible Note No. 1 is convertible into common shares at $0.50 per share. In conjunction with the issuance of the Convertible Note No. 1, we issued warrants to purchase 1,000,000 shares of common stock with an exercise price of $0.50.

We recorded Convertible Note No. 1 net of a discount equal to the fair value allocated to the warrants of approximately $408,000. We utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $408,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. We will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.
On November 5, 2010, we entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 2”) in the amount of $2,000,000 purchased by the same shareholder. Convertible Note No. 2 is convertible into common shares at $0.50 per share. In conjunction with the issuance of Convertible Note No. 2, we issued warrants to purchase 5,000,000 shares of common stock with an exercise price of $0.50.

We recorded Convertible Note No. 2 net of a discount equal to the fair value allocated to the warrants of approximately $2,000,000. The Company estimated the fair value of the warrants to be approximately $2,074,000 using a Monte-Carlo simulation performed by an independent valuation firm, Vantage Point Advisors, Inc. We also recorded an additional $74,000 in financing expense based on the fair value of the warrants as the grant date fair value of the warrants exceeded the face amount of the convertible note. We will accrete the note discount over the life of the note using the effective interest rate method.

On December 8, 2010, we entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 3”) in the amount of $1,500,000 purchased by the same shareholder. Convertible Note No. 3 is convertible into common shares at $0.50 per share. In conjunction with the issuance of Convertible Note No. 3, we issued warrants to purchase 2,250,000 shares of common stock with an exercise price of $0.50.

We recorded Convertible Note No. 3 net of a discount equal to the fair value allocated to the warrants of approximately $830,000. We utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $671,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. We will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On December 8, 2010, we entered into a security agreement with the Lender of Convertible Notes Nos. 1 through 3 (collectively the “6% Convertible Notes”) whereby Company granted the 6% Convertible Note holder a first priority lien on and security interest in all our assets.

In June 2011, we entered into a new, two year secured convertible 6% note (“Convertible Note No. 4”) in the amount of $500,000 purchased by the existing holder of the 6% Convertible Notes. Convertible Note No. 4 is convertible into common shares at $1.25 per share and is due June 9, 2013. In conjunction with the issuance of Convertible Note No. 4, we issued warrants to purchase 300,000 shares of common stock with an exercise price of $1.25. The Warrant terminates, if not previously exercised, two years from the date of issuance, or June 9, 2013. The Warrant contains a cashless exercise provision allowing the Lender to exercise the Warrant without tendering the exercise price of the Warrant, subject to a reduction of the number of shares of common stock issuable upon exercise of the Warrant.

We recorded Convertible Note No. 4 net of a discount equal to the fair value allocated to the warrants of approximately $188,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $188,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

7% Convertible Promissory Notes to Related Parties

On November 14, 2008, we entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), aggregating $110,000 with certain officers and members of our Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into our common stock. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.55 (the “Conversion Price”).

In conjunction with the issuance of the Related-Party Convertible Notes, we issued an aggregate of 149,996 warrants to the note holders to purchase our common stock. The warrants have an exercise price of $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

We, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000. We estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $12,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. We have accreted the beneficial conversion feature over the life of the note.

We did not repay the Related-Party Convertible Notes on the due date. In August 2009, we received, from the Related-Party Convertible Note holders, a waiver of default and extension to January 31, 2010 of the maturity date of the Related-Party Convertible Notes. As consideration for the waiver and note extension, we issued, to the Related-Party Convertible Note holders, an aggregate of 150,000 warrants to purchase shares of our common stock. The warrants have an exercise price of $0.54 per share and expire on August 25, 2014. We did not repay the notes on January 31, 2010 and is currently seeking an additional waiver of default from the holders of the Related-Party Convertible Notes.

The warrants issued in conjunction with the August 2009 waiver of default contain anti-dilution provisions, which require derivative liability classification. We recorded the grant date fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in the recognition of expense of approximately $52,000 included as a component of interest expense in our consolidated statements of operations for the year ended December 31, 2009.

Contractual Obligations

Total contractual obligations and commercial commitments as of September 30, 2011 are summarized in the following table (in thousands):

	Payment Due by Year
	Total	2011 (3 months)	2012	2013	2014	2015	Thereafter
9% secured promissory note*	$—	$—	$—	$—	$—	$—	$—
7% related party promissory note**	110	110	—	—	—	—	—
6% promissory note	6,000	—	5,500	500	—	—	—
Operating lease obligations	773	104	431	238	—	—	—

Total	$6,883	$214	$5,931	$738	$—	$—	$—
* Note was settled in December 2010.
** Note had a maturity date of January, 2010. We did not repay the notes on January 31, 2010 and we are currently seeking an additional waiver of default from the holders of the Related-Party Convertible Notes.

Real Property Leases

In December 2010, we entered into a new lease agreement and relocated our corporate headquarters to Rancho Bernardo Road in San Diego, California. The lease term commenced in December 2010 and ends on December 31, 2013. We are obligated under the lease to pay base rent and certain operating costs and taxes for the building. Aggregate base rent payable by us will be approximately $54,000, $111,000 and $114,000 during the first, second and third years of the lease, respectively. Our rent was abated at a rate of 50% for the first 12 months of the lease. Under the lease, we were required to provide a security deposit in the amount of approximately $9,500.

In addition to the corporate headquarters lease in San Diego, California, we also lease space in Ottawa, Province of Ontario, Canada; Portland, Oregon and Mexico City, Mexico. Those contractual lease obligations, as well as the San Diego lease, are included in the “contractual obligations” summary table above.

Stock-based Compensation

Stock-based compensation has been classified as follows in the accompanying condensed consolidated statements of operations (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of revenues	$1	$1	$4	$4
General and administrative	38	33	141	102
Sales and marketing	16	19	50	58
Research and development	15	7	45	20

Total	$70	$60	$240	$184

Factors That May Affect Future Financial Condition and Liquidity

Currently our cash commitments include normal recurring trade payables, expense accruals, minimum royalty obligations, debt and operating and capital leases, all of which are currently expected to be funded through existing working capital. Aside from these recurring operating expenses, we expect to incur approximately $200,000 in capital expenditures in fiscal 2012.

Cash Flows

Our principal liquidity requirements are to meet our lease obligations and our working capital and capital expenditure needs. Subject to our operating performance, which, if significantly adversely affected, would adversely affect the availability of funds, we expect to finance our operations through cash provided by operations and existing borrowings available under our credit facility. We cannot be sure, however, that this will be the case, and we may seek additional financing in the future. The following table summarizes our primary sources and uses of cash in the periods presented:
	Years Ended
	December 31, 2010	December 31, 2009
	(in thousands)
Net cash used in operating activities	$(2,070)	$(2,874)
Net cash used in investing activities	$(13)	$(16)
Net cash provided by financing activities	$1,820	$3,191
Net (decrease) increase in cash and cash equivalents	$(239)	$171
Cash and cash equivalents, end of period	$103	$342

Off-Balance Sheet Arrangements

At December 31, 2010, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving non-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties except as disclosed elsewhere in this Registration Statement.

Recent Accounting Pronouncements

    In April 2010, the FASB issued ASU 2010-17, Revenue Recognition – Milestone Method (Topic 605): Milestone Method of Revenue Recognition, a consensus of the FASB Emerging Issues Task Force, which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010.  The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

    In September 2011, the FASB issued ASU 2011-8, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which amends previous guidance on the testing of goodwill for impairment; the guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The new guidance provides entities with the option of first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would still be required. The adoption of this updated authoritative guidance is not expected to have a significant impact on the company’s Condensed Consolidated Financial Statements.

    In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities, an update to the authoritative guidance which requires disclosure information about offsetting and related arrangements for financial instruments and derivative instruments. The guidance provided by this update becomes effective for the Company in the first quarter of fiscal 2014. The adoption of this updated authoritative guidance is not expected to have a significant impact on the company’s Condensed Consolidated Financial Statements.

    In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05; an update to the authoritative guidance which defers the effective date of the presentation of reclassification adjustments out of accumulated other comprehensive income. The guidance provided by this update becomes effective for the Company in the first quarter of fiscal 2013. The adoption of this updated authoritative guidance is not expected to have a significant impact on the company’s Condensed Consolidated Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Principal Occupation/Position Held With the Company
Mr. S. James Miller, Jr.	58	Chief Executive Officer and Chairman of the Board of Directors
Mr. Wayne Wetherell	59	Sr. Vice President, Chief Financial Officer, Secretary and Treasurer
Mr. John Callan	65	Director
Mr. David Carey	67	Director
Mr. Guy Steve Hamm	64	Director
Mr. David Loesch	67	Director

S. James Miller, Jr. has served as our Chief Executive Officer since 1990 and Chairman of the Board since 1996. He also served as our President from 1990 until 2003. From 1980 to 1990, Mr. Miller was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunications industry. While at Oak Industries, Mr. Miller served as a director and as Senior Vice President, General Counsel, Corporate Secretary and Chairman/President of Oak Industries’ Pacific Rim subsidiaries. He has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

    The Nominating and Corporate Governance Committee believes that Mr. Miller possesses substantial managerial expertise leading the Company through its various stages of development and growth, beginning in 1990 when Mr. Miller joined the Company as President and Chief Executive Officer, and that such expertise is extremely valuable to the Board of Directors and the Company as it executes its business plan.  In addition, the Board of Directors values the input provided by Mr. Miller given his legal experience.

   Wayne Wetherell has served as our Senior Vice President, Administration and Chief Financial Officer since May 2001 and additionally as our Secretary and Treasurer since October 2005. From 1996 to May 2001, he served as Vice President of Finance and Chief Financial Officer. From 1991 to 1996, Mr. Wetherell was the Vice President and Chief Financial Officer of Bilstein Corporation of America, a manufacturer and distributor of automotive parts. Mr. Wetherell holds a B.S. degree in Management and an M.S. degree in Finance from San Diego State University.

   John Callan was appointed to the Board in September 2000.  Since July 2008, Mr. Callan returned to Ursa Major Associates, the consulting firm he co-founded in 2001.  He now serves as Managing Director.  From February 2007 to July 2008, Mr. Callan served as Vice President, Strategy and Business Development at DHL Global Mail, Americas. From March 2006 to February 2007, Mr. Callan served DHL Global Mail as Vice President - Domestic Product Management. From 2001 to 2006, Mr. Callan served as Principal of Ursa Major Associates, LLC, the logistics strategy-consulting firm he co-founded. From 1997 to 2002, he was an independent business strategy consultant in the imaging and logistics fields. From 1995 to 1997, Mr. Callan served as Chief Operating Officer for Milestone Systems, a shipping systems software company. From 1987 to 1995, he served as Director of Entertainment Imaging at Polaroid Corporation. Mr. Callan is a graduate of the University of North Carolina.
The Nominating and Corporate Governance Committee believes that Mr. Callan’s extensive business strategy consulting experience in the imaging and logistics fields, together with his extensive knowledge of the Company’s operations gained since joining the Board in 2000, provides the Company and the Board of Directors with valuable input with respect to issues facing the Company as it executes its business plan.

   David Carey was appointed to the Board in February 2006. Mr. Carey is a former Executive Director of the Central Intelligence Agency.  Since July 2009 Mr. Carey has served as an Outside Director on the Special Security Agreement (SSA) Board of DRS Technologies, a Finmeccanica S.p.a company.  Mr. Carey also serves on a number of Advisory Boards, including the Advisory Board of Raytheon TCS (Trusted Computer Solutions). Mr. Carey also consults with companies both independently and as an affiliate of both the Command Consulting Group and D4 Consulting.  From April 2005 to August of 2008, Mr. Carey served as Executive Director for Blackbird Technologies, which provides state-of-the-art IT security expertise, where he assists the company with business development and strategic planning. Prior to joining Blackbird Technologies, Mr. Carey was Vice President, Information Assurance for Oracle Corporation from September 2001 to April 2005. In addition, Mr. Carey worked for the CIA for 32 years until 2001. During his career at the CIA, Mr. Carey held several senior positions including that of Executive Director, often referred to as the Chief Operating Officer, or No. 3 person in the agency, from 1997 to 2001. Before assuming that position, Mr. Carey was Director of the DCI Crime and Narcotics Center, the Director of the Office of Near Eastern and South Asian Analysis, and Deputy Director of the Office of Global Issues. Mr. Carey is a graduate of Cornell University and the University of Delaware.

    Mr. Carey’s experience as a former Executive Director of the CIA, his experience dealing with IT security matters, and the extensive contacts gained over his career working within the intelligence and security community, provide the Board with specialized expertise that assists the Company in the specific industries in which it operates.

   Guy Steve Hamm was appointed to the Board in October 2004. Mr. Hamm served Aspen Holding, a privately held insurance provider, as CFO from December 2005 to February 2007. In 2003, Mr. Hamm retired from PricewaterhouseCoopers, where he was a national partner-in-charge of middle market. Mr. Hamm was instrumental in growing the Audit Business Advisory Services (ABAS) Middle Market practice at PricewaterhouseCoopers, where he was responsible for $300 million in revenue and more than 100 partners. Mr. Hamm is an adjunct professor in accounting at Chapman University.  Mr. Hamm is a graduate of San Diego State University.

    The Nominating and Corporate Governance Committee believes that Mr. Hamm’s experience in public accounting, together with his management experience as a Chief Financial Officer, provide the Audit Committee of the Board with the expertise needed to oversee the Company’s finance and accounting professionals, and the Company’s independent public accountants.

   David Loesch was appointed to the Board in September 2001 after 29 years of service as a Special Agent with the Federal Bureau of Investigations (“FBI”). At the time of his retirement from the FBI, Mr. Loesch was the Assistant Director in Charge of the Criminal Justice Information Services Division of the FBI. Mr. Loesch was awarded the Presidential Rank Award for Meritorious Executive in 1998 and has served on the board of directors of the Special Agents Mutual Benefit Association since 1996. He is also a member of the International Association of Chiefs of Police and the Society of Former Special Agents of the FBI, Inc.  Mr. Loesch served in the United States Army as an Officer with the 101st Airborne Division in Vietnam. He holds a Bachelor’s degree from Canisius College and a Master’s degree in Criminal Justice from George Washington University. Mr. Loesch is currently a private consultant on public safety and criminal justice solutions.

    The Nominating and Corporate Governance Committee believes that Mr. Loesch’s extensive service as a Special Agent with the FBI, together with his knowledge of security issues relevant to the Company’s products and markets, provides the Company and the Board of Directors with relevant input regarding the industries in which the Company competes, and the markets served by the Company.

Significant Employees

The Company has also identified the following persons as significant employees of the Company:

Chuck AuBuchon.  Mr. AuBuchon has served as our Vice President, Business Development since January 2007. From 2004 to 2007 he served as Vice President, Sales. From 2003 to 2004, he served as Director of North American Sales. From 2000 to 2003, Mr. AuBuchon was Vice President Sales & Marketing at Card Technology Corporation, a manufacturer of Card Personalization Systems, where he was responsible for distribution within the Americas, Asia Pacific and EMEA (Europe, Middle East and Africa) regions. From 1992 to 2000, Mr. AuBuchon held various sales management positions, including Vice President Sales and Marketing, for Gemplus and Datacard. Mr. AuBuchon is a graduate of Pennsylvania State University.

David Harding. Mr. Harding has served as our Vice President and Chief Technology Officer since January 2006. Before joining us, Mr. Harding was the Chief Technology Officer at IC Solutions, Inc., where he was responsible for all technology departments including the development and management of software development, IT and quality assurance as well as their respective hardware, software and human resource budgets from 2001 to 2003. He was the Chief Technology Officer at Thirsty.com from 1999 to 2000, the Chief Technology Officer at Fulcrum Point Technologies, Inc., from 1996 to 1999, and consultant to Access360, which is now part of IBM/Tivoli, from 1995 to 1996.

Board of Directors

Board Composition and Election of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management of our business and affairs. Our certificate of incorporation provides that the number of directors may be determined pursuant to our bylaws, which provide that such number may be determined from time to time by our board of directors. However, under our bylaws, the number of directors shall not be less than four nor more than seven. Our directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Independent Directors

Our board of directors is currently composed of seven members. Messrs. Miller, Wetherell, Callan, Carey, Hamm and Loesch qualify as independent directors in accordance with the listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy it that the accountants are independent of management. The Audit Committee currently consists of Messrs. Hamm (Chairman), and Loesch, each of whom is a non-management member of our Board of Directors. Mr. Hamm is also our Audit Committee financial expert as currently defined under Securities and Exchange Commission rules.  We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

Compensation Committee

The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. The Compensation Committee currently consists of Messrs. Callan (Chairman), and Carey, each of whom is a non-management member of our Board of Directors. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee currently consists of Mr. Callan (Chairman).  The Board of Directors intends to appoint an additional outside Board member to the Nominating and Corporate Governance Committee.  We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

Indemnification of Officers and Directors

As permitted by Delaware law, the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action,  they are adjudged to have acted with gross negligence or willful misconduct.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics policy that applies to our directors and employees (including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions).  The Company intends to promptly disclose (i) the nature of any amendment to this code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of this code of ethics that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website in the future.  A copy of our Code of Business Conduct and Ethics can be obtained from our website at http://www.iwsinc.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information about the compensation paid or accrued during the year ended December 31, 2010 and 2009 to our Chief Executive Officer and the Company's two most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at December 31, 2010, and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Stock Awards		Option Awards (1)(2)		All Other Compensation	Total

S. James Miller, Jr. Chairman of the Board and Chief Executive Officer	2010	$326,630	$-	(3)	$68,539	(6)	$4,560	$399,729
	2009	338,570	-		51,358	(6)	5,744	395,672
			-
Wayne G. Wetherell Senior Vice President Chief Financial Officer, Secretary, and Treasurer	2010	195,240	-	(4)	47,644	(6)	2,967	245,851
	2009	202,563	-		33,327	(6)	5,012	240,902

David Harding Vice President and Chief Technical Officer	2010	188,061	-	(5)	35,822	(6)	-	223,883
	2009	185,029	-		35,249	(6)	-	220,278

(1)	All option awards were granted under the 1999 Stock Award Plan (the “1999 Plan”).

(2)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2010. We have elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. We are required to make various assumptions in the application of the Black-Scholes option-pricing model and have determined that the best measure of expected volatility is based on the historical weekly volatility of our common stock. Historical volatility factors utilized in our Black-Scholes computations range from 64% to 119%. We have elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by us as computed by this method ranges from 5.5 years to 6.1 years. The difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in our Black-Scholes calculations range from 4.1 % to 4.6%. Dividend yield is zero, as we do not expect to declare any dividends on our common shares in the foreseeable future. In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. We have estimated an annualized forfeiture rate of 9.7 % for corporate officers, 4.1 % for members of the Board of Directors and 24.3 % for all other employees. We review the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

(3)
Represents the quarterly vesting of 316,620 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(4)
Represents the quarterly vesting of 163,560 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they hold with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(5)
Represents the quarterly vesting of 105,000 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they hold with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(6)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010 and 2009, in accordance with the provisions of SFAS 123R and thus may include amounts from awards granted prior to 2010 and 2009. Assumptions used in the calculation of these amounts are included in Notes to the Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive awards held by each of the Named Executive Officers outstanding as of December 31, 2010:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Unearned Options: Exercisable (#)		Number of Securities Underlying Unexercised Unearned Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested
S. James Miller, Jr.	58,375	(1)	41,628	$0.20	1/27/2019	237,465	$232,716
	—	(2)	183,000	$0.73	1/29/2020

Wayne G. Wetherell	35,000	(1)	25,000	$0.20	1/27/2019	122,670	$120,217
	—	(2)	60,000	$0.73	1/29/2020

David Harding	29,170	(1)	20,830	$0.20	1/27/2019	78,750	$77,175
	—	(2)	80,000	$0.73	1/29/2020

(1)	These options vest over three years with one third vesting 1/27/2010 and the remainder vesting in equal quarterly installments thereafter.
(2)	These options vest over three years with one third vesting 1/29/2011 and the remainder vesting in equal quarterly installments thereafter.
Employment Agreements and Severance Arrangements

S. James Miller, Jr. On October 1, 2005, we entered into an employment agreement with Mr. Miller pursuant to which Mr. Miller serves as President and Chief Executive Officer. This agreement was for a three-year term ending September 30, 2008.  On September 27, 2008 this agreement was amended to change the expiration from September 30, 2008 to June 30, 2009.   On April 6, 2009 this agreement was amended to change the expiration to December 31, 2009.   On December 10, 2009 this agreement was amended to change the expiration to December 31, 2011. On March 10, 2011 this agreement was amended to change the expiration to December 31, 2012. This agreement provides for annual base compensation in the amount of $291,048, which amount will be increased based on cost-of-living increases. Under this agreement, we will reimburse Mr. Miller for reasonable expenses incurred in connection with our business. Under the terms of the agreement, Mr. Miller will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to twenty-four months’ base salary; (ii) continuation of Mr. Miller’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of Mr. Miller’s outstanding stock options and restricted stock awards. In the event that Mr. Miller’s employment is terminated within six months prior to or thirteen months following a change of control (defined below), Mr. Miller is entitled to the severance benefits described above, except that 100% of Mr. Miller’s outstanding stock options and restricted stock awards will immediately vest.

Wayne Wetherell. On October 1, 2005, we entered into an amended employment agreement with Mr. Wetherell pursuant to which Mr. Wetherell will serve as our Chief Financial Officer. This agreement is for a three-year term ending September 30, 2008. On September 27, 2008 this agreement was amended to change the expiration from September 30, 2008 to June 30, 2009.   On April 6, 2009 this agreement was amended to change the expiration to December 31, 2009.   On December 10, 2009 this agreement was amended to change the expiration to December 31, 2010.   On March 10, 2011 this agreement was amended to change the expiration to December 31, 2011. This agreement provides for annual base compensation in the amount of $174,100, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Under this agreement, we will reimburse Mr. Wetherell for reasonable expenses incurred in connection with our business. Under the terms of the agreement, Mr. Wetherell will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to twelve months; (ii) continuation of Mr. Wetherell’s fringe benefits and medical insurance for a period of three years; (iii) immediate vesting of 50% of Mr. Wetherell’s outstanding stock options and restricted stock awards. In the event that Mr. Wetherell’s employment is terminated within six months prior to or thirteen months following a change of control (defined below), Mr. Wetherell is entitled to the severance benefits described above, except that 100% of Mr. Wetherell’s outstanding stock options and restricted stock awards will immediately vest.

Change of Control and Severance Benefits Agreement with David Harding. On May 21, 2007, we entered into a Change of Control and Severance Benefits Agreement with Mr. David Harding, our Vice President and Chief Technical Officer. This agreement has a two-year term, commencing on May 21, 2007. On September 27, 2008 this agreement was amended to change the expiration from May 21, 2009 to June 30, 2009.  On April 6, 2009 this agreement was amended to change the expiration to December 31, 2009.   On December 10, 2009 this agreement was amended to change the expiration to December 31, 2010.  On March 10, 2011 this agreement was amended to change the expiration to December 31, 2011. Subject to the conditions and other limitations set forth therein, Mr. Harding will be entitled to the following severance benefits if we terminate his employment without cause prior to the closing of any change of control transaction: (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of Mr. Harding’s health insurance benefits until the earlier of six (6) months following the date of termination, the date on which he is no longer entitled to continuation coverage pursuant to COBRA or the date that he obtains comparable health insurance coverage. In the event that Mr. Harding’s employment is terminated within the twelve months following a change of control, he is entitled to the severance benefits described above, plus his stock options will immediately vest and become exercisable. Mr. Harding’s eligibility to receive severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

For purposes of each of the above-referenced agreements, termination for “cause” generally means the executive’s commission of an act of fraud or similar conduct which is intended to result in substantial personal enrichment of the executive, conviction or plea of nolo contendere to a felony, gross negligence or breach of fiduciary duty that results in material injury to us, material breach of the executive’s proprietary information agreement that is materially injurious to us, willful and material failure to perform his duties as an officer or employee of ours or material breach of his employment agreement and the failure to cure such breach in a specified period of time or a violation of a material policy of ours that is materially injurious to us. A “change in control” as used in these agreements generally means the occurrence of any of the following events: (i) the acquisition by any person or group of 50% or more of our outstanding voting stock, (ii) the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of our voting stock hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of our capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company); (iii)  there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries to an entity, 50% or more of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

 (iv)  individuals who, on the date the applicable agreement was adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the applicable agreement, be considered as a member of the Incumbent Board.

2001 Equity Incentive Plan.

On September 12, 2001, our Board of Directors adopted the 2001 Equity Incentive Plan (the “2001 Plan”). Under the terms of the 2001 Plan, we may issue stock awards to our employees, directors and consultants, and such stock awards may be given as non-statutory stock options (options not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code), stock bonuses, and rights to acquire restricted stock. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table above.

The 2001 Plan is administered by the Board of Directors or a Committee of the Board as provided in the 2001 Plan. The exercise price of options granted under the 2001 Plan shall not be less than 85% of the market value of our common stock on the date of the grant, and, in some cases, may not be less than 110% of such fair market value. The term of options granted under the 2001 Plan as well as their vesting is determined by the Board and to date, options have been granted with a ten-year term and vesting over a three-year period. While the Board may suspend or terminate the 2001 Plan at any time, if not terminated earlier, it will terminate on the day before its tenth anniversary of the date of adoption. The Board has determined not to issue any future awards under the 2001 Plan.

Amendment and Termination

Our board of directors in its discretion may terminate the plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Our board of directors has the right to alter or amend the plan or any part of the plan from time to time; provided that no change in any award theretofore granted may be made that would impair the rights of the holder without the consent of the holder. However, our board of directors may not, without approval of the stockholders, amend the plan to increase the maximum aggregate number of shares that may be issued under the plan, change the class of individuals eligible to receive awards under the plan, or otherwise modify the plan in a manner that would require shareholder approval under applicable exchange rules.

Director Compensation

Each of our non-employee directors receives a monthly retainer of $3,000 for serving on the Board of Directors. Board members who also serve on the Audit Committee receive additional monthly compensation of $458 for the Chairman and $208 for the remaining members of the Audit Committee.   Board members who also serve on the Compensation Committee receive additional monthly compensation of $417 for the Chairman and $208 for the remaining members of the Compensation Committee.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policies. For the fiscal year ended December 31, 2010, the Board held the payment of fees for the period for approximately ten months in light of the Company’s limited cash resources.  For the fiscal year ended December 31, 2010 the total amounts paid to non-employee directors as compensation (excluding reimbursable expenses) was $40,250.  During that same period a total of $160,250 was accrued as board fees but not paid.

Each of our non-employee directors is also eligible to receive stock option grants under the 1999 Plan. Options granted under the 1999 Plan are intended by us not to qualify as incentive stock options under the Code.

The term of options granted under the 1999 Plan is ten years. In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, an equivalent option will be substituted by the successor corporation, provided, however, that we may cancel outstanding options upon consummation of the transaction by giving at least thirty (30) days notice.

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the year ended December 31, 2010, other than a director who also served as an executive officer.

	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)(7)	All Other Compensation ($)	Total ($)
John Callan	2010	41,000	-	(2)	4,799	-	45,799
	2009	41,000	-		4,996	-	45,996

John Holleran (1)	2010	41,000	-	(3)	4,799	-	45,799
	2009	41,000	-		4,996	-	45,996

Guy Steve Hamm	2010	41,500	-	(4)	4,799	-	46,299
	2009	41,500			4,996	-	46,496

David Carey	2010	38,500	-	(5)	4,799	-	43,299
	2009	38,500	-		4,996	-	43,496

David Loesch	2010	38,500	-	(6)	4,799	-	43,299
	2009	38,500	-		4,996	-	43,496

(1)	Mr. Holleran passed away on October 6, 2011, and is therefore no longer a member of the Board of Directors.
(2)
Represents the quarterly vesting of 25,521 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(3)
Represents the quarterly vesting of 24,157 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(4)
Represents the quarterly vesting of 16,200 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(5)
Represents the quarterly vesting of 12,000 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(6)
Represents the quarterly vesting of 28,200 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(7)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010, in accordance with the provisions of SFAS 123R and thus may include amounts from awards granted prior to 2010. Assumptions used in the calculation of these amounts are included in Notes to the Consolidated Financial Statements.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 14, 2008, Jim Miller and Charles AuBuchon loaned the Company $45,000 each and in consideration therefor received a convertible promissory note (“Management Notes”).  The Management Notes were due and payable on February 14, 2009 (“Maturity Date”), accrued interest at 7% annually, and were convertible into shares of common stock of the Company at $0.55 per share.  In addition, each of Messrs. Miller and AuBuchon were issued warrants to purchase 61,363 shares of our common stock, exercisable for five years, at $0.55 per share (“Management Warrants”).  In addition, additional Management Notes were issued to Steve Hamm and David Loesch, who each loaned the Company $10,000.  Messrs. Hamm and Loesch were each issued Management Warrants to purchase 13,365 shares of the Company’s common stock.  On August 25, 2009, the Maturity Date was extended indefinitely by the lenders in exchange for 61,365 additional Management Warrants with an exercise price of $0.50 per share, in the case of the Management Notes held by Messrs. Miller and AuBuchon.  Messrs Hamm and Loesch were each issued an additional 13,365 Management Warrants with an exercise price of $0.50 per share.  From time to time, Mr. Miller has advanced the Company sums ranging from $5-$20,000 for various expenses. No compensation for these advances was paid and these advances were repaid in full.

        As of December 31, 2010, Neal Goldman, and certain affiliated entities (together, "Goldman"), held certain promissory notes issued during the quarter ended December 31, 2010, in the principal amount of $5.5 million (the “Goldman Notes”).  The Goldman Notes accrued interest at the rate of 6.0%, became due and payable on various dates in the quarter ending December 31, 2012, and were convertible into a total of 11,732,986 shares of the Company’s common stock.    In addition, Goldman was issued warrants to purchase 8.25 million shares of the Company’s common stock in connection with the issuance of the Goldman Notes, at an exercise price of $0.50 per share.  The total principal and accrued interest due and payable Goldman under the terms of the Goldman Notes at December 31, 2010 was $5,543,438, at which time Goldman may be deemed an affiliate of the Company due to his beneficial ownership of in excess of ten percent of the Company’s issued and outstanding shares of common stock.  Each of the Goldman Notes was paid, and/or converted into shares of the Company’s common stock on December 20, 2011 in connection with the Qualified Financing.

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of our Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of our Board of Directors first reviews and approves the transactions.

In addition, pursuant to our Code of Ethical Conduct and Business Practices, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Director Independence

Our Board of Directors has determined that all of its members, other than Mr. Miller, who serves as the Company’s Chief Executive Officer, are “independent” within the meaning of the NASDAQ and Securities and Exchange Commission rules regarding independence.

We maintain separately designated Audit, Compensation and Nominating and Corporate Governance Committees. In applying the independence standards applicable to such Committee members, each of the members is considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership of our common stock as of January 1, 2012, by (i) each person who is known by us to own of record or beneficially more than 10% of our common stock, (ii) each of our directors and officers. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of common stock. Shareholdings include shares held by family members. Unless otherwise noted, the addresses of the individuals listed below are 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127.

Name and Address	Number of Shares (1)	Percent of Class (2)

Directors and Named Executive Officers:
S. James Miller, Jr. (3)	1,112,765	1.6%
Chairman, Chief Executive Officer

John Callan (4)	85,521	0	%*
Director

David Carey (5)	42,000	0	%*
Director

G. Steve Hamm (6)	77, 516	0	%*
Director

David Loesch (7)	103, 848	0	%*
Director

Wayne Wetherell (8)	426,200	0	%*
SVP of Administration, Chief Financial Officer, Secretary

Charles AuBuchon (9)	537, 754	0	%*
VP of Business Development

David Harding (10)	208,332	0	%*
Chief Technical Officer

Total beneficial ownership of directors and officers as a group (8 persons):	2,602,514	3.8%

5% Stockholders:

Gruber & McBaine Capital Management LLC 50	11,935,517	17.5%
Osgood Place San Francisco, CA (11)

Bruce Toll (12)	8,539,851	11.6%

Neal I. Goldman (13)	32,460,145	41.5%

(1)
All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of January 1, 2012.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 67,124,357 shares of common stock outstanding as of January 1, 2012. Options that are presently exercisable or exercisable within 60 days of the January 1, 2012 are deemed to be beneficially owned by the stockholder holding the options for the purpose of computing the percentage ownership of that stockholder, but are not treated as outstanding for the purpose of computing the percentage of any other stockholder.

(3)
Includes 75,201 shares held jointly with spouse and 222,000 options exercisable within 60 days of January 1, 2012.  Also includes 122,727 warrants and notes convertible into 100,695 shares of common stock.

(4)	Includes of 10,000 options exercisable within 60 days of January 1, 2012.

(5)	Includes of 10,000 options exercisable within 60 days of January 1, 2012.

(6)	Includes of 11,668 options exercisable within 60 days of January 1, 2012. Also includes 27,271 warrants and notes convertible into 22,377 shares of common stock.

(7)	Includes of 10,000 options exercisable within 60 days of January 1, 2012. Also includes 27,271 warrants and notes convertible into 22,377 shares of common stock.

(8)	Includes 100,000 options exercisable within 60 days of January 1, 2012.

(9)	Includes 128,332 options exercisable within 60 days of January 1, 2012. Also includes 122,727 warrants and notes convertible into 100,695 shares of common stock.

(10)	Includes 103,332 options exercisable within 60 days of January 1, 2012.

(11)	Includes 922,438 shares issuable upon exercise of warrants. Patrick McBaine exercises sole voting and dispositive power over all reported shares.

(12)	Includes 5,400,000 shares issuable upon exercise of warrants.

(13)
Includes 11,025,000 shares issuable upon exercise of warrants.   Mr. Goldman exercises sole voting and dispositive power over 29,395,085 shares, and shared voting and dispositive power over 9,095,060 reported shares, of which 3,065,060 shares are owned by Goldman Capital Management, Inc., 6,000,000 shares are owed by Goldman Partners, LP and 30,000 shares are owed by The Neal and Marlene Goldman Foundation.

* less than 1%

The following table sets forth additional information as of December 31, 2010, with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements. The information includes the number of shares covered by and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options and other rights.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

We have not paid any dividends on our common stock.

Warrant Shares

This registration statement does not register the resale of the warrants, but does register for resale up to 12,252,500 shares of common stock issuable upon exercise of the warrants from the date of issuance until December 20, 2016, and 4,500,000 shares of common stock issuable upon exercise of certain warrants from the date of issuance until February 12, 2014.

 Transfer Agent

Our transfer agent is ComputerShare, Denver, Colorado.

SELLING STOCKHOLDERS

On December 20, 2011, we issued 20,090,000 shares of our common stock and issued warrants to purchase an additional 12,252,500 shares of common stock to a group of institutional investors for gross proceeds to us of $10.0 million. The net proceeds of the offering, after deducting placement agent fees and estimated financing expenses, were approximately $9.2 million. MDB Capital acted as sole placement agent for the private placement and received $652,500 and warrants to purchase 2,207,500 shares of our common stock as placement agent fees.

Pursuant to a registration rights agreement with the purchasers in the private placement, we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of all of our registerable securities under the registration rights agreement they own pursuant to Rule 415 of the Securities Act of 1933, as amended (“Securities Act”). Accordingly, we filed a registration statement on Form S-1 of which this prospectus forms a part with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreement to use our best efforts to cause the registration statement to be declared effective under the Securities Act by May 20, 2012, and to use our best efforts to keep the registration statement effective until the shares of our common stock they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act. Our securities being offered by this prospectus is being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The table below presents information as of February 10, 2012, regarding the Selling Stockholders and the shares of common stock that the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

•
the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

•
the number and percent of shares of our common stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of common stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all of the securities offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of its securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their securities holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 67,898,916 shares of our common stock issued and outstanding on February 10, 2012. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the Securities and Exchange Commission.

	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering
Name of Selling Security Holder (1)			Number	Percent*
1999 Clifford Family Trust (2)	-	75,000	75,000	**
Alex Zapanta (3)	-	4,415	4,415	**
Anthony DiGiandomenico (4)	-	220,750	220,750	**
Benjamin L. Padnos (5)	-	150,000	150,000	**
Bruce Toll (6)	1,952,081	6,042,214	7,994,295	11.6%
Catalysis Offshore LTD (7)	-	150,000	150,000	**
Compass Financial, Traditional Investment Fund, LTD Class B (8)	-	6,000,000	6,000,000	8.6%
Del Rey Management LP (9)	-	450,000	450,000	**
Erick Richardson (10)	-	75,000	75,000	**
Gary Shuman (11)	-	84,000	84,000	**
George Hugh Brandon (12)	-	134,658	134,658	**
Goldman Capital Management MPP (13)	3,770,000	6,891,077	10,661,077	14.8%
Goldman Partners LP (14)	-	6,000,000	6,000,000	8.6%
Greg Seuss (15)	-	66,000	66,000	**
Gruber & McBaine International (16)	675,938	1,499,872	2,175,810	3.2%
Harrison H. Augur Smith Barney 401-K (17)	-	276,581	276,581	**
Harto Family Partners (18)	67,500	63,162	130,662	**
Harvey Kohn Prototype SEP Pershing (19)	-	176,853	176,853	**
Iroquois Master Fund, Ltd. (20)	40,246	300,000	340,246	**
J. Paterson McBaine (21)	409,319	1,403,070	1,812,389	2.7%
James P. Tierney (22)	-	75,000	75,000	**
Joel Schoenfeld (23)	-	63,162	63,162	**
John O’Mahony (24)	-	126,323	126,323	**
Kevin Cotter (25)	-	147,903	147,903	**
Kingsbrook Opportunities Master Fund LP (26)	-	750,000	750,000	1.1%
Lagunitas Partners, LP (27)	2,202,433	4,596,419	6,798,852	9.9%
Law Offices of Aaron A. Grunfeld & Associates Defined Benefit Pension Plan (28)	-	75,000	75,000	**
Liolios Family Trust, J. Scott Liolios TTEE (29)	-	150,000	150,000	0.2%
LKCM Investment Partnership, L.P. (30)	-	900,000	900,000	1.3%
LKCM Investment Partnership II, L.P. (31)	-	37,500	37,500	**
LKCM Micro-Cap Partnership, L.P. (32)	-	150,000	150,000	**
LKCM Private Discipline Master Fund, SPC (33)	-	1,012,500	1,012,500	1.5%
LKCM Technology Partnership, L.P. (34)	-	150,000	150,000	**
Marc Cohen (35)	185,500	50,529	236,029	**
Martin P. Regan (36)	-	150,000	150,000	**
MDB Capital Group LLC (37)	-	1,103,750	1,103,750	1.6%
Michael J. Cavalier Jr. (38)	-	225,000	225,000	**
Michael Sean Browning (39)	-	75,000	75,000	**
Murray H. Gross (40)	25,000	75,000	100,000	**
Neal Goldman (41)	7,480,000	8,319,065	15,799,065	21.7%
Patrick Kolenik (42)	-	63,162	63,162	**
Peter A. Appel (43)	-	750,000	750,000	1.1%
Peter Conley (44)	-	298,012	298,012	**
R & A Chade Family Trust (45)	-	225,000	225,000	**
Revelation Special Situation Fund Ltd (46)	-	5,250,000	5,250,000	7.5%
Richardson & Patel LLP (47)	-	135,000	135,000	**
Robert Clifford (48)	-	298,012	298,012	**
Equity Trust Company Custodian FBO, Robert C. Clifford IRA (49)	-	300,000	300,000	**
Robert D. van Roijen, Jr (50)	-	1,382,904	1,382,904	2.0%
Robert J. Moeller Irrevocable Trust (51)	-	50,529	50,529	**
Ronit Sucoff (52)	381,407	63,162	444,569	**
Strome Alpha Offshore LTD (53)	-	1,500,000	1,500,000	2.2%
Thomas A. McCall (54)	-	150,000	150,000	**
Wiley M. Pickett (55)	-	150,000	150,000	**
William A and Holly K Clifford (56)	-	75,000	75,000	**

*	Beneficial ownership assumes the exercise of any warrant shares held by the Selling Stockholder.
**	Less than 1%.
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(3)	Includes a placement agent warrant to purchase 4,415 shares of common stock.
(4)	Includes a placement agent warrant to purchase 220,750 shares of common stock.
(5)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(6)
Includes (i) 1,411,295 shares of common stock; (ii) 600,000 shares of common stock and a warrant to purchase 5,400,000 shares of common stock held by BET Funding LLC; and (iii) 583,000 shares of common stock held by BRU Holding Co., LLC.

(7)
Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. Francis Capital Management, LLC has the sole voting and dispositive power over the shares held by Catalysis Offshore, Ltd. and may be deemed to beneficially own those securities. John P. Francis has voting and dispositive power over securities beneficially owned by Francis Capital Management, LLC.

(8)	Includes 4,000,000 shares of common stock and a warrant to purchase 2,000,000 shares of common stock.
(9)	Includes 300,000 shares of common stock and a warrant to purchase 150,000 shares of common stock.
(10)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(11)	Includes 56,000 shares of common stock and a warrant to purchase 28,000 shares of common stock.
(12)	Includes a placement agent warrant to purchase 134,658 shares of common stock issued as a result of the Offering.
(13)
Includes 20,000 shares of common stock and 3,750,000 warrants to purchase common stock held prior to the Offering, and 6,386,077 shares of common stock and 4,275,000 warrants to purchase common stock held following consummation of the Offering.

(14)	Includes 4,000,000 shares of common stock and a warrant to purchase 2,000,000 shares of common stock.
(15)	Includes 44,000 shares of common stock and a warrant to purchase 22,000 shares of common stock.
(16)
Includes 173,799 warrants to purchase common stock, 1,126,488 shares of common stock issued to the Selling Stockholder upon conversion of the Series C Preferred, and 373,384 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(17)	Includes 276,581 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.
(18)
Includes 17,500 shares of common stock and a warrant to purchase 50,000 shares of common stock held prior to the Offering, and 63,162 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(19)	Includes 176,853 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.
(20)	Includes 200,000 shares of common stock and a warrant to purchase 140,246 shares of common stock.
(21)
Includes 96,025 warrants to purchase common stock, 6,360 shares of common stock held by the Selling Stockholder's spouse, 1,126,488 shares of common stock issued to the Selling Stockholder upon conversion of the Series C Preferred, and 276,581 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(22)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(23)	Includes 63,162 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.
(24)	Includes 126,323 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.
(25)	Includes a placement agent warrant to purchase 147,903 shares of common stock issued as a result of the Offering.
(26)
Includes 500,000 shares of common stock and a warrant to purchase 250,000 shares of common stock.  Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(27)
Includes 560,536 warrants to purchase common stock, 3,379,463 shares of common stock issued to the Selling Stockholder upon conversion of the Series C Preferred, and 1,216,956 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(28)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(29)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(30)	Includes 600,000 shares of common stock and warrants to purchase 300,000 shares of common stock.
(31)	Includes 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock.
(32)	Includes 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock.
(33)	Includes 675,000 shares of common stock and warrants to purchase 337,500 shares of common stock.
(34)	Includes 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock.
(35)	Includes a placement agent warrant to purchase 50,529 shares of common stock, and an additional warrant to purchase 30,000 shares of common stock.
(36)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(37)	Includes a placement agent warrant to purchase 1,103,750 shares of common stock.
(38)	Includes 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock.
(39)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(40)	Includes 50,000 shares of common stock and warrants to purchase 50,000 shares of common stock.
(41)
Includes (i) 2,850,000 shares of common stock; (ii) a warrant to purchase 3,800,000 shares of common stock; (iii) 800,000 shares held by the Selling Stockholder’s Individual Retirement Account; (iv) 30,000 shares held by The Neal and Marlene Goldman Foundation; (v) 6,969,068 shares of common stock and a warrant to purchase 750,000 shares of common stock issued to the Selling Stockholder in connection with  the Qualified Financing; and (vi) 1,010,586 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(42)	Includes 63,162 shares of common stock issued to Selling Stockholder upon conversion of the Series D Preferred.
(43)	Includes 500,000 shares of common stock and a warrant to purchase 250,000 shares of common stock.
(44)	Includes a placement agent warrant to purchase 298,012 shares of common stock.
(45)	Includes 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock.
(46)
Includes 3,500,000 shares of common stock and a warrant to purchase 1,750,000 shares of common stock. Revelation Capital Management Ltd, the investment manager of Revelation Special Situations Fund Ltd, has discretionary authority to vote and dispose of the shares held by Revelation Special Situations Fund Ltd and may be deemed to be the beneficial owner of these shares. Chris Kuchanny, in its capacity as chairman and chief investment officer of Revelation Capital Management Ltd, may also be deemed to have investment discretion and voting power over the shares held by Revelation Special Situations Fund Ltd. Mr. Kuchanny disclaims any direct beneficial ownership of these shares.

(47)	Includes 90,000 shares of common stock and a warrant to purchase 45,000 shares of common stock.
(48)	Includes a placement agent warrant to purchase 298,012 shares of common stock.
(49)	Includes 200,000 shares of common stock and a warrant to purchase 100,000 shares of common stock.
(50)	Includes 1,382,904 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.
(51)	Includes 50,529 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.
(52)
Includes a warrant to purchase 63,120 shares of common stock, 31,900 shares of common stock held by the Selling Stockholder’s spouse, and 63,162 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(53)	Includes 1,000,000 shares of common stock and a warrant to purchase 500,000 shares of common stock.
(54)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(55)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(56)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDERS

None of the Selling Stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange, market or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in put or call option transactions;

•	in transactions involving short sales through broker-dealers;

•	in transactions wherein the Selling Stockholder sells securities short themselves and delivers the securities to close out short positions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in transactions that may involve crosses or block transactions;

•	in transactions where broker-dealers may agree with the Selling Stockholders to sell a specified number of securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	in any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, included in this prospectus and elsewhere in the registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by The Disclosure Law Group, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ImageWare Systems, Inc.

We have audited the accompanying consolidated balance sheets of ImageWare Systems, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' deficit, comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImageWare Systems, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
January 17, 2012

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$103	$342
Accounts receivable, net of allowance for doubtful accounts of $5 and $15 at December 31, 2010 and December 31, 2009, respectively	239	627
Inventory, net	12	220
Other current assets	57	66
Total Current Assets	411	1,255

Property and equipment, net	19	41
Other assets	58	60
Intangible assets, net of accumulated amortization	78	94
Goodwill	3,416	3,416
Total Assets	$3,982	$4,866

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$1,161	$955
Deferred revenue	1,073	1,335
Billings in excess of costs and estimated earnings on uncompleted contracts	241	274
Accrued expenses	1,822	1,672
Secured note payable, net of discount	—	1,696
Additional financing obligation	—	1,504
Notes payable to related parties	110	110
Total Current Liabilities	4,407	7,546

Convertible secured notes payable, net of discount	1,427	—
Derivative liabilities	15,653	11,603
Pension obligation	401	420
Total Liabilities	21,888	19,569

Shareholders’ equity (deficit):
Preferred stock, authorized 4,000,000 shares:
Series B convertible preferred stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued, and 239,400 shares outstanding at December 31, 2010 and December 31, 2009; liquidation preference $735 and $683 at December 31, 2010 and December 31, 2009, respectively	2	2
Series C convertible preferred stock, $0.01 par value; designated 3,500 shares, 2,500 shares issued, and 2,200 shares outstanding at December 31, 2010 and December 31, 2009; liquidation preference $2,956 and $2,780 at December 31, 2010 and December 31, 2009, respectively	—	—
Series D convertible preferred stock, $0.01 par value; designated 3,000 shares, 2,310 shares issued, and 2,085 and 2,198 shares outstanding at December 31, 2010 and December 31, 2009, respectively; liquidation preference $2,660 and $2,604 at December 31, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 23,845,481 and 21,258,264 shares issued at December 31, 2010 and December 31, 2009, respectively, and 23,838,777 and 21,251,560 shares outstanding at December 31, 2010 and December 31, 2009, respectively	237	211
Additional paid-in capital	85,186	83,363
Treasury stock, at cost 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(62)	(86)
Accumulated deficit	(103,205)	(98,129)
Total Shareholders’ Deficit	(17,906)	(14,703)

Total Liabilities and Shareholders’ Deficit	$3,982	$4,866

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2010	2009
Revenues:
Product	$3,192	$3,430
Maintenance	2,619	2,599
	5,811	6,029
Cost of revenues:
Product	1,059	1,165
Maintenance	938	814
Gross profit	3,814	4,050

Operating expenses:
General and administrative	2,546	2,433
Sales and marketing	1,528	1,705
Research and development	2,531	2,367
Depreciation and amortization	50	98
	6,655	6,603
Loss from operations	(2,841)	(2,553)

Interest expense (income), net	1,123	743
Change in fair value of financing obligation	(551)	1,335
Change in fair value of derivative liabilities	738	6,327
Financing expense	—	1,373
Loss on debt modification	1,100	750
Other income, net	(328)	(445)
Loss before income taxes	(4,923)	(12,636)

Income tax expense	126	—
Net loss	$(5,049)	$(12,636)
Preferred dividends	(396)	(403)
Net loss available to common shareholders	$(5,445)	$(13,039)

Basic and diluted loss per common share — see Note 2:
Operations	$(0.22)	$(0.65)
Preferred dividends	(0.02)	(0.02)
Basic and diluted loss per common share - see Note 2	$(0.24)	$(0.67)

Weighted-average shares outstanding (basic and diluted)	23,175,405	19,416,569

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009
(In thousands, except share amounts)
	Series B Convertible,		Series C		Series D						Addit- ional	Accum- ulated Other
	Redeemable		Convertible,		Convertible,						Paid-	Compre-	Accum-
	Preferred		Preferred		Preferred		Common Stock		Treasury Stock		In	hensive	ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2008	239,400	$2	2,200	$-	2,198	$-	18,163,487	$180	(6,704)	$(64)	$86,008	$44	$(87,202)	$(1,032)
Cumu-lative effect of EITF 07-05	-	-	-		-	-	-	-	-	-	(5,836)	-	1,709	(4,127)
Issuance of common stock to consult-ants in lieu of cash	-	-	-	-	-	-	-	-	-	-	111	-	-	111
Issuance of common stock pursuant to warrant exercises	-	-	-	-	-	-	2,741,075	27	-	-	1,343	-	-	1,370
Issuance of common stock pursuant to cashless warrant exercises	-	-	-	-	-	-	353,702	4	-	-	(4)	-	-	-
Modif-ication of existing warrants	-	-	-	-	-	-	-	-	-	-	1,373	-	-	1,373
Issuance of warrants for financing comm-ission in lieu of cash	-	-		-		-	-	-	-	-	122	-	-	122
Stock-based comp-ensation expense	-	-	-	-		-	-	-		-	246	-	-	246
Foreign currency translation adjust-ment	-	-	-	-	-	-	-	-	-	-	-	(176)	-	(176)
Additional minimum pension liability	-	-	-	-	-	-	-	-	-	-	-	46	-	46
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(12,636)	(12,636)
Balance at December 31, 2009	239,400	$2	2,200	$-	2,198	$-	21,258,264	$211	(6,704)	$(64)	$83,363	$(86)	$(98,129)	$(14,703)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009
(In thousands, except share amounts)
(continued)
	Series B Convertible,		Series C		Series D						Addit -ional	Accum-ulated Other
	Redeemable		Convertible,		Convertible,						Paid-	Compre-	Accum-
	Preferred		Preferred		Preferred		Common Stock		Treasury Stock		In	hensive	ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Issuance of common stock pursuant to warrant exercises	-	-	-	-	-	-	1,000,000	10	-	-	490	-	-	500
Issuance of restricted stock grants pursuant to stock exchange agreement	-	-	-	-	-	-	847,258	8	-	-	(8)	-	-	--
Conver-sion of preferred stocks into common	-	-	-	-	(113)	-	281,428	3	-	-	24	-	(27)	--
Issuance of common stock pursuant to cashless warrant exercises	-	-	-	-	-	-	458,531	5	-	-	(5)	-	-	-
Stock-based comp-ensation expense	-	-	-	-	-	-	-	-	-	-	243	-	-	243
Bene- ficial conver-sion feature of conver-tible debt	-	-	-	-	-	-	-	-	-	-	1,079	-	-	1,079
Foreign currency trans-lation adjust-ment	-	-	-	-	-	-	-	-	-	-	-	(18)	-	(18)
Addit-ional minimum pension liability	-	-	-	-	-	-	-	-	-	-	-	42	-	42
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(5,049)	(5,049)
Balance at December 31, 2010	239,400	$2	2,200	$-	2,085	$-	23,845,481	$237	(6,704)	$(64)	$85,186	$(62)	$(103,205)	$(17,906)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,	Year Ended December 31,
	2010	2009

Net loss	$(5,049)	$(12,636)
Other comprehensive income (loss):
Additional minimum pension liability	42	46
Foreign currency translation adjustment	(18)	(176)
Comprehensive loss	$(5,025)	$(12,766)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(5,049)	$(12,636)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	50	98
Amortization of debt discounts and debt issuance costs	675	387
Change in fair value of additional financing obligation	(551)	1,335
Stock based compensation	243	357
Change in fair value of derivative liabilities	738	6,327
Non-cash warrant financing expense	74	1,552
Loss on debt modification	1,100	750
Change in assets and liabilities
Accounts receivable	388	(124)
Inventory	209	(203)
Other assets	20	105
Accounts payable	206	(1,433)
Accrued expenses	151	144
Deferred revenue	(262)	463
Billings in excess of costs and estimated earnings on uncompleted contracts	(33)	(5)
Pension obligation	(28)	9

Total adjustments	2,979	9,762

Net cash used by operating activities	(2,070)	(2,874)

Cash flows from investing activities
Purchase of property and equipment	(13)	(16)

Net cash used by investing activities	(13)	(16)

Cash flows from financing activities
Proceeds from issuance of notes payable with warrants	5,750	2,325
Repayment of notes payable	(4,430)	(350)
Financing costs	-	(154)
Proceeds from exercise of stock purchase warrants	500	1,370

Net cash provided by financing activities	1,820	3,191
Effect of exchange rate changes on cash and cash equivalents	24	(130)
Net increase (decrease) in cash and cash equivalents	(239)	171
Cash and cash equivalents at beginning of period	342	171

Cash and cash equivalents at end of period	$103	$342

Supplemental disclosure of cash flow information:
Cash paid for interest	$418	$3
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Issuance of additional financing obligation with secured debt	$—	$169
Beneficial conversion feature of convertible debt	$1,079	$—
Non-cash fees added to secured notes payable	$85	$12
Issuance of common stock pursuant to restricted stock grants	$8	$—
Issuance of common stock pursuant to cashless warrant exercises	$5	$4
Conversion of preferred stock into common stock	$27	$—
Additional financing obligation issued with notes payable	$—	$169
Warrants issued with notes payable	$3,238	$1,093
Cumulative effect of adoption of ASC 815	$—	$5,836

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

NOTE 1.                      DESCRIPTION OF BUSINESS AND OPERATIONS

Overview

The Company was incorporated in the state of California in 1987 and reincorporated in Delaware in 2005.  The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity.   The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets the Company addresses and all of the products are integrated into the IWS Biometric Engine.

On December 20, 2011, the Company consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, the Company issued 20.0 million shares of its common stock (the “Shares”), and warrants to purchase 12,252,500 shares of its common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing.  The Warrants expire five years from the date of grant.   As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock.  In addition, in connection with the Qualified Financing, a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

       During the first three quarters of fiscal 2010, the Company was faced with limited funds for operations. As a result, the Company has taken measures to reduce operating costs. Management believes that the Company’s current cash and cash equivalents will be sufficient to meet working capital and capital expenditure requirements for at least the next 12 months and that the Company will have sufficient liquidity to fund its business and meet its contractual obligations over a period beyond the next 12 months. However, the Company may be required to obtain additional financing in order to fund continued operations. Due to the tightening of the credit markets, general economic conditions, the Company’s SEC filing delinquencies and other economic and business factors, this financing may not be available to the Company on acceptable terms or at all. Although the Company cannot accurately anticipate the effect of inflation or foreign exchange markets on our operations, the Company does not believe these external economic forces have had, or are likely in the foreseeable future to have, a material impact on our results of operations.

NOTE 2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, although they will be liquidated in the normal course of contract completion which may take more than one operating cycle.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include the allowance for doubtful accounts receivable, calculation of the Company’s tax provision, inventory obsolescence reserve, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities and revenue and cost of revenues recognized under the percentage of completion method. Actual results could differ from estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts.

Accounts Receivable

In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required.  Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expenses, deferred revenues and notes payable to related parties, the carrying amounts approximate fair value due to their relatively short maturities.

        Derivative Financial Instruments

        The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

        The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments.  In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

   Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

     The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Property, Equipment and Leasehold Improvements

Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Expenditures for leasehold improvements are capitalized. Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Inventories

Inventories are stated at the lower of cost, determined using the average cost method or market.

Goodwill

The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 and intangible assets with an indefinite life are analyzed for impairment under ASC 360. In accordance with ASC 350, goodwill, or the excess of cost over fair value of net assets acquired, is no longer amortized but is tested for impairment using a fair value approach at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company’s reporting unit is at the entity level. The Company recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The Company uses fair value methodologies to establish fair values.

The Company did not record any goodwill impairment charges for the years ended December 31, 2010 and 2009.

Intangible and Long Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high quality financial institutions and at times during the years ended December 31, 2010 and 2009 exceeded the FDIC insurance limits of $250,000 for 2010 and 2009. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts. Accounts receivable are presented net of an allowance for doubtful accounts of approximately $5,000 and $15,000 at December 31, 2010 and 2009, respectively.

For the year ended December 31, 2010 two customers accounted for approximately 31%, or $1,803,000 of total revenues and had trade receivables of approximately $15,000.  For the year ended December 31, 2009 two customers accounted for approximately 23%, or $1,412,000 of total revenues and had trade receivables of approximately $286,000.

Stock Based Compensation

At December 31, 2010, the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC No. 718, Compensation – Stock Compensation. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in selling, general and expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital.  Stock-based compensation expense related to equity options was approximately $243,000 and $246,000 for the years ended December 31, 2010 and 2009, respectively.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. For the years ended December 31, 2010 and 2009, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations range from 64% to 119%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company as computed by this method range from 5.5 years to 6.1 years. The difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U. S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations range from 4.1% to 4.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of approximately 10% for corporate officers, 4% for members of the Board of Directors and 6% for all other employees.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Income Taxes

Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries. The cumulative translation adjustment, which is recorded in accumulated other comprehensive income, decreased approximately $18,000 for the year ended December 31, 2010 and decreased approximately $176,000 for the year ended December 31, 2009.

Comprehensive Income

Comprehensive income consists of net gains and losses affecting shareholders’ equity that, under generally accepted accounting principles, are excluded from net income (loss). For the Company, the only items are the cumulative translation adjustment and the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, "Compensation - Retirement Benefits - Defined Benefit Plans – Pension".

Revenue Recognition

The Company recognizes revenue from the following major revenue sources:

●	Long-term fixed-price contracts involving significant customization
●	Fixed-price contracts involving minimal customization

●	Software licensing
●	Sales of computer hardware and identification media

●	Postcontract customer support (PCS)

       The Company’s revenue recognition policies are consistent with U.S. GAAP including ASC 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104, and ASC 605-25 “Revenue Recognition , Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

The Company recognizes revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. The primary components of costs incurred are third party software and direct labor cost including fringe benefits.  Revenues recognized in excess of amounts billed are classified as current assets under “Costs and estimated earnings in excess of billings on uncompleted contracts”. Amounts billed to customers in excess of revenues recognized are classified as current liabilities under “Billings in excess of costs and estimated earnings on uncompleted contracts. Revenue from contracts for which the Company cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. The Company also generates non-recurring revenue from the licensing of its software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, when collectability is probable and when all other significant obligations have been fulfilled. The Company also generates revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenues".  Sales tax collected from customers is excluded from revenue.

Advertising Costs

The Company expenses advertising costs as incurred. The Company did not incur any advertising expense during the years ended December 31, 2010 and 2009.

Loss Per Share

Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued at the date of issuance. The dilutive effect of outstanding stock options are included in the calculation of diluted loss per common share, if dilutive, using the treasury stock method. During the years ended December 31, 2010 and 2009, the Company has excluded the following securities from the calculation of diluted loss per share, as their effect would have been anti-dilutive due to the Company’s net loss:

Potential Dilutive Securities:	Number of Common Shares Convertible into at December 31, 2010	Number of Common Shares Convertible into at December 31, 2009
Convertible notes payable	10,700,109	215,803
Convertible preferred stock – Series B	54,784	51,153
Convertible preferred stock – Series C	5,854,290	5,502,290
Convertible preferred stock – Series D	5,249,296	5,192,618
Stock options	1,463,295	2,300,038
Restricted stock grants	360,000	360,000
Warrants	19,737,612	14,448,253
Total Potential Dilutive Securities	43,419,386	28,070,155

The following table sets forth the computation of basic and diluted loss per share for the years ended December 31, 2010 and 2009:

(Amounts in thousands, except share and per share amounts)	Years Ended December 31,
	2010	2009
Numerator – net loss :
Net loss	$(5,049)	$(12,636)
Less preferred stock dividends	(396)	(403)
Net loss available to common shareholders	$(5,445)	$(13,039)

Denominator
Weighted-average shares outstanding	23,175,405	19,416,569

Basic and diluted loss per share:
Operations	$(0.22)	$(0.65)
Preferred dividends	$(0.02)	$(0.02)
Net loss per common share	$(0.24)	$(0.67)

Segment Information

Prior to its acquisitions during 2001 of G & A, Castleworks and E-Focus, the Company operated in one business segment. With its acquisition of G & A, Castleworks and E-Focus, the Company determined it was comprised of three reportable segments based on the management approach as prescribed by ASC 280, Segment Reporting.  These segments were determined to be: Law Enforcement, Identification and Digital Photography.  With the sale of its entire Digital Photography product line in November 2006, the Company reassessed the composition of its operating segments and determined that it no longer operates in separate, distinct market segments but rather operates in one market segment, that segment being identity management.  The Company’s determination was based on fundamental changes in the Company’s business structure due to the consolidation of operations, restructuring of the Company’s operations and management team, and the integration of what where previously distinct, mutually exclusive technologies.  This has resulted in changes in the manner by which the Company’s chief decision maker assesses performance and makes decisions concerning resource allocation.

        New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies, which are adopted by us as of the specified effective date.  Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

FASB ASU 2010-06.  In January 2010, the FASB issued FASB Accounting Standards Update, or ASU 2010-06, amends the disclosure requirements relating to recurring and nonrecurring fair value measurements.  New disclosures are required about transfers into and out of the levels 1 and 2 fair value hierarchy and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements.  This ASU also requires an entity to present information about purchases, sales, issuances and settlements for significant unobservable inputs on a gross basis rather than as a net number.  This ASU was effective for us with the reporting period beginning January 1, 2010, except for the disclosures on the roll forward activities for Level 3 fair value measurements, which became effective for us beginning October 1, 2011.  The adoption of this ASU had no impact on the Company’s financial position and results of operations, as it only requires additional disclosures.

FASB ASU 2010-29.  In December 2010, the FASB issued FASB ASU 2010-29, which requires an entity to disclose revenue and earnings of a combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual period only.  It also requires pro forma disclosures to include a description of the nature and amount of the material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.   The Company does not expect the adoption of ASU 2010-29 to have a material impact on the Company’s consolidated financial statements.

FASB ASU 2011-05.  In June 2011 the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, (“ASU 2011-05”). This new accounting standard: (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This new standard does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it affect how earnings per share is calculated or presented. ASU 2011-05 is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011, with early adoption permitted. As this new standard only requires enhanced disclosure, the adoption of ASU 2011-05 will not impact the Company’s financial position or results of operations.

FASB ASU 2011-08.  In September 2011 the FASB issued ASU No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, (“ASU 2011-08”). This new accounting standard simplifies goodwill impairment tests and states that a qualitative assessment may be performed to determine whether further impairment testing is necessary. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company does not expect the adoption of ASU 2011-08 to have a material impact on the Company’s consolidated financial statements.

FASB ASU 2011-09.  The FASB has issued Accounting Standards Update (ASU) No. 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. ASU 2011-09 is intended to address concerns from various users of financial statements on the lack of transparency about an employer’s participation in a multiemployer pension plan. Users of financial statements have requested additional disclosure to increase awareness of the commitments and risks involved with participating in multiemployer pension plans. The amendments in this ASU will require additional disclosures about an employer’s participation in a multiemployer pension plan. Previously, disclosures were limited primarily to the historical contributions made to the plans. ASU 2011-09 applies to nongovernmental entities that participate in multiemployer plans. For public entities, ASU 2011-09 is effective for annual periods for fiscal years ending after December 15, 2011. For nonpublic entities, ASU 2011-09 is effective for annual periods for fiscal years ending after December 15, 2012. Early adoption is permissible for both public and nonpublic entities. ASU 2011-09 should be applied retrospectively for all prior periods presented. The Company does not expect the adoption of ASU 2011-09 to have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain reclassifications were made to prior years’ consolidated financial statements to conform to the current year presentation. There was no effect on net loss or cash flows as a result of such reclassifications.

 NOTE 3.                      FAIR VALUE

The Company accounts for fair value measurements in accordance with ASC Topic No. 820, “Fair Value Measurements and Disclosures,” (“Topic No. 820”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC Topic 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2009
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,349	$1,349	$—	$—
Totals	$1,349	$1,349	$—	$—
Liabilities:
Additional financing obligation	$1,504	$—	$—	$1,504
Derivative liabilities	$11,603	$—	$—	$11,603
Totals	$13,107	$—	$—	$13,107

	Fair Value at December 31, 2010
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,369	$1,369	$—	$—
Totals	$1,369	$1,369	$—	$—
Liabilities:
Derivative liabilities	$15,653	$—	$—	$15,653
Totals	$15,653	$—	$—	$15,653

The Company’s pension assets are classified within Level 1 of the fair value hierarchy because they are valued using market prices.  The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers.  The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital.

The fair value of the Company’s secured notes payable and additional financing obligation are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data.  The Company uses various pricing models that are consistent with what other market participants would use.  Significant assumptions used in calculating the fair value of the note and the additional financing obligation include the application of the Black-Scholes option pricing model and Monte-Carlo simulation methodologies used to value the additional financing obligation and the warrants issued to the Lender.  The determination of fair value of the additional financing obligation and warrants issued to the lender using the Black-Scholes option-pricing model and Monte-Carlo simulation methodologies is affected by the stock price as well as assumptions regarding the expected stock price volatility over the term of these instruments. The Company calculated the expected volatility assumptions based on the historical volatility of the Company’s stock.

       Beginning January 1, 2009, the Company recorded derivative liabilities on its consolidated balance sheet as derivative liabilities related to certain warrants and the conversion feature embedded in its Series C and Series D Preferred Stock. The fair value of the Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data.  The Company uses Monte-Carlo simulation methodologies in the determination of the fair value of the derivative liabilities.  The Monte-Carlo simulation methodologies is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future financings.

       A reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

($ in thousands)	Additional Financing Obligation	Derivative Liabilities

Balance December 31, 2008	$—	$—
Cumulative adjustment of the fair value of derivative liabilities
as of January 1, 2009	—	4,128
Included in earnings	1,335	6,327
Issuances	169	1,148
Balance at December 31, 2009	$1,504	$11,603
Total unrealized gains	—	—
Included in earnings	(551)	738
Settlements	(2,108)	—
Issuances	1,155	3,312
Transfers in and/or out of Level 3	—	—
Balance at December 31, 2010	$—	$15,653

       The Company is not a party to any hedge arrangements, commodity swap agreement or any other derivative financial instruments.

NOTE 4.           INTANGIBLE ASSETS AND GOODWILL

The following table presents the changes in the carrying amounts of the Company’s acquired intangible assets for the years ended December 31, 2010 and 2009. All intangible assets are being amortized over their estimated useful lives with no estimated residual values.

($ in thousands)	Total
Balance of intangible assets as of January 1, 2009	$110

Intangible assets acquired	—
Amortization of intangible assets recorded during year ended December 31, 2009	(16)
Impairment losses recorded during the year ended December 31, 2009	—

Balance of intangible assets as of December 31, 2009	$94

Intangible assets acquired	—
Amortization of intangible assets recorded during year ended December 30, 2010	(16)
Impairment losses recorded during the year ended December 31, 2010	—
Balance of intangible assets as of December 31, 2010	$78

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. These tests were conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting units to the carrying value of the reporting unit. In 2006, the Company determined that its only reporting unit is Identity Management. Based on the results of these impairment tests, the Company determined that its goodwill assets were not impaired as of December 31, 2010 and 2009.

Amortization expense for the years ended December 31, 2010 and 2009 was approximately $16,000.

The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	Estimated Amortization Expense ($ in thousands)
2012	$16
2013	16
2014	16
2015	16
2016	14
Thereafter	—
Totals	$78

NOTE 5.           RELATED PARTIES

As more fully described in Note 10 to these consolidated financial statements, on November 14, 2008, the Company entered into a series of convertible promissory notes (the “Related Party Convertible Notes”), aggregating $110,000 with certain officers and members of the Company’s Board of Directors. The Related Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009 for which a forbearance waiver was obtained which is more fully described in Note 10.

       In conjunction with the issuance of the Related Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase Common Stock of the Company. The warrants have an exercise price $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

NOTE 6.           INVENTORY

Inventories at December 31, 2010 were comprised of work in process of $7,000 representing direct labor costs on in-process projects and finished goods of $5,000 net of reserves for obsolete and slow-moving items of $2,000.  Inventories at December 31, 2009 were comprised of work in process of $51,000 representing direct labor costs on in-process projects and finished goods of $169,000 net of reserves for obsolete and slow-moving items of $79,000.  Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value and required reserve levels.

NOTE 7.           PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2010 and 2009, consists of:

($ in thousands)	2010	2009

Equipment	$820	$1,472
Leasehold improvements	—	31
Furniture	66	162
	886	1,665
Less accumulated depreciation	(867)	(1,624)
	$19	$41

During the year ended December 31, 2010, the Company disposed of Leasehold Improvements of approximately $31,000 net of accumulated amortization of $31,000; furniture of $96,000 net of accumulated depreciation of $96,000 and equipment of $669,000 net of accumulated depreciation of $669,000.

Total depreciation expense for the years ended December 31, 2010 and 2009 was approximately $35,000 and $83,000, respectively.

NOTE 8.	BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The Company recognizes sales and cost of sales on long-term, fixed price contracts involving significant amounts of customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion.  Such amounts are included in the accompanying consolidated balance sheets under the caption “Billings in excess of costs and estimated earnings on uncompleted contracts”.

Costs and estimated earnings on uncompleted contracts and related amounts billed under contract provisions as of December 31, 2010 and December 31, 2009 are as follows:

($ in thousands)	December 31, 2010	December 31, 2009

Costs incurred on uncompleted contract	$539	$302
Estimated earnings	980	665
	1,519	967

Less: billings to date	(1,760)	(1,242)
Billings in excess of costs and estimated earnings on uncompleted contract	$(241)	$(274)

NOTE 9.           ACCRUED LIABILITIES

Principal components of accrued liabilities consist of:

($ in thousands)	December 31, 2010	December 31, 2009

Compensated absences	$245	$224
Wages and sales commissions	117	114
Customer deposits	199	50
Liquidated damages	165	418
Royalties	251	251
Professional fees	14	23
Board of directors fees	376	216
Income Taxes	163	36
Interest and dividends	121	169
Other	171	171
	1,822	$1,672

NOTE 10.           NOTES PAYABLE AND ADDITIONAL INTEREST OBLIGATION

Notes payable consist of the following:

($ in thousands)	December 31,	December 31,
	2010	2009
Secured Promissory Note
9% secured promissory note. Face value of note $0 and $2,325 at December 31, 2010 and 2009, respectively. Discount on note is $0 and $291 at December 31, 2010 and 2009, respectively. Note due June 30, 2010.	$—	$1,696
Total secured notes payable	—	1,696
Secured Convertible Notes Payable
6% secured convertible notes payable. Face value of notes $5,500 and $0 at December 31, 2010 and 2009, respectively. Discount on notes is $4,073 and $0 at December 31, 2010 and 2009, respectively. Notes due October through December of 2012.	$1,427	$—
Total convertible notes payable	$1,427	$—
Notes payable to related parties:
7% convertible promissory notes. Face value of notes $110. Discount on notes at is $0 at December 31, 2010 and 2009. Notes were due February 14, 2009 and extended to January 31, 2010.	$110	$110
Total notes payable to related parties	$110	$110

Total notes payable	$1,537	$1,806
Less current portion	(110)	(1,806)
Long-term notes payable	$1,427	$—

Future maturities of long-term debt are as follows as of December 31, 2010:

($ in thousands)
2011	$—
2012	$5,500
2013	$—
2014	$—
2015	$—
$5,500

        7% Convertible Promissory Notes to Related Parties

On November 14, 2008, the Company entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), aggregating $110,000 with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into common stock of the Company. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.55 (the “Conversion Price”).

In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase common stock of the Company. The warrants have an exercise price of $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

    The Company, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000.  The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%.  The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $12,000.  The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security.  The Company has accreted the beneficial conversion feature over the life of the note.  For the years ended December 31, 2010 and 2009, the Company recorded $0 and $12,000, respectively, as interest expense from the amortization of the discount related to the fair value of the warrants and from the accretion of the beneficial conversion feature.

    The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension to January 31, 2010 of the maturity date of the Related-Party Convertible Notes.  As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders an aggregate of 150,000 warrants to purchase shares of the Company’s common stock.  The warrants have an exercise price of $0.54 per share and expire on August 25, 2014. The Company did not repay the notes on January 31, 2010 and is currently seeking an additional waiver of default from the holders of the Related-Party Convertible Notes.

    The warrants issued in conjunction with the August 2009 waiver of default contain anti-dilution provisions, which require derivative liability classification (see Note 11). The Company recorded the grant date fair value of the warrants using a Monte-Carlo simulation analysis,  which resulted in the recognition of  expense of approximately $52,000.  Such expense is included as a component of interest expense in the Company’s consolidated statements of operations for the year ended December 31, 2009.

9% Secured Promissory Note

 In February 2009, the Company entered into a secured promissory note (the "Note"), for $5,000,000 with a third-party lender (“the Lender”). The Note secures a credit facility for a total of up to $5,000,000. The initial advance under the Note was $1,000,000. Subsequent advances are subject to the discretion of the Lender. The note bears interest at 5.0% per annum on the outstanding principal and interest and are due on June 30, 2010. The Company will also pay the Lender additional financing fees (the “Additional Financing Obligation”) on the maturity date or such earlier date as may be required under the terms of the note equal to the greater of $400,000 or an amount equal to 2,000,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of such interest payment.

In conjunction with the issuance of the Note, the Company issued a warrant to purchase 4,500,000 shares of common stock of the Company. The warrant has an exercise price $0.50 per share and may be exercised at any time from February 12, 2009 until February 12, 2014. Additionally, the Company entered into a Registration Rights Agreement requiring the Company to provide certain registration rights to the Lender relative to the 4,500,000 shares of common stock of the Company issuable pursuant to the warrant.

The Company recorded the Note and Additional Financing Obligation net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender.  The warrants issued in conjunction with the Note contained anti-dilution provisions, which require derivative liability classification (see Note 11). The Company estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in note discount from the issuance of the warrants of approximately $562,000.  The Company recorded the Additional Financing Obligation equal to the fair values of  the additional financing component using the Black-Scholes option-pricing model, which resulted in additional note discount of approximately $169,000.  In addition, the Company accreted the $400,000 minimum payment to interest expense over the term of the agreement.

The Note is secured by all of the assets of the Company. Under the terms of the Note, the entire outstanding balance together with all accrued interest shall be payable on (i) the maturity date (June 30, 2010), (ii) a change of control transaction, (iii) receipt by the Company of proceeds from the sale of equity or equity linked securities of the Company in excess of $2,500,000, (iv) receipt by the Company of proceeds from the issuance by the Company of any type of additional debt instruments, or (v) upon the occurrence of an event of default under the terms of the Note.

In June 2009, the Lender and the Company agreed to amend the Note (“Amendment No. 1”) whereby the Company received a waiver of default and extension of certain date sensitive covenants contained in the Note.  As consideration for the waiver and extension, the Company issued to the Lender warrants to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.50 per share.  Such warrants may be exercised at any time from June 9, 2009 until June 9, 2014.  In conjunction with the June 2009 waiver and extension, the interest rate on the Note was changed to 9% per annum, retroactive to February 2009.

The Company evaluated the waiver of default and interest rate change under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial.  The Company determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore the Company accounted for the modification as a debt extinguishment.  Accordingly, the Company recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $750,000 during 2009.   The loss on debt extinguishment of $750,000 includes approximately $132,000 of unamortized deferred financing fees written off due to the debt extinguishment. The Company recorded the new debt instruments net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender.  The Company estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in a note discount from the issuance of the warrants of approximately $188,000.  The Company is accreting the note discount and the Additional Financing Obligation discount using the effective interest rate method over the life of the Note.

In June 2009, the Lender and the Company further amended the Note (“Amendment No. 2”) whereby the Lender advanced the Company an additional $350,000 and amended certain terms of the Note.  As consideration for the additional advance, the Company issued to the Lender warrants to purchase 700,000 shares of common stock of the Company at an exercise price of $0.50 per share.  Such warrants may be exercised at any time from June 22, 2009 until June 22, 2014.

The Company recorded Amendment No. 2 net of a discount equal to the fair value allocated to warrants.  The Company estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in a note discount from the issuance of the warrants of approximately $238,000.

In October 2009, the Lender and the Company further amended the Note (“Amendment No. 3”) whereby the Lender agreed to make additional advances in an aggregate amount up to $1,000,000 (“Third Amendment Advance”) to only be used for the purpose of compromising certain of the Company’s outstanding vendor payables or for paying for the audit of the Company’s financial statements.  The amendment calls for the Company to repay the lender in full the amount of any and all Third Amendment Advances, together with all accrued and unpaid interest thereon, on or before January 31, 2010.  On October 5, 2009, the Lender made an advance of $300,000 to the Company pursuant to these provisions.  As consideration for the additional advance, the Company issued to the Lender warrants to purchase 200,000 shares of common stock of the Company at an exercise price of $0.60 per share.  Such warrants may be exercised at any time from October 5, 2009 until October 5, 2014.  As additional consideration, the Company assigned certain patents related to discontinued product lines to the Lender with the condition that the Company would participate in future proceeds generated from efforts by the Lender to monetize the patents.

The Company recorded the Amendment No. 3 borrowing net of a discount equal to the fair value allocated to warrants and the patent assignment.  The warrants issued in conjunction with the Third Amendment Advance contained anti-dilution provisions, which require derivative liability classification (see Note 11). The Company estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in note discount from the issuance of the warrants of approximately $105,000.  The Company estimated the fair value of the patent assignment to be $0 based on the unsuccessful attempt to monetize the patents.

   On November 4, 2009, the Lender and the Company amended the Note (“Amendment No. 4”) whereby the Lender made an additional $350,000 advance (the “Additional Advance”) under the Note.  As consideration for the Additional Advance, the Company executed an assignment of all accounts receivable (the “Assignment of Receivables”) whereby the Company assigned to the Lender all of the Company’s rights, title and interest in all accounts receivable as of the date of Amendment No. 4.  In December 2009, the Company paid back the $350,000 advance plus accrued interest.

In December 2009, the Lender advanced an additional $325,000 under Amendment No. 3. In December 2009, the Lender added approximately $12,000 in legal fees to the principal balance of the note.

In February 2010, the Lender and the Company further amended the Note (“Amendment No. 5”) whereby the Lender extended the due date of amounts due on January 31, 2010 to March 15, 2010.

   In March 2010, the Lender and the Company further amended the Note (“Amendment No. 6”) whereby the Lender made an additional advance of $250,000 under the Note.  As consideration for the advance, the Company will pay the Lender additional interest on the maturity date or such earlier date as may be required under the terms of the Note in an amount equal to 200,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of the payment of such interest payment.  As additional consideration for making the advance, the Company assigned to the Lender its rights, title and interest in and to fifty percent of certain after-cost proceeds that may be received in connection with the Company’s prosecution of certain commercial tort claims (including, but not limited to, claims related to the infringement of the Company’s intellectual property). In conjunction with Amendment No. 6, the interest rate on the Note was changed to 10% per annum, retroactive to February 2009. Also in conjunction with Amendment No. 6, the Lender extended the due dates of amounts due on March 15, 2010 to June 30, 2010.

   In conjunction with Amendments No. 5 and No. 6, the Lender added an aggregate of $15,000 to the note principal during 2010.

The Company recorded the borrowing under Amendment No. 6 net of a discount equal to the fair value of the change in the additional interest obligation of approximately $140,000.  The Company estimated the fair value of the change in the additional interest obligation using the Black-Scholes option pricing model using the following assumptions: term of 0.3 years, a risk free interest rate of 0.20%, a dividend yield of 0%, and volatility of 107%.

Amendments Nos. 2 through 6 were evaluated under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. Based on such analysis, the Company determined that such amendments were not substantial.

In June 2010, the Company did not repay the outstanding note principal and interest due under the terms of the Note, which were due on June 30, 2010.  In August 2010, the Company further amended the Note (“Amendment No. 7”) whereby the Lender extended the maturity date to September 15, 2010.  The Note was further amended to allow the Company a 60 day grace period beyond September 15, 2010 if, prior to September 15, 2010, the Company can deliver a customer contract (or contracts) sufficient to generate aggregate revenue of not less than $25 million. In conjunction with the amendment, the Company agreed to pay a $50,000 amendment fee (such fee to be added to the principal balance of the Note as of the date of the amendment). The Company also agreed to amend the clause in the Note requiring the Company to pay additional interest on the Note equal to the greater of $400,000 or an amount equal to 2,200,000 times the average of the five highest closing prices for the Company’s common stock from February 12, 2009 to the maturity date of the Note.  The additional interest will, however, not exceed $2,200,000.  Prior to the amendment this payment was based upon the average of the 10 daily closing prices immediately preceding the date of payment and had no upper limit.

The Company evaluated the Amendment No. 7 modification under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial.  The Company determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore the Company accounted for the modification as a debt extinguishment.  Accordingly, the Company recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $1,763,000 during 2010.

On October 6, 2010, the Company entered into a Settlement Agreement (the “Agreement”) with the Lender whereby the Company agreed to pay the Lender the sum of $4,703,465 (consisting of outstanding principal, interest, amounts due under the terms of the Additional Financing Obligation and legal fees) in three payments to be made in the amount of $1,567,821 due on or before October 8, 2010; $1,567,822 due on or before November 30, 2010; and a third and final payment of $1,567,822 due on or before December 30, 2010.  Interest continued to accrue at a rate of 18% per annum on the outstanding indebtedness until the date of payment.  The Lender retained a first priority security interest in the assets of the Company pursuant to the terms of the Note. The Company made the scheduled installment payments in accordance with the Agreement with the final payment being made on December 8, 2010.

6% Secured Convertible Promissory Notes

On October 5, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 1”) in the amount of $2,000,000 purchased by an existing shareholder.  Convertible Note No. 1 is convertible into common shares at $0.50 per share.  In conjunction with the issuance of the Convertible Note No. 1, the Company issued warrants to purchase 1,000,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 1 net of a discount equal to the fair value allocated to the warrants of approximately $408,000.  The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value.  The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $408,000.  The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security.  The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On November 5, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 2”) in the amount of $2,000,000 purchased by the same shareholder.   Convertible Note No. 2 is convertible into common shares at $0.50 per share.  In conjunction with the issuance of Convertible Note No. 2, the Company issued warrants to purchase 5,000,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 2 net of a discount equal to the fair value allocated to the warrants of approximately $2,000,000.  The Company estimated the fair value of the warrants to be approximately $2,074,000 using a Monte-Carlo simulation performed by an independent third party, Vantage Point Advisors, Inc. The Company also recorded an additional $74,000 in financing expense based on the fair value of the warrants as the grant date fair value of the warrants exceeded the face amount of the convertible note. The Company will accrete the note discount over the life of the note using the effective interest rate method.

On December 8, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 3”) in the amount of $1,500,000 purchased by the same shareholder.   Convertible Note No. 3 is convertible into common shares at $0.50 per share.  In conjunction with the issuance of Convertible Note No. 3, the Company issued warrants to purchase 2,250,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 3 net of a discount equal to the fair value allocated to the warrants of approximately $830,000.  The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value.  The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $671,000.  The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security.  The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On December 8, 2010, the Company entered into a security agreement with the Lender of Convertible Notes Nos. 1 through 3 (collectively the “6% Convertible Notes”) whereby Company granted the 6% Convertible Note holder a first priority lien on and security interest in all the assets of the Company.

The following table sets forth the various components of interest expense, amortization of debt discounts and beneficial conversion features, changes in fair value of the additional financing obligation and losses recorded on debt modification for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010				Year Ended December 31, 2009
	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals
($ in Thousands)
Coupon interest rate	$9	$314	$47	$370	$9	$106	$-	$115

Accretion of note discount	$-	$431	$175	$606	$6	$351	$-	$357

Accretion of beneficial conversion feature	$-	$-	$68	$68	$6	$-	$-	$6

Accretion of Additional Financing Obligation	$-	$144	$-	$144	$-	$256	$-	$256

FV of warrants issued for 7% convertible note default	$-	$-	$-	$-	$52	$-	$-	$52

Amortization of deferred financing fees	$-	$-	$-	$-	$-	$26	$-	$26

Change in Fair Value of Additional Financing Obligation	$-	$(695)	$-	$(695)	$-	$1,079	$-	$1,079

Loss on loan modifications	$-	$1,100	$-	$1,100	$-	$750	$-	$750

Total of expense recorded on debt instruments	$9	$1,294	$290	$1,593	$73	$2,568	$-	$2,641

NOTE 11.           DERIVATIVE LIABILITIES

In June 2008, FASB ratified guidance included in ASC 815, Derivatives and Hedging-Contracts in Entity’s Own Equity-Scoped and Scope Exceptions ("ASC 815"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts.  The guidance, which was effective January 1, 2009, provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  ASC 815 indicates that “contracts issued or held by that reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity in its statement of financial position” should not be considered derivative instruments (“Topic 815 Scope Exception”).

Prior to the implementation of ASC 815, the embedded conversion feature of the Company’s Series C and Series D Preferred Stocks and stock purchase warrants were classified as permanent equity because they met the Topic 815 Scope Exception and all of the criteria in the FASB guidance covering the accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock.  However, both the Series C and Series D convertible preferred stock conversion feature and the conversion features contained in certain warrants contain settlement provisions such that if the Company makes certain equity offerings in the future at a price lower than the conversion prices of the instruments, the conversion ratio would be adjusted.

ASC 815 provides that an instrument’s strike price or the number of shares used to calculate the settlement amount are not fixed if its terms provide for any potential adjustment, regardless of the probability of such adjustment(s) or whether such adjustments are in the entity’s control. If the instruments strike price or the number of shares used to calculate the settlement are not fixed, the instrument (or embedded feature) would still be considered indexed to an entity’s own stock if the only variables that could affect the settlement amount would be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares.  Both the warrants and preferred stocks contain a price protection provision (or anti-dilution provision) that reduces the warrant strike price or preferred conversion rate in the event the Company issues additional shares at a more favorable price than the strike price.

Under the provisions of ASC 815, the embedded conversion feature in the Company’s Series C and Series D Preferred Stock and the anti-dilution provisions in certain warrants are not considered indexed to the Company’s stock because future equity offerings of the Company’s stock are not an input to the fair value of a “fixed-for-fixed” option on equity shares.  Accordingly, beginning January 1, 2009, the Company is required to account for the embedded derivatives related to the conversion feature in its Series C and Series D Preferred Stocks and certain warrants as derivative liabilities (collectively the “Derivative Liabilities”).  In accordance with ASC 815, the cumulative effect of this change in accounting principle is recognized as an adjustment to the opening balance of the Company’s equity on January 1, 2009.  The cumulative effect adjustment is based on amounts that would have been recognized if the guidance in ASC 815 had been applied from the date the preferred stock and warrants were issued.

The Company is required to mark to market at the end of each reporting period the value of the derivative liabilities.  The Company revalues these derivative liabilities at the end of each reporting period by using available market information and commonly accepted valuation methodologies.  The periodic change in value of the derivative liabilities is recorded as either non-cash derivative income (if the value of the embedded derivative and warrants decrease) or as non-cash derivative expense (if the value of the embedded derivative and warrants increase).  Although the values of the embedded derivative and warrants are affected by interest rates, the remaining contractual conversion period and the Company’s stock volatility, the primary cause of the change in the values of the derivative liabilities will be the value of the Company’s common stock.  If the stock price goes up, the value of these derivatives will generally increase and if the stock price goes down the value of these derivatives will generally decrease.

       The Company uses a Monte-Carlo simulation methodology in the determination of the fair value of the Derivative Liabilities.  The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the Derivative Liabilities and assumptions regarding future financings. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value.

During the year ended December 31, 2009, the Company issued 6,560,000 warrants requiring derivative liability classification with a grant date fair value of approximately $1,148,000.  During the year ended December 31, 2010, the Company issued 8,250,000 warrants requiring derivative liability classification with a grant date fair value of approximately $3,312,000.

NOTE 12.           INCOME TAXES

       The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, (ASC 740). Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.  The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset.

       ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

       The Company’s uncertain position relative to unrecognized tax benefits and any potential increase in these liabilities relates primarily to the allocations of revenue and costs among our global operations and the impact of tax rulings made during the period affecting our tax positions. Our existing tax position could result in liabilities for unrecognized tax benefits. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. The amount of interest and penalties accrued as of December 31, 2010 and 2009 was $33,000 and $0, respectively.

       The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. The Company underwent an examination by the Canadian Revenue Agency (“CRA”) for the 2001 to 2008 tax years. In June 2010, the Company was notified that the CRA proposed certain significant adjustments to the Company’s transfer pricing tax position for the years 2001 through 2008.  Management evaluated these proposed adjustments and in July 2010 filed a formal notice of appeal.  In 2011, the Company was notified that certain significant portions of the Company’s appeal had been accepted by the CRA.  As a result of appeal, the Company has recorded a tax provision of approximately $126,000 and $0 for the years ended 2010 and 2009, respectively.

       Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals.  The Company adjusts these items in light of changing facts and circumstances.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

The significant components of the income tax provision (benefit) are as follows:

($ in thousands)	Year Ended December 31,
	2010	2009
Current
Federal	$—	$—
State	—	—
Foreign	126	—

Deferred
Federal	—	—
State	—	—
Foreign	—	—

	$126	$—

The principal components of the Company’s deferred tax assets (liabilities) at December 31, 2010 and 2009 are as follows:

($ in thousands)	2010	2009

Net operating loss carryforwards	$10,913	$11,265
Intangible assets	871	976
Stock based compensation	747	650
Reserves and accrued expenses	5	34
Deferred tax liability - debt discount	(1,630)	-
Other	(109)	(73)
	10,797	12,852
Less valuation allowance	(10,797)	(12,852)

Net deferred tax assets	$—	$—

A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory income tax rates to loss before income taxes is as follows:

	2010	2009

Amounts computed at statutory rates	$(1,717)	$(4,296)
State income tax, net of federal benefit	123	869
Expiration of net operating loss carryforwards	735	5,508
Non-deductible interest	667	3,450
Foreign taxes	621	549
Other	(4)	(3)
Net change in valuation allowance on deferred tax assets	(425)	(6,077)

	$—	$—

The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

At December 31, 2010 and 2009, the Company had federal net operating loss carryforwards of approximately $29,554,000 and $30,262,000, respectively, state net operating loss carryforwards of approximately $14,823,000 and $16,732,000, respectively, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards expire at various dates from 2011 through 2030. The state net operating loss carryforwards expire at various dates from 2011 through 2020.

The Internal Revenue Code (“the Code”) limits the availability of certain tax credits that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company.  The Company has reduced its deferred tax assets to zero relating to its federal and state research credits because of such limitations.  The Company continues to disclose the net operating loss carryforwards at their original amount in the table above as no potential limitation has been quantified.   The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate.

The Code also limits the availability of net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company. The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company underwent “ownership changes” in 1991, 1995, 2000, 2003 and 2004.

        Tax returns for the years 2006 through 2010 are subject to examination by taxing authorities.  The Company is currently undergoing routine sales and use tax audits for the State of California and the State of Washington.

NOTE 13.           COMMITTMENTS AND CONTINGENCIES

Employment Agreements

The Company has employment agreements with its Chief Executive Officer and Senior Vice President of Administration and Chief Financial Officer. The Company may terminate the agreements with or without cause. Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates the executive’s employment without cause or in the event of an involuntary termination  (as defined in the employment agreements) by the Company or by the executive: (i) a lump sum cash payment equal to between six months and twenty-four months of base salary, based upon specific agreements; (ii) continuation of the executive’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of each executive’s outstanding restricted stock awards and stock options. In the event that the executive’s employment is terminated within the six months prior to or the thirteen months following a change of control (as defined in the employment agreements), the executive is entitled to the severance benefits described above, except that 100% of each executive’s restricted stock awards outstanding and stock options will immediately vest. Each executive’s eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

Litigation

Currently, the Company is not involved in any legal proceedings.

Leases

The Company currently leases office, research and development space and miscellaneous small equipment under operating leases, which expire at various dates through December 2013.

At December 31, 2010, future minimum lease payments are as follows:

($ in thousands)
2011	$422
2012	$431
2013	$238
2014	$—
2015	$—
$1,091

Rental expense incurred under operating leases for the years ended December 31, 2010 and 2009 was approximately $496,000 and $419,000, respectively.

NOTE 14.                                EQUITY

The Company’s Articles of Incorporation were amended effective August 31, 1994 and authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock,” provide that both Common and Preferred Stock shall have a par value of $0.01 per share and authorize the Company to issue 50,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

Series B Convertible Redeemable Preferred Stock

In April 1995, the Company’s Articles of Incorporation were amended to authorize 750,000 shares of Series B Convertible Redeemable Preferred Stock (“Series B Preferred”). Each 5.275 shares of Series B Preferred are convertible into one share of the Company’s common stock.

The holders of Series B Preferred are entitled to cumulative preferred dividends payable at the rate of $0.2125 per share per annum commencing April 30, 1996, subject to legally available funds. The Series B Preferred plus accrued but unpaid dividends are convertible at the option of the holder into shares of common stock at a conversion price equal to the original Series B Preferred issue price as adjusted to prevent dilution. The Series B Preferred will automatically be converted into shares of common stock upon the closing of an underwritten public offering at a price per common share of not less than $31.65. If the public offering price is less than $31.65 but at least $21.10 per share, the conversion shall still be automatic upon written consent of a majority of the then outstanding shareholders of Series B Preferred.

The holders of Series B Preferred, on an as-converted basis, have the same voting rights per share as the Company’s common shares; provided, that the holders of Series B Preferred have a special right to elect one director if the Company defaults in the payment of any dividend to the holders of Series B Preferred. The holders of Series B Preferred are entitled to initial distributions of $2.50 per share of Series B Preferred outstanding, upon liquidation and in preference to common shares and any other series of preferred stock plus all accrued but unpaid dividends.

Any time after December 31, 2000, the Company has the right to redeem all or some of the outstanding shares of Series B Preferred at a price equal to the original issue price, plus all accrued but unpaid dividends.

The Company had 239,400 shares of Series B Preferred outstanding as of December 31, 2010 and 2009.  At December 31, 2010 and 2009, the Company had cumulative undeclared dividends of approximately $136,000 and $85,000, respectively.

Series C Convertible Preferred Stock

In November 2006, the Company’s Articles of Incorporation were amended to authorize 3,500 shares of Series C Convertible Preferred Stock (“Series C Preferred”). Each share of Series C Preferred is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value (initially $1,000 per share, subject to adjustment), plus any accrued and unpaid dividends, divided by the conversion price (initially $1.50 per share, subsequently adjusted to $0.50 per share and subject to further adjustment). Subject to certain limitations, the conversion price per share shall be adjusted in the event of certain subsequent stock dividends, splits, reclassifications, dilutive issuances, rights offerings, and reclassifications.  Certain activities may not be undertaken by the Company without the affirmative vote of a majority of the holders of the outstanding shares of Series C Preferred .  The Series C Preferred  does not have voting rights and is not redeemable except at liquidation. The Company may be subject to losses arising from non-delivery of shares within a specified period of time under the “buy in” provision. At January 1, 2009, the Company had issued a total of 2,500 shares of Series C Preferred.

The holders of Series C Preferred are entitled to receive cumulative dividends, (i) in common stock upon conversion of the Series C Preferred, or (ii) in cash after the payment of cash dividends to the holders of Series B Preferred at the rate per share (as a percentage of the stated value per share) of 8% per annum.

The holders of Series C Preferred are entitled to initial distributions of $1,000 per share of Series C Preferred outstanding, upon liquidation and in preference to common shares and any other series of preferred stock with the exception of Series B Preferred Stock, plus all accrued but unpaid dividends.

The Company had 2,200 shares of Series C Preferred outstanding as of December 31, 2010 and 2009.  At December 31, 2010 and 2009, the Company had cumulative undeclared dividends of approximately $756,000 and $580,000, respectively.

During the years ended December 31, 2010 and 2009 there were no conversions of Series C Preferred into common stock.

Series D Convertible Preferred Stock

In March 2007, the Company’s Articles of Incorporation were amended to authorize 2,000 shares of Series D 8% Convertible Preferred Stock (“Series D Preferred”). In August 2008, the Company’s Articles of Incorporation were further amended to increase the number of authorized shares of Series D Preferred from 2,000 to 3,000.  Each share of Series D Preferred is convertible at any time at the option of the holder into a number of shares of common stock equal to the stated value (initially $1,000 per share, subject to adjustment), plus any accrued and unpaid dividends, divided by the conversion price (initially $1.90 per share, subsequently adjusted to $0.50 per share and subject to further adjustment). Subject to certain limitations, the conversion price per share shall be adjusted in the event of certain subsequent stock dividends, splits, reclassifications, dilutive issuances, rights offerings, and reclassifications.  Certain activities may not be undertaken by the Company without the affirmative vote of a majority of the holders of the outstanding shares of Series D Preferred.  The Series D Preferred does not have voting rights and is not redeemable except at liquidation. The Company may be subject to losses arising from non-delivery of shares within a specified period of time under the “buy in” provision.

The holders of Series D Preferred are entitled to initial distributions of $1,000 per share of Series D Preferred outstanding, upon liquidation and in preference to common shares and any other series of preferred stock with the exception of Series B Preferred Stock and Series C Preferred Stock, plus all accrued but unpaid dividends.

The Company had 2,085 and 2,198 shares of Series D outstanding as of December 31, 2010 and 2009, respectively.  At December 31, 2010 and 2009, the Company had cumulative undeclared dividends of approximately $575,000 and $406,000, respectively.

During the year ended December 31, 2010, 113 shares of Series D were converted into 281,428 shares of the Company’s common stock. There were no such conversions during 2009.

Common Stock

The following table summarizes common stock activity for the following periods:

Common Stock

Shares outstanding at December 31, 2008	18,156,783
Shares issued pursuant to warrants exercised for cash	2,741,075
Shares issued pursuant to cashless warrants exercised	353,702
Shares outstanding at December 31, 2009	21,251,560
Shares issued pursuant to warrants exercised for cash	1,000,000
Shares issued pursuant to cashless warrants exercised	458,531
Conversion of preferred stocks into common	281,428
Issuance of restricted stock grants	847,258
Shares outstanding at December 31, 2010	23,838,777

During the year ended December 31, 2009, the Company issued 2,741,075 shares of common stock pursuant to the exercise of 2,741,075 warrants for cash proceeds of approximately $1,370,000.  During the year ended December 31, 2009, the Company also issued 353,702 shares of common stock pursuant to the cashless exercise of 929,395 warrants.

During the year ended December 31, 2010, a holder of existing warrants exercised 1,000,000 warrants.  In conjunction with this exercise, the Company issued 1,000,000 shares of common stock and received cash proceeds of $500,000.  During the year ended December 31, 2010, the Company also issued 458,531 shares of common stock pursuant to the cashless exercise of 1,324,873 warrants.

In January of 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board.  These shares will vest quarterly over a three-year period.  The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board.  The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date.

During the year ended December 31, 2010, 113 shares of Series D were converted into 281,428 shares of the Company’s common stock. There were no such conversions during in 2009.

Warrants

As of December 31, 2010, warrants to purchase 19,737,612 shares of common stock at prices ranging from $0.50 to $5.48 were outstanding. All warrants are exercisable as of December 31, 2010, and expire at various dates through March 2013.

The following table summarizes warrant activity for the following periods:

	Warrants	Weighted- Average Exercise Price

Balance at December 31, 2008	10,471,167	$1.00
Granted	8,951,075	$0.52
Expired / Canceled	(1,303,519)	$2.45
Exercised	(3,670,470)	$0.50
Balance at December 31, 2009	14,448,253	$0.64
Granted	8,250,000	$0.50
Expired / Canceled	(635,768)	$2.28
Exercised	(2,324,873)	$0.53
Balance at December 31, 2010	19,737,612	$0.54

      The following table summarized information about warrants outstanding and exercisable at December 31, 2010:

Exercise Price	Number Outstanding	Weighted—Average Remaining Life (Years)	Weighted—Average Exercise Price

$0.50	18,783,583	3.37	0.50

$1.00	265,280	3.59	$1.00

$1.20	270,833	2.20	$1.20

$1.67	417,916	2.24	$1.67

	19,737,612

In conjunction with the issuance of the Note in February 2009, the Company issued a warrant to the lender to purchase 4,500,000 shares on common sock of the Company.  The warrant has an exercise price of $0.50 per share and may be exercised at any time from February 12, 2009 until February 12, 2014.  Additionally, the Company entered into a Registration Rights Agreement requiring the Company to provide certain registration rights to the Lender relative to the 4,500,000 shares of common stock issuable pursuant to the warrant.

In May 2009, the Company extended the expiration date of 1,311,753 warrants from June 13, 2009 to May 27, 2010 and changed the exercise price of the warrants from $0.50 to $0.55 as consideration for the settlement in full of a $70,000 cash liability.  There were no other changes to the terms of the warrants. The Company recorded this warrant modification as the difference in fair values of the warrants using the Black-Scholes option pricing model which resulted in additional expense of approximately $52,000. Such expense in included as a component of general and administrative operating expenses in the Company’s consolidated statements of operations during 2009.

In June 2009, the Lender and the Company agreed to amend the Note (“Amendment No. 1”) whereby the Company received a waiver of default and extension of certain date sensitive covenants contained in the Note.  As consideration for the waiver and extension, the Company issued to the Lender warrants to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.50 per share.  Such warrants may be exercised at any time from June 9, 2009 until June 9, 2014.

In June 2009, the Lender and the Company further amended the Note (“Amendment No.2”) whereby the Lender advanced the Company an additional $350,000 and amended certain terms of the Note.  As consideration for the additional advance, the Company issued to the Lender warrants to purchase 700,000 shares of common stock of the Company at an exercise price of $0.50 per share.  Such warrants may be exercised at any time from June 22, 2009 until June 22, 2014.

In June 2009, the Company extended the expiration date of 2,857,629 warrants held by certain accredited investors from June 13, 2009 to July 31, 2009 to allow such warrant holders the opportunity to exercise their warrants for cash.  There were no other changes to the terms of the warrants. The Company recorded this warrant modification as the difference in fair values of the warrants using the Black-Scholes option pricing model which resulted in additional expense of approximately $7,000.  Such expense is included in the Company’s consolidated statements of operations during 2009 under the caption “Financing Expense”.

In July 2009 and ending in early August 2009, the Company undertook a series warrant financing whereby the Company received cash proceeds of approximately $1,370,000 from the exercise of 2,741,075 warrants.  The warrants were originally issued in various previous private placement financings.  In conjunction with this financing, the Company issued to such warrant holders a total of 2,401,075 additional warrants: 2,135,795 five year warrants with an exercise price of $0.50 and 265,280 five year warrants with an exercise price of $1.00 to incentivize the warrants holders to exercise their warrants.  Additionally, the Company agreed to reprice 200,000 warrants from an existing exercise price of $1.67 to $0.50 to incentivize this warrant holder to exercise.

The Company has recorded the issuance of the additional 2,401,075 warrants as a financing expense equal to the fair value of the warrants issued.  The Company determined the fair value of the warrants using the Black Scholes option-pricing model.  The Company recorded the repricing of the 200,000 warrants as a modification equal to the difference in fair value immediately before and after the modification using the Black Sholes option pricing model.  The issuance of the additional warrants and the repricing of the 200,000 warrants resulted in additional expense of approximately $1,366,000.  Such expense is included in the Company’s consolidated statements of operations during 2009 under the caption “Financing expense”.

In August 2009, the Company issued to the convertible debt holders an aggregate of 150,000 warrants in exchange for a waiver of default.  The waiver of default extended the maturity date of the convertible notes payable to January 31, 2010.  The warrants have an exercise price of $0.54 per share and may be exercised at any time until August 25, 2014.  The Company has recorded the issuance of these warrants as a financing expense equal to the fair value of the warrants using the Black Scholes option pricing model. The Company recorded approximately $52,000 pursuant to the issuance of these warrants.  Such expense is included in the Company’s consolidated statements of operations during 2009 under the caption “Interest expense, net”.

In October 2009, the Company further amended the Note (“Amendment No. 3) whereby the Lender advanced the Company an additional $300,000.  As consideration for the additional advance, the Company issued to the Lender warrants to purchase 200,000 shares of common stock of the Company at an exercise price of $0.60 per share.  Such warrants may be exercised at any time from October 5, 2009 until October 5, 2014.

During the year ended December 31, 2009, the Company issued 2,741,075 shares of common stock pursuant to the exercise of 2,741,075 warrants for cash proceeds of approximately $1,370,000.  During the year ended December 31, 2009, the Company also issued 353,702 shares of common stock pursuant to the cashless exercise of 929,395 warrants.

In conjunction with the issuance of the 6% Convertible Notes in 2010, the Company issued warrants to the holder of the secured notes to purchase 8,250,000 shares of the Company’s common stock at $0.50 per share.

During 2010, a holder of existing warrants exercised 1,000,000 warrants.  In conjunction with this exercise, the Company issued 1,000,000 shares of common stock and received cash proceeds of $500,000.  During 2010, the Company also issued 458,531 shares of common stock pursuant to the cashless exercise of 1,324,873 warrants.

NOTE 15.                                STOCK OPTION PLANS

On August 31, 1994, the directors of the Company adopted the Company’s 1994 Employee Stock Option Plan (the “1994 Plan”) and the 1994 Nonqualified Stock Option Plan (the “Nonqualified Plan”). The 1992 Stock Option Plan and options previously granted were cancelled by the Board of Directors.

The 1994 Plan originally provided for officers and other key employees to receive nontransferable incentive stock options to purchase up to 170,616 shares of the Company’s common stock. The number of stock options issued and outstanding and the number of stock options remaining available for future issuance are shown in the table below. The option price per share must be at least equal to 100% of the market value of the Company’s common stock on the date of grant and the term may not exceed ten years.

The Nonqualified Plan originally provided for directors and consultants to receive nontransferable options to purchase up to 18,957 shares of the Company’s common stock. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below. The option price per share must be at least equal to 85% of the market value of the Company’s common stock on the date of grant and the term may not exceed five years.

Both the 1994 Plan and the Nonqualified Plan are administered by the Board of Directors or a Committee of the Board which determines the employees, directors or consultants which will be granted options and the terms of the options, including vesting provisions which to date has been over a three year period. Both the 1994 Plan and the Nonqualified Plan expired on August 31, 2004.

On December 17, 1999, the Company’s Board of Directors adopted the ImageWare Systems, Inc. Amended and Restated 1999 Stock Option Plan (the “1999 Plan”). Under the terms of the 1999 Plan, the Company could, originally, issue up to 350,000 non-qualified or incentive stock options to purchase common stock of the Company. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below. The 1999 Plan has substantially the same terms as the 1994 Employee Stock Option Plan and the 1994 Nonqualified Stock Option Plan and expired on December 17, 2009.

●
The Company increased its share reserve of the amended and restated 1999 plan by 883,000 shares of the Company’s common stock. This number consists of an increase in the share reserve of 800,000 of the Company’s shares of common stock and 83,000 shares of the Company’s common stock that were reserved and available for grants under the 2001 Equity Incentive Plan, which the Company refers to as the 2001 plan. Prior to amendment, the 1999 plan had 350,000 shares reserved for issuance under the 1999 Plan.

●
Any shares not issued in connection with awards outstanding under the 2001 Plan or the 1994 Employee Stock Option Plan (which the Company refers to as the 1994 Plan) on June 7, 2005, will become available for issuance under the amended and restated 1999 Plan.

●	Any shares not issued in connection with awards granted under the 1999 plan, will become available for issuance under the amended and restated 1999 Plan.

●	The amended and restated 1999 plan prohibits the grant of stock option or stock appreciation right awards with an exercise price less than fair market value of common stock on the date of grant.

●
The amended and restated 1999 Plan also generally prohibits the “re-pricing” of stock options or stock appreciation rights, although awards may be bought out for a payment in cash or the Company’s stock.

●
The amended and restated 1999 Plan permits the grant of stock based awards other than stock options, including the grant of “full value” awards such as restricted stock, stock units and performance shares.

●
The amended and restated 1999 Plan permits the qualification of awards under the plan (payable in either stock or cash) as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

On September 12, 2001, the Company’s Board of Directors approved adoption of the 2001 Equity Incentive Plan (the “2001 Plan”). Under the terms of the 2001 Plan, the Company may issue stock awards to employees, directors and consultants of the Company, and such stock awards may be given for non-statutory stock options (options not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), stock bonuses, and rights to acquire restricted stock. The Company originally reserved 1,000,000 shares of its common stock for issuance under the 2001 Plan. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

The 2001 Plan is administered by the Board of Directors or a Committee of the Board as provided in the 2001 Plan. Options granted under the 2001 Plan shall not be less than 85% of the market value of the Company’s common stock on the date of the grant, and, in some cases, may not be less than 110% of such fair market value. The term of options granted under the 2001 Plan as well as their vesting are determined by the Board and to date, options have been granted with a ten year term and vesting over a three year period. While the Board may suspend or terminate the 2001 Plan at any time, if not terminated earlier, it will terminate on the day before its tenth anniversary of the date of adoption.

On November 9, 2007, the Company’s Board of Directors approved an amendment to the 1999 Plan, subject to shareholder approval, pursuant to which an additional 1,000,000 shares would be reserved for issuance under the plan.  In December 2007, the Company’s shareholders approved this amendment resulting in 1,000,000 shares being added to the 1999 Plan.

A summary of the activity under the Company’s stock option plans for the year ended December 31, 2010 is as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Balance at December 31, 2008	2,049,314	$1.87	7.2

Granted	330,500	$0.25	8.2
Forfeited	(79,776)	$0.47	4.6
Exercised	—	—	—

Balance at December 31,2009	2,300,038	$1.65	5.7
Granted	620,000	$0.74	9.1
Forfeited	(1,456,743)	$2.21	4.8
Exercised	—	$—	—

Balance at December 31, 2010	1,463,295	$0.71	8.1

At December 31, 2010, a total of 640,305 options were exercisable at a weighted average price of $0.84 per share, with a remaining weighted average contractual term of approximately 7.1 years.  At December 31, 2009, a total of 1,610,147 options were exercisable at a weighted average price of $2.12 per share.

At December 31, 2010, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $295,000, which will be amortized over the weighted-average remaining requisite service period of 7.3 quarters.

The intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was $0. The intrinsic value of options exercisable at December 31, 2010 and 2009 was $303,602 and $72,118, respectively.

The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2010:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$.17 – .52	558,849	8.0	$.20	365,656	$.20
$.54 - 1.04	738,348	8.9	$.75	109,215	$.84
$1.45 - 1.71	62,877	6.2	$1.62	62,213	$1.63
$1.97 – 2.62	73,750	4.6	$2.45	73,750	$2.45
$2.74 – 6.26	29,471	2.3	$2.96	29,471	$2.96
Total	1,463,295			640,305

The weighted-average grant-date fair value per share of options granted to employees during the years ended December 31, 2010 and 2009 was $0.69 and $0.22, respectively.

NOTE 16.           EMPLOYEE BENEFIT PLAN

During 1995, the Company adopted a defined contribution 401(k) retirement plan (the “Plan”). All U.S. based employees aged 21 years and older are eligible to become participants after the completion of 60 days employment. The Plan provides for annual contributions by the Company of 50% of employee contributions not to exceed 8% of employee compensation.  Effective April 1, 2009, the Plan was amended to provide for Company contributions on a discretionary basis. Participants may contribute up to 100% of the annual contribution limitations determined by the Internal Revenue Service.

Employees are fully vested in their share of the Company’s contributions after the completion of five years of service. In 2009, the Company made contributions of approximately $108,000 for the 2008 plan year and made contributions of approximately $24,000 for the 2010 plan year.  The Company has not made any discretionary contributions to the Plan.

NOTE 17.           PENSION PLAN

One of the Company’s foreign subsidiaries maintains a defined benefit pension plan that provides benefits based on length of service and final average earnings. The following table sets forth the benefit obligation, fair value of plan assets, and the funded status of the Company’s plan; amounts recognized in the Company’s consolidated financial statements; and the assumptions used in determining the actuarial present value of the benefit obligations as of December 31:

($ in thousands)	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$1,769	$1,659
Service cost	2	2
Interest cost	83	83
Actuarial gain (loss)	(8)	(9)
Effect of exchange rate changes	(76)	34
Effect of curtailment	—	—
Benefits paid	—	—
Benefit obligation at end of year	1,770	1,769

Change in plan assets
Fair value of plan assets at beginning of year	1,349	1,240
Actual return of plan assets	(23)	64
Company contributions	43	45
Benefits paid	—	—
Fair value of plan assets at end of year	1,369	1,349

Funded status	(401)	(420)
Unrecognized actuarial loss (gain)	320	340
Unrecognized prior service (benefit) cost	—	—
Additional minimum liability	(320)	(340)
Unrecognized transition (asset) liability	—	—
Net amount recognized	$(401)	$(420)
Plan Assets
Pension plan assets were comprised of the following asset categories at December 31,
Equity securities	4.50%	4.60%
Debt securities	92.00%	92.00%
Other	3.50%	3.40%
Total	100%	100%

Components of net periodic benefit cost are as follows:
Service cost	$2	$2
Interest cost on projected benefit obligations	83	83
Expected return on plan assets	—	—
Amortization of prior service costs	—	—
Amortization of actuarial loss	—	—
Net periodic benefit costs	$85	$85

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were
Discount rate	4.60%	4.60%
Expected return on plan assets	4.00%	4.00%
Rate of compensation increase	N/A	N/A
The following discloses information about the Company’s defined benefit pension plan that had an accumulated benefit obligation in excess of plan assets as of December 31,
Projected benefit obligation	$1,770	$1,769
Accumulated benefit obligation	$1,770	$1,769
Fair value of plan assets	$1,369	$1,349

      The following benefit payments are expected to be paid as follows:

2011	$—
2012	$—
2013	$—
2014	$—
2015	$18
2016 — 2020	$409

The Company made contributions to the plan of approximately $43,000 during 2010.

The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The measurement date used to determine the benefit information of the plan was January 1, 2011.

NOTE 18.        ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive income is the combination of the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30,” Compensation - Retirement Benefits - Defined Benefit Plans – Pension” and the accumulated gains or losses from foreign currency translation adjustments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries into U.S. dollars using the period end exchange rate. Revenue and expenses were translated using the weighted average exchange rates for the reporting period.

As of December 31, 2010 and 2009, the components of accumulated other comprehensive loss were as follows:

($ in thousands)	2010	2009

Additional minimum pension liability	$70	$28
Foreign currency translation adjustment	(132)	(114)
Ending balance	(62)	(86)

NOTE 19.        SUBSEQUENT EVENTS

In June 2011, the Company entered into a new, two year secured convertible 6% note (“Convertible Note No. 4”) in the amount of $500,000 purchased by the existing holder of the 6% Convertible Notes.  Convertible Note No.4 is convertible into common shares at $1.25 per share and is due June 9, 2013.  In conjunction with the issuance of Convertible Note No. 4, the Company issued warrants to purchase 300,000 shares of common stock with an exercise price of $1.25. The Warrant terminates, if not previously exercised, two years from the date of issuance, or June 9, 2013. The Warrant contains a cashless exercise provision allowing the Lender to exercise the Warrant without tendering the exercise price of the Warrant, subject to a reduction of the number of shares of common stock issuable upon exercise of the Warrant.

On July 22, 2011, the Company’s Board of Directors approved an amendment to the 1999 Plan, subject to shareholder approval, pursuant to which an additional 2,159,442 shares would be reserved for issuance under the plan.  In October 2011, the Company’s shareholders approved this amendment resulting in 2,159,442 shares being added to the 1999 Plan.

During October and November of 2011, the Company entered into a series of new unsecured short-term notes aggregating $750,000 with the existing holder of the 6% Convertible Notes.  The notes bear interest at 6% per annum and are due February 13, 2012.

On October 13, 2011, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation increasing the authorized number of shares of its common stock to 150,000,000 from 50,000,000 shares ("Certificate of Amendment"). In addition, the Company filed with the Secretary of State of the State of Delaware Certificates of Amendment to its Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock ("Series C Preferred"), and its Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock ("Series D Preferred") of the Company (together, the "Preferred Amendments"), in each case to, among other things, provide for the automatic conversion of the Series C Preferred and Series D Preferred into shares of the Company's common stock in the event the Company consummates a qualified financing of at least $10.0 million on or before December 31, 2011 ("Qualified Financing").

The Certificate of Amendment and the Preferred Amendments were approved by shareholders acting by written consent, dated October 5, 2011, and were approved by shareholders holding in excess of 50% of the shares of common stock entitled to vote with respect to each matter. In addition to the approval of the Certificate of Amendment and the Preferred Amendments, shareholders, acting by written consent dated October 5, 2011, approved a proposal to amend the Company's 1999 Stock Award Plan ("Plan") to increase the number of shares of common stock available for issuance under the Plan by 2,159,442 shares.

On December 20, 2011, the Company consummated the Qualified Financing, resulting in gross proceeds of $10.0 million, including the $750,000 of promissory notes converted into the Qualified Financing. In connection with the Qualified Financing, the Company issued 20,000,000 shares of its common stock (the “Shares”), and warrants to purchase 12,207,500 shares of its common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing. The Warrants expire five years from the date of grant. The Company also issued 90,000 shares of common stock and a Warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.

As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock. In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of the Company's existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing. In addition, in connection with the Qualified Financing, several significant investors agreed to amend certain warrants they hold to change anti-dilution provisions allowing for reductions in strike price such that the strike price could not be lowered below $0.50. The amended warrants cover a total of 7,576,643 shares of common stock. The Company is obligated to file a registration statement with the Securities and Exchange Commission on or before February 20, 2012 to register for resale the Shares and the common stock issuable upon exercise of the Warrants.

The net proceeds from the Qualified Financing, approximately $9.2 million, will be used for (i) the customization of identity management products for enterprise and consumer applications; (ii) further development of intellectual property; (iii) development of SaaS capabilities for existing products; (iv) the payment of $1.5 million principal amount of convertible promissory notes; and (v) for working capital and general corporate purposes.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except share and per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$267	$103
Accounts receivable, net of allowance for doubtful accounts of $5 at September 30, 2011 and December 31, 2010	305	239
Inventory, net	30	12
Other current assets	74	57
Total Current Assets	676	411

Property and equipment, net	18	19
Other assets	59	58
Intangible assets, net of accumulated amortization	67	78
Goodwill	3,416	3,416
Total Assets	$4,236	$3,982

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$1,104	$1,161
Deferred revenue	1,473	1,073
Billings in excess of costs and estimated earnings on uncompleted contracts	—	241
Accrued expenses	2,082	1,822
Notes payable to related parties	110	110
Total Current Liabilities	4,769	4,407

Convertible secured notes payable, net of discount	3,228	1,427
Derivative liabilities	11,573	15,653
Pension obligation	431	401
Total Liabilities	20,001	21,888

Shareholders’ deficit:
Preferred stock, authorized 4,000,000 shares:
Series B convertible redeemable preferred stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued, and 239,400 shares outstanding at September 30, 2011 and December 31, 2010; liquidation preference $772 and $734 at September 30, 2011 and December 31, 2010, respectively	2	2
Series C convertible preferred stock, $0.01 par value; designated 3,500 shares, 2,500 shares issued, and 2,200 shares outstanding at September 30, 2011 and December 31, 2010; liquidation preference $3,087 and $2,956 at September 30, 2011 and December 31, 2010, respectively	—	—
Series D convertible preferred stock, $0.01 par value; designated 3,000 shares, 2,310 shares issued, and 2,085 shares outstanding at September 30, 2011 and December 31, 2010; liquidation preference $2,792 and $2,660 at September 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 26,334,766 and 23,845,481 shares issued at September 30, 2011 and December 31, 2010, respectively, and 26,328,062 and 23,838,777 shares outstanding at September 30, 2011 and December 31, 2010, respectively	262	237
Additional paid in capital	86,261	85,186
Treasury stock, at cost - 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(81)	(62)
Accumulated deficit	(102,145)	(103,205)
Total Shareholders’ deficit	(15,765)	(17,906)

Total Liabilities and Shareholders’ Deficit	$4,236	$3,982

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product	$310	$769	$2,367	$2,640
Maintenance	750	653	2,113	1,961
	1,060	1,422	4,480	4,601
Cost of revenues:
Product	65	249	371	921
Maintenance	227	198	674	699
Gross profit	768	975	3,435	2,981

Operating expenses:
General and administrative	617	512	1,610	1,888
Sales and marketing	343	385	1,076	1,158
Research and development	683	576	1,995	1,939
Depreciation and amortization	7	13	21	39
	1,650	1,486	4,702	5,024
Loss from operations	(882)	(511)	(1,267)	(2,043)

Interest expense, net	686	60	1,955	636
Change in fair value of additional financing obligation	—	(38)	—	(553)
Change in fair value of derivative liabilities	(6,955)	(506)	(4,268)	(4,183)
Loss on debt modification	—	1,100	—	1,100
Other income, net	(10)	(12)	(19)	(314)
Income (loss) before income taxes	5,397	(1,115)	1,065	1,271
Income tax expense	2	2	6	201
Net income (loss)	5,395	(1,117)	1,059	1,070
Preferred dividends	(99)	(99)	(301)	(296)
Net income (loss) available to common shareholders	$5,296	$(1,216)	$758	$774

Basic income (loss) per common share:
Net income (loss)	$0.20	$(0.05)	$0.04	$0.04
Preferred dividends	(0.00)	(0.00)	(0.01)	(0.01)
Basic income (loss) per share available to common shareholders	$0.20	$(0.05)	$0.03	$0.03
Basic weighted-average shares	26,328,062	23,753,994	25,816,120	22,916,554

Diluted income (loss) per common share:
Diluted income (loss) per share	$0.10	$(0.05)	$0.02	$0.03
Diluted weighted-average shares	57,166,212	23,753,994	58,993,965	37,824,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$1,059	$1,070
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	21	39
Amortization of debt discount and debt issuance costs	1,676	431
Accretion of additional financing obligation costs	—	142
Loss on debt modification	—	1,100
Change in fair value of additional financing obligation	—	(695)
Change in fair value of derivative liabilities	(4,268)	(4,183)
Stock issued in lieu of cash	13	—
Stock based compensation	240	184
Change in assets and liabilities
Accounts receivable, net	(65)	247
Inventory, net	(18)	198
Other assets	(18)	9
Accounts payable	(57)	214
Accrued expenses	261	358
Deferred revenue	399	(332)
Billings in excess of costs and estimated earnings on uncompleted contracts	(241)	161
Pension obligation	30	12
Total adjustments	(2,027)	(2,115)
Net cash used in operating activities	(968)	(1,045)

Cash flows from investing activities
Purchase of property and equipment	(8)	(17)
Net cash used in investing activities	(8)	(17)

Cash flows from financing activities
Proceeds from exercised stock options	4	—
Proceeds from exercised stock purchase warrants	655	500
Proceeds from issuance of notes payable	500	250

Net cash provided by financing activities	1,159	750
Effect of exchange rate changes on cash	(19)	(30)
Net increase (decrease) in cash and cash equivalents	164	(342)

Cash and cash equivalents at beginning of period	103	342

Cash and cash equivalents at end of period	$267	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Warrants issued with notes payable	$188	$—
Additional financing obligation issued with notes payable	$—	$140
Non-cash fees added to secured note payable	$—	$85
Beneficial conversion feature of convertible debt	$188	$—
Conversion of preferred stock into common stock	$—	$27
Issuance of common stock pursuant to cashless warrant exercises	$12	$5

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$5,395	$(1,117)	$1,059	$1,070

Foreign currency translation adjustment	65	(152)	(19)	(30)
Comprehensive income (loss)	$5,460	$(1,269)	$1,040	$1,040

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Overview

ImageWare Systems, Inc. (the “Company”) is incorporated in the state of Delaware. The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses and all of the products are integrated into the IWS Biometric Engine.

Recent Developments

During the first three quarters of fiscal 2010, the Company was faced with limited funds for operations. As a result, the Company suspended filings with the Securities and Exchange Commission (“SEC”), and took measures to reduce operating costs. On December 20, 2011, the Company consummated an equity financing resulting in gross proceeds of $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing. In connection with the Qualified Financing, the Company issued 20.0 million shares of its common stock (the “Shares”), and warrants to purchase 12,207,500 shares of its common stock exercisable for $0.50 per share (“Warrants”). The Warrants expire five years from the date of grant. The Company also issued 90,000 shares of common stock and a Warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.

As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock. In addition, in connection with the Qualified Financing, a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

As a result of the consummation of the Qualified Financing, the Company was able to complete the audit of its financial statements for the fiscal year ended December 31, 2010, and is currently in the process of filing all subsequent reports required to be filed with the SEC. Management believes that the Company’s current cash and cash equivalents will be sufficient to meet working capital and capital expenditure requirements for at least the next 12 months from the date of the filing of this Quarterly Report and that the Company will have sufficient liquidity to fund its business and meet its contractual obligations over a period beyond the next 12 months.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying condensed consolidated balance sheet as of December 31, 2010, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) related to a quarterly report on Form 10-Q. Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the periods presented. All such adjustments are of a normal and recurring nature. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2010, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 that was filed with the SEC on January 17, 2012.

    Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ended December 31, 2011, or any other future periods.

Significant Accounting Policies

Accounts Receivable

In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expenses, deferred revenues and notes payable to related parties, the carrying amounts approximate fair value due to their relatively short maturities.

       Derivative Financial Instruments

              The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.
The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

       Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

       The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company recognizes revenue from the following major revenue sources:

●	Long-term fixed-price contracts involving significant customization
●	Fixed-price contracts involving minimal customization

●	Software licensing
●	Sales of computer hardware and identification media

●	Postcontract customer support (PCS)

       The Company’s revenue recognition policies are consistent with U.S. GAAP including ASC 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104”, and ASC 605-25 “Revenue Recognition , Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

The Company recognizes revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. The primary components of costs incurred are third party software and direct labor cost including fringe benefits. Revenues recognized in excess of amounts billed are classified as current assets under “Costs and estimated earnings in excess of billings on uncompleted contracts”. Amounts billed to customers in excess of revenues recognized are classified as current liabilities under “Billings in excess of costs and estimated earnings on uncompleted contracts”. Revenue from contracts for which the Company cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. The Company also generates non-recurring revenue from the licensing of its software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, when collectability is probable and when all other significant obligations have been fulfilled. The Company also generates revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenues". Sales tax collected from customers is excluded from revenue.

Customer Concentration

       For the three and nine months ended September 30, 2011, one customer accounted for approximately 14% and 38% or $147,000 and $1,684,000, respectively, of total revenues and had trade receivables at September 30, 2011 of $0. For the three and nine months ended September 30, 2010, two customers accounted for approximately 32% and 39% or $448,000 and $1,808,000, respectively, of total revenues and had trade receivables at September 30, 2010 of $0.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

FASB ASU 2010-06. In January 2010, the FASB issued FASB Accounting Standards Update, or ASU 2010-06, which amends the disclosure requirements relating to recurring and nonrecurring fair value measurements. New disclosures are required about transfers into and out of the levels 1 and 2 fair value hierarchy and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. This ASU also requires an entity to present information about purchases, sales, issuances and settlements for significant unobservable inputs on a gross basis rather than as a net number. This ASU was effective for us with the reporting period beginning January 1, 2010, except for the disclosures on the roll forward activities for Level 3 fair value measurements, which became effective for the Company beginning January 1, 2011. The adoption of this ASU had no impact on the Company’s financial position and results of operations, as it only requires additional disclosures.

FASB ASU 2010-29. In December 2010, the FASB issued FASB ASU 2010-29, which requires an entity to disclose revenue and earnings of a combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual period only. It also requires pro forma disclosures to include a description of the nature and amount of the material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The adoption of ASU 2010-29 did not impact the Company’s condensed consolidated financial statements as there were no business combinations to report.

FASB ASU 2011-05. In June 2011 the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, (“ASU 2011-05”). This new accounting standard: (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This new standard does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it affect how earnings per share is calculated or presented. ASU 2011-05 is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011, with early adoption permitted. As this new standard only requires enhanced disclosure, the adoption of ASU 2011-05 will not impact the Company’s financial position or results of operations.

FASB ASU 2011-08. In September 2011 the FASB issued ASU No. 2011-08, Goodwill and Other (Topic 350): Testing Goodwill for Impairment, (“ASU 2011-08”). This new accounting standard simplifies goodwill impairment tests and states that a qualitative assessment may be performed to determine whether further impairment testing is necessary. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 did not have a material impact on the Company’s condensed consolidated financial statements.

FASB ASU 2011-09. The FASB has issued Accounting Standards Update (ASU) No. 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. ASU 2011-09 is intended to address concerns from various users of financial statements on the lack of transparency about an employer’s participation in a multiemployer pension plan. Users of financial statements have requested additional disclosure to increase awareness of the commitments and risks involved with participating in multiemployer pension plans. The amendments in this ASU will require additional disclosures about an employer’s participation in a multiemployer pension plan. Previously, disclosures were limited primarily to the historical contributions made to the plans. ASU 2011-09 applies to nongovernmental entities that participate in multiemployer plans. For public entities, ASU 2011-09 is effective for annual periods for fiscal years ending after December 15, 2011. For nonpublic entities, ASU 2011-09 is effective for annual periods for fiscal years ending after December 15, 2012. Early adoption is permissible for both public and nonpublic entities. ASU 2011-09 should be applied retrospectively for all prior periods presented. The adoption of ASU 2011-09 did not have a material impact on the Company’s consolidated financial statements.

NOTE 3. NET INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per common share is calculated by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, convertible notes payable, stock options and warrants, calculated using the treasury stock method. For diluted earnings per share calculation purposes, the net income available to commons shareholders is adjusted to add back any preferred stock dividends and any interest on convertible debt reflected in the condensed consolidated statement of operations for the respective periods.

The table below presents the computation of basic and diluted earnings income (loss) per share:

(Amounts in thousands except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Numerator for basic earnings (loss) per share:
Net income (loss)	$5,395	$(1,117)	$1,059	$1,070
Preferred dividends	(99)	(99)	(301)	(296)
Net income (loss) available to common shareholders	$5,296	$(1,216)	$758	$774

Numerator for diluted earnings (loss) per share:
Net income (loss) available to common shareholders	$5,296	$(1,216)	$758	$774
Preferred dividends	99	—	301	296
Interest expense on convertible debt	93	—	261	6
Net income (loss) for diluted earnings (loss) per share	$5,488	$(1,216)	$1,320	$1,076

Denominator for basic earnings (loss) per share — weighted-average shares outstanding	26,328,062	23,753,994	25,816,120	22,916,554
Effect of dilutive securities	30,838,150	—	33,177,845	14,907,951
Denominator for diluted earnings (loss) per share — weighted-average shares outstanding	57,166,212	23,753,994	58,993,965	37,824,505

Basic income (loss) per share:
Net income (loss)	$0.20	$(0.05)	$0.04	$0.04
Preferred dividends	(0.00)	(0.00)	(0.01)	(0.01)
Net income (loss) available to common shareholders	$0.20	$(0.05)	$0.03	$0.03

Diluted income (loss) per share:
Net income (loss)	$0.10	$(0.05)	$0.02	$0.03

The Company has excluded the following securities from the calculation of diluted loss per share, as their effect would have been antidilutive:

Dilutive securities	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Convertible notes payable	—	226,236	—	—
Convertible preferred stock	57,490	10,982,759	56,584	52,954
Stock options	603,930	942,721	135,342	879,199
Warrants	1,254,029	11,730,948	812,925	1,426,779
Total dilutive securities	1,915,449	23,882,664	1,004,851	2,358,932

NOTE 4. SELECT BALANCE SHEET DETAILS

       Inventory

Inventories of $30,000 at September 30, 2011 were comprised of work in process of $11,000 representing direct labor costs on in-process projects and finished goods of $19,000 net of reserves for obsolete and slow-moving items of $2,000. Inventories of $12,000 at December 31, 2010 were comprised of work in process of $7,000 representing direct labor costs on in-process projects and finished goods of $5,000 net of reserves for obsolete and slow-moving items of $2,000. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value and required reserve levels.

Intangible Assets

The Company has one intangible in the form of trademarks and trade names. The carrying amounts of the Company’s acquired intangible assets were $67,000 and $78,000 as of September 30, 2011 and December 31, 2010, respectively, which include accumulated amortization of $280,000 and $269,000 as of September 30, 2011 and December 31, 2010, respectively. Amortization expense for the intangible assets was $4,000 for the three months ended September 30, 2011 and 2010 and $11,000 for the nine months ended September 30, 2011 and 2010. All intangible assets are being amortized over their estimated useful lives with no estimated residual values. Any costs incurred by the Company to renew or extend the life of intangible assets will be evaluated under ASC 350 “Intangibles – Goodwill and Other” for proper treatment.

The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	Estimated Amortization Expense ($ in thousands)
2011 (3 months)	$5
2012	16
2013	16
2014	16
2015	14
Thereafter	—
Total	$67

Goodwill

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. These tests were conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting units to the carrying value of the reporting unit. The Company has determined that its only reporting unit is Identity Management. Based on the results of these impairment tests, the Company determined that its goodwill assets were not impaired as of December 31, 2010 and there have been no indications of impairment during the nine months ended September 30, 2011 or 2010.

Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

The Company recognizes sales and cost of sales on long-term, fixed price contracts involving significant amounts of customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Such amounts are included in the accompanying consolidated balance sheets under the caption “Billings in excess of costs and estimated earnings on uncompleted contracts”.

Costs and estimated earnings on uncompleted contracts and related amounts billed under contract provisions as of September 30, 2011 and December 31, 2010 are as follows:

($ in thousands)	September 30, 2011	December 31, 2010

Costs incurred on uncompleted contract	$619	$539
Estimated earnings	1,141	980
	1,760	1,519

Less: billings to date	(1,760)	(1,760)
Billings in excess of costs and estimated earnings on uncompleted contract	$—	$(241)

NOTE 5. NOTES PAYABLE

Notes payable consist of the following:

($ in thousands)	September 30,	December 31,
	2011	2010
Secured Promissory Note
9% secured promissory note. Face value of note $0 at September 30, 2011 and December 31, 2010. Discount on note is $0 at September 30, 2011 and December 31, 2010. Note settled in December 2010.	$—	$—
Total secured notes payable	—	—
Secured Convertible Notes Payable
6% secured convertible notes payable. Face value of notes $6,000 and $5,500 at September 30, 2011 and December 31, 2010, respectively. Discount on notes is $2,772 and $4,073 at September 30, 2011 and December 31, 2010, respectively. Notes due October 2012 through June 2013.	3,228	1,427
Total convertible notes payable	3,228	1,427
Notes payable to related parties:
7% convertible promissory notes. Face value of notes $110 at September 30, 2011 and December 31, 2010. Discount on notes at is $0 at September 30, 2011 and December 31, 2010. Notes were due February 14, 2009 and extended to January 31, 2010.	110	110
Total notes payable to related parties	110	110

Total notes payable	3,338	1,537
Less current portion	(110)	(110)
Long-term notes payable	$3,228	$1,427

Future maturities of long-term debt are as follows as of September 30, 2011:

($ in thousands)
2012	$5,500
2013	500
2014	—
2015	—
Thereafter	—
$6,000

9% Secured Promissory Note

In February 2009, the Company entered into a secured promissory note (the "Note"), for $5,000,000 with a third-party lender (“the Lender”). The Note secures a credit facility for a total of up to $5,000,000. The initial advance under the Note was $1,000,000. Subsequent advances are subject to the discretion of the Lender. The note bears interest at 5% per annum on the outstanding principal and interest and is due on June 30, 2010. The Company will also pay the Lender additional financing fees (the “Additional Financing Obligation”) on the maturity date or such earlier date as may be required under the terms of the note equal to the greater of $400,000 or an amount equal to 2,000,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of such interest payment.

In conjunction with the issuance of the Note, the Company issued a warrant to purchase 4,500,000 shares of common stock of the Company. The warrant has an exercise price $0.50 per share and may be exercised at any time from February 12, 2009 until February 12, 2014. Additionally, the Company entered into a Registration Rights Agreement requiring the Company to provide certain registration rights to the Lender relative to the 4,500,000 shares of common stock of the Company issuable pursuant to the warrant.

The Company recorded the Note and Additional Financing Obligation net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender. The warrants issued in conjunction with the Note contained anti-dilution provisions, which require derivative liability classification (see Note 7). The Company estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in note discount from the issuance of the warrants of approximately $562,000. The Company recorded the Additional Financing Obligation equal to the fair values of the additional financing component using the Black-Scholes option-pricing model, which resulted in additional note discount of approximately $169,000. In addition, the Company accreted the $400,000 minimum payment to interest expense over the term of the agreement.

The Note is secured by all of the assets of the Company. Under the terms of the Note, the entire outstanding balance together with all accrued interest shall be payable on (i) the maturity date (June 30, 2010), (ii) a change of control transaction, (iii) receipt by the Company of proceeds from the sale of equity or equity linked securities of the Company in excess of $2,500,000, (iv) receipt by the Company of proceeds from the issuance by the Company of any type of additional debt instruments, or (v) upon the occurrence of an event of default under the terms of the Note.

In June 2009, the Lender and the Company agreed to amend the Note (“Amendment No. 1”) whereby the Company received a waiver of default and extension of certain date sensitive covenants contained in the Note. As consideration for the waiver and extension, the Company issued to the Lender warrants to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.50 per share. Such warrants may be exercised at any time from June 9, 2009 until June 9, 2014. In conjunction with the June 2009 waiver and extension, the interest rate on the Note was changed to 9% per annum, retroactive to February 2009.

The Company evaluated the waiver of default and interest rate change under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. The Company determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore the Company accounted for the modification as a debt extinguishment. Accordingly, the Company recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $750,000 during 2009. The loss on debt extinguishment of $750,000 includes approximately $132,000 of unamortized deferred financing fees written off due to the debt extinguishment. The Company recorded the new debt instruments net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender. The Company estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in a note discount from the issuance of the warrants of approximately $188,000. The Company is accreting the note discount and the Additional Financing Obligation discount using the effective interest rate method over the life of the Note.

In June 2009, the Lender and the Company further amended the Note (“Amendment No. 2”) whereby the Lender advanced the Company an additional $350,000 and amended certain terms of the Note. As consideration for the additional advance, the Company issued to the Lender warrants to purchase 700,000 shares of common stock of the Company at an exercise price of $0.50 per share. Such warrants may be exercised at any time from June 22, 2009 until June 22, 2014.

The Company recorded Amendment No. 2 net of a discount equal to the fair value allocated to warrants. The Company estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in a note discount from the issuance of the warrants of approximately $238,000.

In October 2009, the Lender and the Company further amended the Note (“Amendment No. 3”) whereby the Lender agreed to make additional advances in an aggregate amount up to $1,000,000 (“Third Amendment Advance”) to only be used for the purpose of compromising certain of the Company’s outstanding vendor payables or for paying for the audit of the Company’s financial statements. The amendment calls for the Company to repay the lender in full the amount of any and all Third Amendment Advances, together with all accrued and unpaid interest thereon, on or before January 31, 2010. On October 5, 2009, the Lender made an advance of $300,000 to the Company pursuant to these provisions. As consideration for the additional advance, the Company issued to the Lender warrants to purchase 200,000 shares of common stock of the Company at an exercise price of $0.60 per share. Such warrants may be exercised at any time from October 5, 2009 until October 5, 2014. As additional consideration, the Company assigned certain patents related to discontinued product lines to the Lender with the condition that the Company would participate in future proceeds generated from efforts by the Lender to monetize the patents.

The Company recorded the Amendment No. 3 borrowing net of a discount equal to the fair value allocated to warrants and the patent assignment. The warrants issued in conjunction with the Third Amendment Advance contained anti-dilution provisions, which require derivative liability classification (see Note 7). The Company estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in note discount from the issuance of the warrants of approximately $105,000. The Company estimated the fair value of the patent assignment to be $0 based on the unsuccessful attempt to monetize the patents.

   On November 4, 2009, the Lender and the Company amended the Note (“Amendment No. 4”) whereby the Lender made an additional $350,000 advance (the “Additional Advance”) under the Note. As consideration for the Additional Advance, the Company executed an assignment of all accounts receivable (the “Assignment of Receivables”) whereby the Company assigned to the Lender all of the Company’s rights, title and interest in all accounts receivable as of the date of Amendment No. 4. In December 2009, the Company paid back the $350,000 advance plus accrued interest.

In December 2009, the Lender advanced an additional $325,000 under Amendment No. 3. In December 2009, the Lender added approximately $12,000 in legal fees to the principal balance of the note.

In February 2010, the Lender and the Company further amended the Note (“Amendment No. 5”) whereby the Lender extended the due date of amounts due on January 31, 2010 to March 15, 2010.

    In March 2010, the Lender and the Company further amended the Note (“Amendment No. 6”) whereby the Lender made an additional advance of $250,000 under the Note. As consideration for the advance, the Company will pay the Lender additional interest on the maturity date or such earlier date as may be required under the terms of the Note in an amount equal to 200,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of the payment of such interest payment. As additional consideration for making the advance, the Company assigned to the Lender its rights, title and interest in and to fifty percent of certain after-cost proceeds that may be received in connection with the Company’s prosecution of certain commercial tort claims (including, but not limited to, claims related to the infringement of the Company’s intellectual property). In conjunction with Amendment No. 6, the interest rate on the Note was changed to 10% per annum, retroactive to February 2009. Also in conjunction with Amendment No. 6, the Lender extended the due dates of amounts due on March 15, 2010 to June 30, 2010.

   In conjunction with Amendments No. 5 and No. 6, the Lender added an aggregate of $15,000 to the note principal during 2010.

The Company recorded the borrowing under Amendment No. 6 net of a discount equal to the fair value of the change in the additional interest obligation of approximately $140,000. The Company estimated the fair value of the change in the additional interest obligation using the Black-Scholes option pricing model using the following assumptions: term of 0.3 years, a risk free interest rate of 0.20%, a dividend yield of 0%, and volatility of 107%.

          Amendments Nos. 2 through 6 were evaluated under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. Based on such analysis, the Company determined that such amendments were not substantial.

In June 2010, the Company did not repay the outstanding note principal and interest due under the terms of the Note, which were due on June 30, 2010. In August 2010, the Company further amended the Note (“Amendment No. 7”) whereby the Lender extended the maturity date to September 15, 2010. The Note was further amended to allow the Company a 60 day grace period beyond September 15, 2010 if, prior to September 15, 2010, the Company can deliver a customer contract (or contracts) sufficient to generate aggregate revenue of not less than $25 million. In conjunction with the amendment, the Company agreed to pay a $50,000 amendment fee (such fee to be added to the principal balance of the Note as of the date of the amendment). The Company also agreed to amend the clause in the Note requiring the Company to pay additional interest on the Note equal to the greater of $400,000 or an amount equal to 2,200,000 times the average of the five highest closing prices for the Company’s common stock from February 12, 2009 to the maturity date of the Note. The additional interest will, however, not exceed $2,200,000. Prior to the amendment this payment was based upon the average of the 10 daily closing prices immediately preceding the date of payment and had no upper limit.

The Company evaluated the Amendment No. 7 modification under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. The Company determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore the Company accounted for the modification as a debt extinguishment. Accordingly, the Company recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $1,763,000 during 2010.

On October 6, 2010, the Company entered into a Settlement Agreement (the “Agreement”) with the Lender whereby the Company agreed to pay the Lender the sum of $4,703,465 (consisting of outstanding principal, interest, amounts due under the terms of the Additional Financing Obligation and legal fees) in three payments to be made in the amount of $1,567,821 due on or before October 8, 2010; $1,567,822 due on or before November 30, 2010; and a third and final payment of $1,567,822 due on or before December 30, 2010. Interest continued to accrue at a rate of 18% per annum on the outstanding indebtedness until the date of payment. The Lender retained a first priority security interest in the assets of the Company pursuant to the terms of the Note. The Company made the scheduled installment payments in accordance with the Agreement with the final payment being made on December 8, 2010.

6% Secured Convertible Promissory Notes

On October 5, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 1”) in the amount of $2,000,000 purchased by an existing shareholder. Convertible Note No. 1 is convertible into common shares at $0.50 per share. In conjunction with the issuance of the Convertible Note No. 1, the Company issued warrants to purchase 1,000,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 1 net of a discount equal to the fair value allocated to the warrants of approximately $408,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $408,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On November 5, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 2”) in the amount of $2,000,000 purchased by the same shareholder. Convertible Note No. 2 is convertible into common shares at $0.50 per share. In conjunction with the issuance of Convertible Note No. 2, the Company issued warrants to purchase 5,000,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 2 net of a discount equal to the fair value allocated to the warrants of approximately $2,000,000. The Company estimated the fair value of the warrants to be approximately $2,074,000 using a Monte-Carlo simulation performed by an independent valuation firm, Vantage Point Advisors, Inc. The Company also recorded an additional $74,000 in November 2010 in financing expense based on the fair value of the warrants as the grant date fair value of the warrants exceeded the face amount of the convertible note. The Company will accrete the note discount over the life of the note using the effective interest rate method.

On December 8, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 3”) in the amount of $1,500,000 purchased by the same shareholder. Convertible Note No. 3 is convertible into common shares at $0.50 per share. In conjunction with the issuance of Convertible Note No. 3, the Company issued warrants to purchase 2,250,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 3 net of a discount equal to the fair value allocated to the warrants of approximately $830,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $671,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On December 8, 2010, the Company entered into a security agreement with the Lender of Convertible Notes Nos. 1 through 3 (collectively the “6% Convertible Notes”) whereby Company granted the 6% Convertible Note holder a first priority lien on and security interest in all the assets of the Company.

In June 2011, the Company entered into a new, two year secured convertible 6% note (“Convertible Note No. 4”) in the amount of $500,000 purchased by the existing holder of the 6% Convertible Notes. Convertible Note No. 4 is convertible into common shares at $1.25 per share and is due June 9, 2013. In conjunction with the issuance of Convertible Note No. 4, the Company issued warrants to purchase 300,000 shares of common stock with an exercise price of $1.25. The Warrant terminates, if not previously exercised, two years from the date of issuance, or June 9, 2013. The Warrant contains a cashless exercise provision allowing the Lender to exercise the Warrant without tendering the exercise price of the Warrant, subject to a reduction of the number of shares of common stock issuable upon exercise of the Warrant.

The Company recorded Convertible Note No. 4 net of a discount equal to the fair value allocated to the warrants of approximately $188,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $188,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

7% Convertible Promissory Notes to Related Parties

On November 14, 2008, the Company entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), aggregating $110,000 with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into common stock of the Company. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.55 (the “Conversion Price”).

In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase common stock of the Company. The warrants have an exercise price of $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

       The Company, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $12,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company has accreted the beneficial conversion feature over the life of the note.

       The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension to January 31, 2010 of the maturity date of the Related-Party Convertible Notes. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders an aggregate of 150,000 warrants to purchase shares of the Company’s common stock. The warrants have an exercise price of $0.54 per share and expire on August 25, 2014.

        The warrants issued in conjunction with the August 2009 waiver of default contain anti-dilution provisions, which require derivative liability classification (see Note 7). The Company recorded the grant date fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in the recognition of expense of approximately $52,000 which was included as a component of interest expense in the Company’s consolidated statements of operations for the year ended December 31, 2009.

The Company did not repay the notes on January 31, 2010 and is currently seeking an additional waiver of default from the holders of the Related-Party Convertible Notes.

        The following tables set forth the various components of interest expense, amortization of debt discounts and beneficial conversion features, changes in fair value of the additional financing obligation and losses recorded on debt modification for the three and nine months ended September 30, 2011 and 2010:

	Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals
($ in Thousands)
Coupon interest rate	$2	$-	$91	$93	$2	$52	$-	$54

Accretion of note discount	$-	$-	$431	$431	$-	$-	$-	$-

Accretion of beneficial conversion feature	$-	$-	$155	$155	$-	$-	$-	$-

Change in Fair Value of Additional Financing Obligation	$-	$-	$-	$-	$-	$(38)	$-	$(38)

Total of expense recorded on debt instruments	$2	$-	$677	$679	$2	$14	$-	$16

	Nine Months Ended September 30, 2011				Nine Months Ended September 30, 2010
	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals
($ in Thousands)
Coupon interest rate	$6	$-	$255	$261	$6	$170	$-	$176

Accretion of note discount	$-	$-	$1,252	$1,252	$-	$431	$-	$431

Accretion of beneficial conversion feature	$-	$-	$424	$424	$-	$-	$-	$-

Accretion of Additional Financing Obligation	$-	$-	$-	$-	$-	$142	$-	$142

Change in Fair Value of Additional Financing Obligation	$-	$-	$-	$-	$-	$(695)	$-	$(695)

Total of expense recorded on debt instruments	$6	$-	$1,931	$1,937	$6	$48	$-	$54

NOTE 6. EQUITY

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

Series B Convertible Redeemable Preferred Stock

The Company had 239,400 shares of Series B Preferred outstanding as of September 30, 2011 and December 31, 2010. At September 30, 2011 and December 31, 2010, the Company had cumulative undeclared dividends of approximately $174,000 and $136,000, respectively. There were no conversions of Series B Preferred into common stock during the nine months ended September 30, 2011 or 2010.

Series C Convertible Preferred Stock

The Company had 2,200 shares of Series C Preferred outstanding as of September 30, 2011 and December 31, 2010. At September 30, 2011 and December 31, 2010, the Company had cumulative undeclared dividends of approximately $887,000 and $756,000, respectively. There were no conversions of Series C Preferred into common stock during the nine months ended September 30, 2011 or 2010.

Series D Convertible Preferred Stock

The Company had 2,085 shares of Series D outstanding as of September 30, 2011 and December 31, 2010. At September 30, 2011 and December 31, 2010, the Company had cumulative undeclared dividends of approximately $707,000 and $575,000, respectively. During the quarter ended September 30, 2010, 113 shares of Series D Convertible Preferred Stock were converted into 281,428 shares of common stock. There were no conversions of Series D Preferred into common stock during the nine months ended September 30, 2011.

Common Stock

       The following table summarizes common stock activity for the nine months ended September 30, 2011:

Common Stock

Shares outstanding at December 31, 2010	23,838,777
Shares issued pursuant to warrants exercised for cash	1,310,000
Shares issued pursuant to cashless warrants exercised	1,154,698
Shares issued pursuant to options exercised	14,587
Shares issued as compensation in lieu of cash	10,000
Shares outstanding at September 30, 2011	26,328,062

During the nine months ended September 30, 2011, the Company issued 1,310,000 shares of common stock pursuant to the exercise of 1,310,000 warrants for cash proceeds of $655,000. During the nine months ended September 30, 2011, the Company also issued 1,154,698 shares of common stock pursuant to the cashless exercise of 1,966,358 warrants.

Warrants

As of September 30, 2011, warrants to purchase 16,401,254 shares of common stock at prices ranging from $0.50 to $1.67 were outstanding. All warrants are exercisable as of September 30, 2011 and expire at various dates through October 2014.

       The following table summarizes warrant activity for the following periods:

	Warrants	Weighted- Average Exercise Price

Balance at December 31, 2010	19,737,612	$0.54
Granted	300,000	$1.25
Expired / Canceled	(360,000)	$0.50
Exercised	(3,276,358)	$0.50
Balance at September 30, 2011	16,401,254	$0.56

       As more fully described in Note 4 to these condensed consolidated financial statements, in conjunction with the issuance of Convertible Note No. 4, the Company issued warrants to purchase 300,000 shares of common stock with an exercise price of $1.25. The Warrant terminates, if not previously exercised, two years from the date of issuance, or June 9, 2013.

During the nine months ended September 30, 2011, the Company issued 1,310,000 shares of common stock pursuant to the exercise of 1,310,000 warrants for cash proceeds of approximately $655,000. During the nine months ended September 30, 2011, the Company also issued 1,154,698 shares of common stock pursuant to the cashless exercise of 1,966,358 warrants.

There were 2,324,873 warrants exercised for 1,458,531 shares of common stock during the nine months ended September 30, 2010. Of the 2,324,873 warrants exercised, 1,000,000 were exercised for cash resulting in proceeds to the Company of $500,000, while the remaining warrants were exercised pursuant to cashless exercise. There were 635,767 warrants that expired and no warrants granted during the three and nine months ended September 30, 2010.

Stock Based Compensation

At September 30, 2011, the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC No. 718, Compensation – Stock Compensation. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in operating expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital. Stock-based compensation expense related to equity options was approximately $70,000 and $50,000 for the three months ended September 30, 2011 and 2010, respectively. Stock-based compensation expense related to equity options was approximately $210,000 and $154,000 for the nine months ended September 30, 2011 and 2010, respectively.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for the nine months ended September 30, 2011 and 2010 ranged from 135% to 144%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company during the nine months ended September 30, 2011 and 2010 was 5.9 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the nine months ended September 30, 2011 and 2010 was 2.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has estimated an annualized forfeiture rate of approximately 10% for corporate officers, 4% for members of the Board of Directors and 6% for all other employees. The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

In January of 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares will vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date. Stock-based compensation expense related to these restricted stock grants was approximately $10,000 for the three months ended September 30, 2011 and 2010, respectively. Stock-based compensation expense related to these restricted stock grants was approximately $30,000 for the nine months ended September 30, 2011 and 2010, respectively.

During March 2011, the Company granted 880,000 performance units to certain key employees that grant the holder the right to receive compensation based on the appreciation in the Company’s common stock in the event of transfer of control of the Company ("Performance Units"). As the vesting of the Performance Units is contingent upon the sale of the Company, the expense associated with the granting of the Performance Units was not material. The Performance Units issued to such key employees were terminated, and exchanged for options to purchase a total of 435,000 shares of common stock on January 30, 2012. See Note 10.

On July 22, 2011, the Company’s Board of Directors approved an amendment to the Amended and Restated 1999 Plan Stock Option Plan (the “1999 Plan”), subject to shareholder approval, pursuant to which an additional 2,159,442 shares would be reserved for issuance under the plan. In October 2011, the Company’s shareholders approved this amendment resulting in 2,159,442 shares being added to the 1999 Plan.

NOTE 7. DERIVATIVE LIABILITIES

The Company accounts for its derivative instruments under the provisions of ASC 815, Derivatives and Hedging-Contracts in Entity’s Own Equity-Scoped and Scope Exceptions (“ASC 815”). Under the provisions of ASC 815, the embedded conversion feature in the Company’s Series C and Series D Preferred Stock and the anti-dilution provisions in certain warrants are not considered indexed to the Company’s stock because future equity offerings of the Company’s stock are not an input to the fair value of a “fixed-for-fixed” option on equity shares.  Accordingly, beginning January 1, 2009, the Company is required to account for the embedded derivatives related to the conversion feature in its Series C and Series D Preferred Stocks and certain warrants as derivative liabilities (collectively the “Derivative Liabilities”).

The Company is required to mark to market at the end of each reporting period the value of the derivative liabilities.  The Company revalues these derivative liabilities at the end of each reporting period by using available market information and commonly accepted valuation methodologies.  The periodic change in value of the derivative liabilities is recorded as either non-cash derivative income (if the value of the embedded derivative and warrants decrease) or as non-cash derivative expense (if the value of the embedded derivative and warrants increase).  Although the values of the embedded derivative and warrants are affected by interest rates, the remaining contractual conversion period and the Company’s stock volatility, the primary cause of the change in the values of the derivative liabilities will be the value of the Company’s common stock.  If the stock price goes up, the value of these derivatives will generally increase and if the stock price goes down the value of these derivatives will generally decrease.

The Company uses a Monte-Carlo simulation methodology in the determination of the fair value of the Derivative Liabilities.  The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the Derivative Liabilities and assumptions regarding future financings.

During the year ended December 31, 2010, the Company issued 8,250,000 warrants requiring derivative liability classification with a grant date fair value of approximately $3,312,000. During the nine months ended September 30, 2011, the Company issued 300,000 warrants requiring derivative liability classification with a grant date fair value of approximately $188,000.

NOTE 8. FAIR VALUE ACCOUNTING

The Company accounts for fair value measurements in accordance with ASC Topic No. 820, “Fair Value Measurements and Disclosures,” (“Topic No. 820”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC Topic 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at September 30, 2011
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,517	$1,517	$—	$—
Totals	$1,517	$1,517	$—	$—
Liabilities:
Derivative liabilities	$11,573	$—	$—	$11,573
Totals	$11,573	$—	$—	$11,573

	Fair Value at December 31, 2010
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,369	$1,369	$—	$—
Totals	$1,369	$1,369	$—	$—
Liabilities:
Derivative liabilities	$15,653	$—	$—	$15,653
Totals	$15,653	$—	$—	$15,653

The Company’s pension assets are classified within Level 1 of the fair value hierarchy because they are valued using market prices. The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital.

       Beginning January 1, 2009, the Company recorded derivative liabilities on its consolidated balance sheet as derivative liabilities related to certain warrants and the conversion feature embedded in its Series C and Series D Preferred Stock. The fair value of the Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data. The Company uses Monte-Carlo simulation methodologies in the determination of the fair value of the derivative liabilities. The Monte-Carlo simulation methodologies is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future financings.

       The Company monitors the activity within each level and any changes with the underlying valuation techniques or inputs utilized to recognize if any transfers between levels are necessary. That determination is made, in part, by working with outside valuation experts for Level 3 instruments and monitoring market related data and other valuation inputs for Level 1 and Level 2 instruments.

    A reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

($ in thousands)	Derivative Liabilities

Balance at December 31, 2010	$15,653
Total unrealized gains	—
Included in earnings	(4,268)
Settlements	—
Issuances	188
Transfers in and/or out of Level 3	—
Balance at September 30, 2011	$11,573

       All unrealized gains or losses resulting from changes in value of any Level 3 instruments are reflected as a separate line in the condensed consolidated statement of operations in arriving at net loss. The Company is not a party to any hedge arrangements, commodity swap agreement or any other derivative financial instruments.

NOTE 9. RELATED PARTY TRANSACTIONS

As more fully described in Note 4, on November 14, 2008, the Company entered into a series of convertible promissory notes (the “Related Party Convertible Notes”), aggregating $110,000 with certain officers and members of the Company’s Board of Directors. The Related Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009 for which a forbearance waiver was obtained which is more fully described in Note 5.

       In conjunction with the issuance of the Related Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase Common Stock of the Company. The warrants have an exercise price $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

NOTE 10. SUBSEQUENT EVENTS

During October and November of 2011, the Company entered into a series of new unsecured short-term notes aggregating $750,000 with the existing holder of the 6% Convertible Notes. The notes bear interest at 6% per annum and are due February 13, 2012.

On October 13, 2011, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation increasing the authorized number of shares of its common stock to 150,000,000 from 50,000,000 shares ("Certificate of Amendment"). In addition, the Company filed with the Secretary of State of the State of Delaware Certificates of Amendment to its Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock ("Series C Preferred"), and its Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock ("Series D Preferred") of the Company (together, the "Preferred Amendments"), in each case to, among other things, provide for the automatic conversion of the Series C Preferred and Series D Preferred into shares of the Company's common stock in the event the Company consummates a qualified financing of at least $10.0 million on or before December 31, 2011 ("Qualified Financing").

The Certificate of Amendment and the Preferred Amendments were approved by shareholders acting by written consent, dated October 5, 2011, and were approved by shareholders holding in excess of 50% of the shares of common stock entitled to vote with respect to each matter. In addition to the approval of the Certificate of Amendment and the Preferred Amendments, shareholders, acting by written consent dated October 5, 2011, approved a proposal to amend the Company's 1999 Stock Award Plan ("Plan") to increase the number of shares of common stock available for issuance under the Plan by 2,159,442 shares.

On December 20, 2011, the Company consummated the Qualified Financing, resulting in gross proceeds of $10.0 million, including the $750,000 of promissory notes converted into the Qualified Financing. In connection with the Qualified Financing, the Company issued 20,000,000 shares of its common stock (the “Shares”), and warrants to purchase 12,207,500 shares of its common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing. The Warrants expire five years from the date of grant. The Company also issued 90,000 shares of common stock and a Warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.

As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock. In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of the Company's existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing. In addition, in connection with the Qualified Financing, several significant investors agreed to amend certain warrants they hold to change anti-dilution provisions allowing for reductions in strike price such that the strike price could not be lowered below $0.50. The amended warrants cover a total of 7,576,643 shares of common stock. The Company is obligated to file a registration statement with the Securities and Exchange Commission on or before February 20, 2012 to register for resale the Shares and the common stock issuable upon exercise of the Warrants.

The net proceeds from the Qualified Financing, approximately $9.2 million, will be used for (i) the customization of identity management products for enterprise and consumer applications; (ii) further development of intellectual property; (iii) development of SaaS capabilities for existing products; (iv) the payment of $1.5 million principal amount of convertible promissory notes; and (v) for working capital and general corporate purposes.

On January 30 2012, the Performance Units issued to certain key employees of the Company were terminated, and exchanged for options to purchase a total of 435,000 shares of common stock. The Performance Units were originally issued to the Company in March 2011, in lieu of employee stock options or other equity-based incentives since the Company did not have sufficient shares of common stock available for issuance under its 2001 Equity Incentive Plan.

58,985,584 Shares of Common Stock

IMAGEWARE SYSTEMS, INC.

Prospectus

Until           , 2012, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC registration fee	$3,379.88
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$30,000.00
Miscellaneous fees and expenses	$15,000.00
Total	$68,379.99

Item 14.  Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law;

•	the proceeding was authorized by the board of directors; or

•	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article XI of our bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

    Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

    We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

Item 15.  Recent Sales of Unregistered Securities

    Since February, 2009, we have issued the following securities that were not registered under the Securities Act of 1933:

    On December 20, 2011, the Company consummated the Qualified Financing, resulting in the issuance of 20,090,000 shares of the Company’s common stock and warrants with an exercise price of $.50 per share, together exercisable for 12,252,500 shares of common stock. The aggregate offering price of the securities was $10,045,000, which included $750,000 of promissory notes converted in the Qualified Financing.  The securities were issued to certain accredited investors.  The number of shares issuable upon exercise of the warrants issued in connection with the Qualified Financing includes 2,207,500 shares issuable upon exercise of warrants issued to the Company’s placement agent, MDB Capital Group

    As a result of the Qualified Financing, on December 20, 2011, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock according to their terms.  In addition, in connection with the Qualified Financing, a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.  Each of the above transactions resulting in the issuance of shares of the Company’s common stock upon conversion of derivative securities occurred at a price of $.50 per share.

    In addition, on the dates set forth below, the Company issued to certain accredited investors convertible promissory notes and warrants exercisable for shares of common stock of the Company at the exercise prices per share as more particularly set forth below:

Date of Issuance	Principal Amount ($)	Conversion Price	Warrant Shares
02-12-09	1,000,000		4,500,000
06-22-09	350,000		700,000
10-05-09	300,000		200,000
12-05-10	2,000,000	$.50	1,000,000
11-24-10	2,000,000	$.50	5,000,000
12-08-10	1,500,000	$.50	2,250,000
06-09-11	500,000	$1.25	300,000

    Each of the securities were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and, in the case of the Exchange Shares, Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 10, 2012.

IMAGEWARE SYSTEMS, INC.
By: /s/ S. James Miller, Jr. S. James Miller, Jr. Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. James Miller, Jr. and Wayne Wetherell, or each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ S. James Miller, Jr. S. James Miller, Jr.	Chief Executive Officer, Chairman of the Board of Directors	February 10, 2012
/s/ Wayne Wetherell Wayne Wetherell	Sr. Vice President, Chief Financial Officer, Secretary and Treasurer	February 10, 2012
/s/ John Callan John Callan	Director	February 10, 2012
/s/ David Carey David Carey	Director	February 10, 2012
/s/ Guy Steven Hamm Guy Steven Hamm	Director	February 10, 2012
/s/ David Loesch David Loesch	Director	February 10, 2012

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated October 27, 2005 (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed November 15, 2005).
3.1	Certificate of Incorporation (incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed November 15, 2005).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed October 14, 2011).
3.3	Bylaws (incorporated by reference to Annex C to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed November 15, 2005).
3.4
Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock dated November 2, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed November 20, 2006).

3.5
Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock dated November 2, 2006, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed November 20, 2006).

3.6
Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed October 14, 2011).

3.7
Certificate of Designations of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock dated March 8, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed March 15, 2007).

3.8
Certificate of Designations of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock, as amended, dated February 10, 2009, (incorporated by reference to Exhibit 3.8 to the Registrant’s Current Report on Form 10-K, filed January 17, 2012).

3.9
Certificate of Designations of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 3.3 to the Registrant's Current Report on Form 8-K filed October 14, 2011).

4.1
Warrant to Purchase Common Stock in favor of Imperial Bank, dated January 15, 1998 (incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form SB-2 (No. 333-93131), filed December 20, 1999, as amended).

4.2
Registration Rights Agreement, dated March 9, 2007, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed March 15, 2007).

4.3	Form of Warrant to Purchase Common Stock dated March 9, 2007 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed March 15, 2007).
4.4
Registration Rights Agreement, dated September 25, 2007, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed September 26, 2007).

4.5	Form of Warrant to Purchase Common Stock dated September 25, 2007 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed September 26, 2007).
4.6	Form of Warrant to Purchase Common Stock dated September 5, 2008 (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).
4.7	Form of Warrant to Purchase Common Stock dated November 14, 2008 (incorporated by reference to Exhibit 4.20 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).
4.8
Registration Rights Agreement, dated February 12, 2009, between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 4.21 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

4.9
Warrant to Purchase Common Stock, dated February 12, 2009, issued by the Registrant to BET Funding, LLC (incorporated by reference to Exhibit 4.22 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

4.10
Warrant to Purchase Common Stock, dated June 22 2009, issued by the Registrant to BET Funding, LLC (incorporated by reference to Exhibit 4.24 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

4.11
Warrant to Purchase Common Stock, dated October 5, 2009, issued by the Registrant to BET Funding, LLC (incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

4.12
Warrant to Purchase Common Stock, dated June 9, 2011, issued by the Registrant to Neal Goldman (Incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed on June 14, 2011).

4.13	Warrant to Purchase Common Stock, dated December 12, 2011(Incporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on December 21, 2011).
4.14
Registration Rights Agreement, dated December 12, 2011, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed December 21, 2011).

4.15	Form of Amendment to Warrant, dated December 14, 2011, (incorporated by reference to Exhibit 4.15 to the Registrant’s Current Report on Form 10-K, filed January 17, 2012).
5.1	Opinion of The Disclosure Law Group, dated February 10, 2012, filed herewith.
10.1
Employment Agreement, dated September 27, 2005, between the Registrant and S. James Miller (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed September 30, 2005).

10.2
Employment Agreement, dated September 27, 2005, between the Registrant and Wayne G. Wetherell (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed September 30, 2005).

10.3
Change of Control and Severance Benefits Agreement, dated October 31, 2005, between Registrant and Charles Aubuchon (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed November 3, 2005).

10.4
Form of Indemnification Agreement entered into by the Registrant with its directors and executive officers (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form SB-2 (No. 333-93131), filed December 20, 1999, as amended).

10.5	Amended and Restated 1999 Stock Plan Award (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed November 21, 2007).
10.6	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed July 14, 2005).
10.7	2001 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB, filed November 14, 2001).
10.8
Securities Purchase Agreement, dated March 9, 2007, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Registrant Current Report on Form 8-K, filed March 15, 2007).

10.9
Securities Purchase Agreement, dated September 25, 2007, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed September 26, 2007).

10.10
Product Line Purchase Agreement, dated November 30, 2006, by and between the Registrant and PhotoLynx, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed December 26, 2006).

10.11
Office Space Lease between I.W. Systems Canada Registrant and GE Canada Real Estate Equity dated July 25, 2008 (incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.12
Form of Securities Purchase Agreement, dated August 29, 2008 by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.13
Change of Control and Severance Benefits Agreement, dated September 27, 2008, between Registrant and Charles Aubuchon (incorporated by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.14
Change of Control and Severance Benefits Agreement, dated September 27, 2008, between Registrant and David Harding (incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.15
First Amendment to Employment Agreement, dated September 27, 2008, between the Registrant and S. James Miller (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.16
First Amendment to Employment Agreement, dated September 27, 2008, between the Registrant and Wayne Wetherell (incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.17	Form of Convertible Note dated November 14, 2008 (incorporated by reference to Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).
10.18
Secured Note Agreement, dated February 12, 2009, by and between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.19
Security Agreement, dated February 12, 2009, by and between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.20
Second Amendment to Change of Control and Severance Benefits Agreement, dated April 6, 2009, between Registrant and Charles Aubuchon (incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.21
Second Amendment to Change of Control and Severance Benefits Agreement, dated April 6, 2009, between Registrant and David Harding (incorporated by reference to Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.22
Second Amendment to Employment Agreement, dated April 6, 2009, between the Registrant and S. James Miller (incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.23
Second Amendment to Employment Agreement, dated April 6, 2009, between the Registrant and Wayne Wetherell (incorporated by reference to Exhibit 10.51 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.24
Waiver and Amendment Agreement to Secured Note Agreement, dated June 9, 2009 between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.52 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.25
Second Amendment to Secured Note Agreement, dated June 22, 2009 between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.53 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.26
Office Space Lease between the Registrant and Allen W. Wooddell, dated July 25, 2008 (incorporated by reference to Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.27
Third Amendment to Secured Note Agreement, dated October 5, 2009 between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.55 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.28
Fourth Amendment to Secured Note Agreement, dated November 11, 2009 between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.56 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.29
Assignment of Receivable dated November 11, 2009 between the Registrant and BET Funding, LLC (incorporated by reference to Exhibit 10.57 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.30
Third Amendment to Change of Control and Severance Benefits Agreement, dated December 10, 2009, between Registrant and Charles Aubuchon (incorporated by reference to Exhibit 10.58 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.31
Third Amendment to Change of Control and Severance Benefits Agreement, dated December 10, 2009, between Registrant and David Harding (incorporated by reference to Exhibit 10.59 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.32
Third Amendment to Employment Agreement, dated December 10, 2009, between the Registrant and S. James Miller (incorporated by reference to Exhibit 10.60 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.33
Third Amendment to Employment Agreement, dated December 10, 2009, between the Registrant and Wayne Wetherell (incorporated by reference to Exhibit 10.61 to the Registrant’s Annual Report on Form 10-K, filed February 24, 2010).

10.34	Security Agreement, dated December 28, 2010 (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K, filed on June 14, 2011).
10.35	Promissory Note dated June 9, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, filed on June 14, 2011).
10.36	Security Agreement, amended, dated June 9, 2011 (incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K, filed on June 14, 2011).
10.37
Amendment to Secured Promissory Note dated August 5, 2011 by and among the Company and BET Funding LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on August 11, 2010).

10.38
Securities Purchase Agreement, dated December 12, 2011, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 21, 2011).

10.39
Note Exchange Agreement, dated December 12, 2011, by and between the Registrant and certain accredited investors (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed December 21, 2011).

10.40
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Registrant and S. James Miller, (incorporated by reference to Exhibit 10.40 to the Registrant’s Current Report on Form 10-K, filed January 17, 2012).

10.41
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Registrant and Wayne Wetherell, (incorporated by reference to Exhibit 10.41 to the Registrant’s Current Report on Form 10-K, filed January 17, 2012).

10.42
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Registrant and David Harding, (incorporated by reference to Exhibit 10.42 to the Registrant’s Current Report on Form 10-K, filed January 17, 2012).

10.43
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Registrant and Charles Aubuchon, (incorporated by reference to Exhibit 10.43 to the Registrant’s Current Report on Form 10-K, filed January 17, 2012).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 10-K, filed February 24, 2010).
23.1	Consent of The Disclosure Law Group (included in Exhibit 5.1)
23.2	Consent of Mayer Hoffman McCann P.C., dated February 10, 2012
23.3	Consent of Independent Valuation Form, dated February 8, 2012
24.1	Power of Attorney (included in signature page to registration statement)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extention Schema
101.CAL*	XBRL Taxonomy Extention Calculation Linkbase
101.DEF*	XBRL Taxonomy Extention Definition Linkbase
101.LAB*	XBRL Taxonomy Extention Label Linkbase
101.PRE*	XBRL Taxonomy Extention Presentation Linkbase

*Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability.